                                                Filed Pursuant to Rule 424(b)(3)
                                                of the Securities Act of 1933
                                                (Registration No. 333-18675)


                             THE OASYS GROUP, INC.
                       59 N. Santa Cruz Avenue, Suite Q
                         Los Gatos, California  95030


                                                               January 7, 1997

To the Shareholders of The OASys Group, Inc.:

       The Board of Directors of The OASys Group, Inc. ("OASys") has unanimously approved and is recommending that the OASys shareholders approve the acquisition of OASys by Cabletron Systems, Inc. ("Cabletron"). In order to consider and act upon approval of this transaction, we will hold a special meeting of shareholders (the "OASys Special Meeting") at 10:00 a.m. on February 7, 1997, at the offices of OASys, 59 N. Santa Cruz Avenue, Suite Q, Los Gatos,
California. You are cordially invited to attend.

       At this meeting, the holders of OASys Common Stock and OASys Preferred Stock will be asked (i) to vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 26, 1996, among Cabletron, Small Cat, Inc. ("Merger Sub") and OASys (the "Plan of Merger") and the related Agreement of Merger (the "Merger Agreement"), and to approve the merger (the "Merger") of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into OASys pursuant to the Plan of Merger, and the transactions contemplated thereby, by which OASys would become a wholly-owned subsidiary of Cabletron, and (ii) to act upon such other matters as may properly be brought before the OASys Special Meeting. In addition, the holders of OASys Series A Preferred Stock are being asked to consent in writing to (i) a proposal to convert immediately prior to the Merger each share of OASys Series A Preferred Stock into one share of Common Stock of OASys and (ii) a proposal to terminate the Shareholder Rights Agreement (the "Shareholder Rights Agreement") dated May 16, 1996 among OASys and certain investors (thereby terminating certain registration rights, information rights and rights of first refusal). Upon the effectiveness of the Merger, each outstanding share of OASys Common Stock will be converted into the right to receive approximately 0.04237 of a share of Cabletron Common Stock, subject to the terms of the Plan of Merger which provides, among other things, for a reduction in the purchase price by the amount of certain expenses incurred by OASys in connection with the Merger. The Plan of Merger also provides that approximately 15% of the shares of Cabletron Common Stock exchanged in the Merger will be placed in escrow for up to two years to reimburse Cabletron for any breaches of OASys' representations and warranties in the Plan of Merger and for a $900,000 purchase price reduction to which Cabletron will be entitled if either Paul Doolan or Susan Marvin voluntarily terminates his or her employment with Cabletron within two years after the Merger.

       THE BOARD OF DIRECTORS OF OASYS HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER, THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE OASYS SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER, THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

       THE BOARD OF DIRECTORS OF OASYS ALSO RECOMMENDS THAT HOLDERS OF OASYS SERIES A PREFERRED STOCK CONSENT TO THE CONVERSION OF OASYS SERIES A PREFERRED STOCK INTO COMMON STOCK, AND CONSENT TO THE TERMINATION OF THE SHAREHOLDERS RIGHTS AGREEMENT.

       It is important that you vote on this transaction and, in the case of the holders of OASys Series A Preferred Stock, provide your consent in writing to the two proposals discussed above. Accordingly, we ask you to please complete, sign and date the accompanying Proxy Card, which will serve both as a proxy for your vote at the OASys Special Meeting and, for the holders of OASys Series A Preferred Stock, as a form for soliciting your written consent. The details of the proposed Merger appear in the accompanying Proxy Statement/Prospectus which is being furnished to the holders of the OASys Common Stock and the OASys Series A Preferred Stock (collectively referred to as the "OASys Stock"). You should consider carefully the investment considerations associated with the Merger discussed under "Risk Factors" in the accompanying Proxy Statement/Prospectus. Please note that one of the conditions to Cabletron's obligation to consummate the Merger (unless such condition is waived by Cabletron) is the requirement that the holders of at least 95% of the OASys Stock shall have voted to approve the Merger.

       The approval and adoption of the Plan of Merger and the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of OASys Common Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of OASys Series A Preferred Stock, voting as a separate class. The approval of the conversion of all the shares of OASys Series A Preferred Stock will require the written consent of the holders of a majority of the OASys Series A Preferred Stock. The approval of the proposal to terminate the Shareholder Rights Agreement will require the written consent of the holders of a majority of the OASys Series A Preferred Stock.

      The management of OASys appreciates the support and confidence that you have given us. We are very enthusiastic about our acquisition by Cabletron and we believe it is in the best interest of our shareholders and employees.

                                       Sincerely,


                                       Richard Pospisil
                                       President and Chief Executive Officer


Los Gatos, California

                             THE OASYS GROUP, INC.
                       59 N. Santa Cruz Avenue, Suite Q
                         Los Gatos, California  95030

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON FEBRUARY 7, 1997

To the Shareholders of THE OASYS GROUP, INC.:

       NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The OASys Group, Inc., a California corporation ("OASys"), will be held at 10:00 a.m., Pacific time, on February 7, 1997, at the offices of OASys, 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, California, to consider and act upon proposals:

       1. To approve and adopt the Agreement and Plan of Merger dated as of November 26, 1996 among Cabletron, Small Cat, Inc. ("Merger Sub") and OASys (the "Plan of Merger") and the related Agreement of Merger (the "Merger Agreement"), and to approve the merger (the "Merger") of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into OASys pursuant to the Plan of Merger and the Merger Agreement, and the transactions contemplated thereby, by which OASys would become a wholly-owned subsidiary of Cabletron.

       2. To transact such other business as may properly be brought before the Special Meeting of Shareholders.

       In addition, concurrently with the solicitation of proxies for the Special Meeting of Shareholders, holders of OASys Series A Preferred Stock are being asked to consent in writing to the following proposals:

       1. To convert immediately prior to the Merger each share of OASys Series A Preferred Stock into one share of Common Stock of OASys.

       2. To terminate immediately prior to the Merger the Shareholder Rights Agreement dated May 16, 1996 among OASys and certain investors (thereby terminating certain registration rights, information rights and rights of first refusal).

       Only stockholders of record at the close of business on January 6, 1997 are entitled to notice of and to vote at the meeting.

       In accordance with Chapter 13 of the California Corporations Code, a copy of which is enclosed as Annex B to the accompanying Proxy Statement/Prospectus, holders of OASys Stock are entitled to dissenters' rights with respect to such stock in connection with the Merger.

       All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                 By Order of the Board of Directors,



                                 Richard Pospisil
                                 President and Chief Executive Officer

Los Gatos, California
January 7, 1997

                             THE OASYS GROUP, INC.
                          PROXY/INFORMATION STATEMENT

                         -----------------------------

                            CABLETRON SYSTEMS, INC.
                                  PROSPECTUS

  This Proxy/Information Statement and Prospectus (''Proxy Statement/Prospectus'') is being furnished to the holders of (i) common stock, no par value per share (''OASys Common Stock''), and (ii) Series A Preferred Stock, no par value per share (the ''OASys Preferred Stock'') of The OASys Group, Inc., a California corporation (''OASys''), in connection with the solicitation of written consents from the holders of OASys Preferred Stock and in connection with the solicitation of proxies by the Board of Directors of OASys for use at the Special Meeting of Stockholders of OASys to be held on February 7, 1997 at the offices of OASys, 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, California, commencing at 10:00 a.m., Pacific time, and at any and all adjournments or postponements thereof (the ''OASys Special Meeting''). The OASys Common Stock and the OASys Preferred Stock are referred to together in this Proxy Statement/Prospectus as the ''OASys Stock.''

  This Proxy Statement/Prospectus also constitutes the Prospectus of Cabletron Systems, Inc., a Delaware corporation (''Cabletron''), with respect to the issuance of up to 235,294 shares of Cabletron common stock, $.01 par value per share (''Cabletron Common Stock''), to be issued to the stockholders of OASys in connection with the Merger described below, including shares issued upon exercise prior to the consummation of the Merger of outstanding options to acquire shares of OASys Common Stock. Stockholders of Cabletron will not be voting to approve the Merger. Cabletron Common Stock is traded on the New York Stock Exchange, Inc. (the ''NYSE'') under the symbol ''CS.''

  This Proxy Statement/Prospectus relates to the proposed merger (the ''Merger'') of Small Cat, Inc., a California corporation and a wholly-owned subsidiary of Cabletron (''Merger Sub''), with and into OASys, pursuant to an Agreement and Plan of Merger dated as of November 26, 1996 (the ''Plan of Merger'') by and amo ng Cabletron, Merger Sub and OASys and the related Agreement of Merger (the "Merger Agreement"). Upon consummation of the Merger, OASys will become a wholly-owned subsidiary of Cabletron. Consummation of the Merger is subject to various conditions, including (i) the approval and adoption of the Plan of Merger and the Merger Agreement by the holders of a majority of the outstanding shares of OASys Common Stock at the OASys Special Meeting, (ii) the approval and adoption of the Plan of Merger and the Merger Agreement by the holders of a majority of the outstanding shares of OASys Preferred Stock at the OASys Special Meeting, (iii) the conversion of the OASys Preferred Stock into OASys Common Stock and (iv) the termination immediately prior to the Merger of the Shareholder Rights Agreement (the "Shareholder Rights Agreement") dated May 16, 1996 among OASys and certain investors (thereby terminating certain registration rights, information rights and rights of first refusal).

  At the Effective Time (as defined below), each share of OASys Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number of shares of Cabletron Common Stock equal to a fraction (the ''Exchange Ratio''), the numerator of which is (i) $9,000,000 minus the OASys Expenses (defined below) divided by (ii) $38.25 and the denominator of which is the sum of (i) the number of shares of OASys Common Stock outstanding immediately prior to the Effective Time and (ii) the number of shares of OASys Common Stock issuable upon the conversion or exercise of all options, warrants, preferred stock and other securities of OASys convertible into or exercisable for shares of OASys Common Stock that are outstanding immediately prior to the Effective Time. The stockholders of OASys are obligated to pay OASys' legal and accounting fees and expenses associated with the Merger (the ''OASys Expenses''). Based upon the capitalization of OASys on December 11, 1996, it is currently anticipated that each share of OASys Common Stock will convert into the right to receive 0.04237 shares of Cabletron Common Stock, subject to adjustment for payment of the OASys Expenses. Each holder of OASys Common Stock shall be entitled to receive (in addition to cash in lieu of fractional shares) a number of shares of Cabletron Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of OASys Common Stock exchanged by such stockholder and (ii) the Exchange Ratio. As discussed below, of the total number of shares of Cabletron Common Stock which each shareholder of OASys is entitled to receive in the Merger, approximately 15% of such shares will be placed in escrow for up to two years. See "The Plan of Merger--Indemnification" and "--Escrow". Each option to purchase OASys Common Stock that is outstanding at the Effective Time (each an ''OASys Option'') will be assumed by Cabletron and will automatically be converted into an option to purchase a number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of OASys Common Stock subject to the OASys Option by the Exchange Ratio, at an exercise price per share equal to the aggregate exercise price for OASys Common Stock purchasable pursuant to the OASys Option divided by the product of (i) the number of shares of OASys Common Stock subject to the OASys Option and (ii) the Exchange Ratio. See ''The Merger--Conversion of Shares'' and ''--Conversion of OASys Options.''

  Approximately 35,300 shares of Cabletron Common Stock, which equal approximately 15% of the shares of Cabletron Common Stock which the OASys stockholders are entitled to receive in the Merger, will be withheld and deposited into an escrow account to secure certain indemnification and other obligations of the OASys stockholders under the Plan of Merger. See ''The Plan of Merger--Indemnification" "--Escrow.''

  All information contained in this Proxy Statement/Prospectus, or incorporated herein by reference, with respect to Merger Sub and Cabletron has been provided by Cabletron. All information contained in this Proxy Statement/Prospectus with respect to OASys has been provided by OASys.

  This Proxy Statement/Prospectus and the accompanying form of proxy/written consent are first being mailed to stockholders of OASys on or about January 7, 1997.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. OASYS STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER ''RISK FACTORS'' STARTING ON PAGE 8.

  IN ACCORDANCE WITH THE CALIFORNIA CORPORATIONS CODE, HOLDERS OF OASYS STOCK ARE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. SEE ''THE MERGER--DISSENTERS' RIGHTS.''

-----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------

The date of this Proxy Statement/Prospectus is January 7, 1997.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION................................................   1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................   2

TRADEMARKS...........................................................   2

SUMMARY..............................................................   3
 The Business of Cabletron...........................................   3
  General............................................................   3
  Recent Developments................................................   3
 The Business of OASys...............................................   3
 The Merger..........................................................   3
  Conversion of Shares; Options......................................   3
  Exchange of Certificates; Assumption of Options....................   4
  Listing............................................................   4
  Conditions to the Merger...........................................   4
  Escrow Agreement...................................................   4
  Termination........................................................   4
  Termination Fee....................................................   5
 OASys Special Meeting...............................................   5
  Time, Place and Date...............................................   5
  Record Date; Shares Entitled to Vote...............................   5
  Purposes of the Meeting and the Solicitation of Written Consents...   5
  Vote Required......................................................   5
 Conversion of the OASys Preferred Stock.............................   5
 Termination of the Shareholder Rights Agreement.....................   6
 Recommendation of OASys' Board of Directors.........................   6
 Interests of Certain Persons in the Merger..........................   6
 Certain Federal Income Tax Consequences.............................   6
 Anticipated Accounting Treatment....................................   6
 Comparative Rights of Stockholders..................................   6
 Risk Factors........................................................   6
 Employment Agreements...............................................   6
 Dissenters' Rights..................................................   7

RISK FACTORS.........................................................   8
 Competition; Sales Margins..........................................   8
 Volatility of Stock Price...........................................   8
 Fluctuations in Operating Results...................................   8
 Acquisition Strategy................................................   9
 Dependence on Key Personnel and Management of Change................   9
 Technological Changes...............................................   9
 Product Protection and Intellectual Property........................   9
 Dependence on Suppliers.............................................  10

SELECTED HISTORICAL FINANCIAL DATA...................................  11
 Cabletron...........................................................  11
 OASys...............................................................  12

COMPARATIVE PER SHARE DATA...........................................  13

MARKET PRICE PER SHARE DATA..........................................  14
 Cabletron...........................................................  14
 OASys...............................................................  14
 Dividend Policy.....................................................  14
 Recent Closing Prices...............................................  14

OASYS SPECIAL MEETING................................................  15
 Time, Place and Date................................................  15
 Matters To Be Considered at the OASys Special Meeting...............  15
 Voting at the OASys Special Meeting; Record Date....................  15



 Proxies/Written Consents..............................................  16

THE MERGER.............................................................  16
 General...............................................................  16
 Conversion of Shares..................................................  16
 Conversion of OASys Options...........................................  17
 Exchange of Certificates..............................................  17
 Notification Regarding OASys Options..................................  18
 Effective Time........................................................  18
 Background of the Merger; Recommendation of OASys' Board of Directors.  18
 OASys' Reasons for the Merger.........................................  19
 Cabletron's Reasons for the Merger....................................  19
 Certain Considerations................................................  20
 Employment Agreements; Consulting Agreement...........................  20
 Interests of Certain Persons in the Merger............................  21
 Certain Federal Income Tax Consequences...............................  21
 Anticipated Accounting Treatment......................................  23
 Governmental Filings..................................................  23
 Certain Federal Securities Law Consequences; Affiliate Letters........  23
 Stock Exchange Listing................................................  23
 Dividends.............................................................  23
 Dissenters' Rights....................................................  23

CONVERSION OF THE OASYS PREFERRED STOCK................................  24

TERMINATION OF THE SHAREHOLDER RIGHTS AGREEMENT........................  24

THE PLAN OF MERGER.....................................................  25
 Representations and Warranties........................................  25
 Conduct of Cabletron's and OASys' Business Prior to the Merger........  25
 No Solicitation.......................................................  26
 Conditions to the Merger..............................................  26
 Termination...........................................................  28
 Fees and Expenses; Termination Fee....................................  28
 Indemnification.......................................................  29
 Escrow................................................................  30

BUSINESS...............................................................  31
 General...............................................................  31
 The Market............................................................  31
 OASys Solutions.......................................................  31
 OASys Products........................................................  31
 Marketing and Sales...................................................  32
 Service and Support...................................................  32
 Product Development...................................................  32
 Manufacturing.........................................................  32
 Competition...........................................................  32
 Employees.............................................................  33
 Facilities............................................................  33
 Glossary..............................................................  33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................  34
 General...............................................................  34
 Results of Operations.................................................  34
 Liquidity and Capital Resources.......................................  34

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF OASYS...............................................................  35

DESCRIPTION OF CAPITAL STOCK OF CABLETRON..............................  36
 Common Stock..........................................................  36
 Preferred Stock.......................................................  36

COMPARISON OF STOCKHOLDER RIGHTS.......................................  36
 Voting Rights.........................................................  36
 Voting Requirements and Quorums for Stockholders Meetings.............  36
 Stockholder Meetings..................................................  37
 Amendments to Charter.................................................  37
 Bylaws................................................................  38
 Number of Directors...................................................  38
 Board Classification..................................................  38
 Nomination and Election of Directors..................................  38
 Removal of Directors..................................................  39
 Newly Created Directorships and Vacancies.............................  39
 Vote Required for Mergers.............................................  40
 Anti-takeover Provisions..............................................  40
 Fiduciary Duties of Directors.........................................  41
 Limitation on Directors' Liability....................................  41
 Imdemnification.......................................................  41
 Dividends and Other Distributions.....................................  41
 Shareholder Derivative Suits..........................................  42
 Appraisal Rights......................................................  42
 Inspection of Books and Records.......................................  43

LEGAL MATTERS..........................................................  43

EXPERTS................................................................  43

THE OASYS GROUP, INC. AUDITED FINANCIAL STATEMENTS..................... F-1

ANNEXES
 A.  Agreement and Plan of Merger...................................... A-1
 B.  Chapter 13 of the California Corporations Code.................... B-1

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION, IN ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Cabletron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the ''Exchange Act''), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the ''Commission''). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, Cabletron is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Cabletron Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Cabletron may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Cabletron has filed with the Commission a Registration Statement on Form S-4 (the ''Registration Statement'') under the Securities Act of 1933, as amended (the ''Securities Act''), with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO: CABLETRON INVESTOR RELATIONS, CABLETRON SYSTEMS, INC., 35 INDUSTRIAL WAY, ROCHESTER, NEW HAMPSHIRE 03867 (TELEPHONE: (603) 332-
9400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 27, 1997.

     The following documents which have been filed with the Commission are incorporated by reference into this Proxy Statement/Prospectus:

     1. Cabletron's Annual Report on Form 10-K for the fiscal year ended February 29, 1996 (which incorporates by reference certain information from Cabletron's Proxy Statement relating to the 1996 Annual Meeting of Shareholders) (File No. 1-10228);

     2. Cabletron's Quarterly Report on Form 10-Q and Quarterly Report on Form 10-Q/A for the fiscal quarter ended May 31, 1996;

     3. Cabletron's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1996;

     4. Cabletron's Current Report on Form 8-K filed with the Commission on October 24, 1996;

     5. Cabletron's Current Report on Form 8-K/A filed with the Commission on October 25, 1996;

     6. Cabletron's Current Report on Form 8-K/A-2 filed with the Commission on November 20, 1996; and

     7. The description of Cabletron Common Stock contained in Cabletron's Registration Statement on Form 8-A under the Exchange Act (File No. 1-10228) filed with the Commission on April 9, 1989, including all amendments and reports filed for the purpose of updating such description.

  All documents subsequently filed by Cabletron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Cabletron Common Stock, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

                                  TRADEMARKS

  Cabletron Systems and design, IMT, MMAC Plus, Synthesis, SmartSwitch, and DNI are registered trademarks of Cabletron; MMAC, SPECTRUM, ES/1 ATX, FastNet, and The Complete Networking Solution are trademarks of Cabletron. OASys has applied for registration of the trademark TARP/500. ADMIN/500, TARP, TARP/500 and Sonet Suite are trademarks of OASys. This Proxy Statement/Prospectus also contains the trademarks of other companies.

                                    SUMMARY

  Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. OASys stockholders are urged to read this Proxy Statement/Prospectus and the Annexes in their entirety.

The Business of Cabletron

  General

  Cabletron develops, manufactures, markets, installs and supports a wide range of standards-based local area network (''LAN'') and wide area network (''WAN'') connectivity hardware and software products. Cabletron's approach to networking is based on a strategy called Synthesis(R), a strategic framework which combines infrastructure products and technologies, automated management tools, and support services to allow users to migrate smoothly from traditional router-based internetworks to switch-based virtual enterprise internetworks. An integral part of Synthesis is the MMAC product family, which includes the MMAC/TM/, Cabletron's wiring closet smart hub, and the MMAC Plus(R), Cabletron's modular advanced switching intelligent hub. All of Cabletron's intelligent network products are managed by SPECTRUM(R), Cabletron's sophisticated enterprise-wide network management system. SPECTRUM incorporates Inductive Modeling Technology (''IMT(R)''), a form of artificial intelligence which provides SPECTRUM with the ability to model every element of the network, including physical cables, network devices and applications. Cabletron also produces and supports other network products, such as adapter cards, other interconnection equipment, wiring cables, and file server products, and provides a wide range of network services. Cabletron believes that its broad product line and its ability to provide full service enable it to offer its customers ''The Complete Networking Solution.''/TM/ Cabletron was incorporated in Delaware in 1988. Cabletron's principal executive offices are located at 35 Industrial Way, Rochester, New Hampshire 03867 and its telephone number is (603) 332-9400.

  Recent Developments

  On December 10, 1996, Cabletron completed its acquisition of Netlink, Inc. ("Netlink"), a supplier of frame relay access solutions for multi-protocol, mission-critical networks. The acquisition expands Cabletron's product offerings in remote access technologies for linking branch offices, data centers and telco central offices. Under the terms of the merger agreement, 4,514,638 shares of Cabletron Common Stock were exchanged for all outstanding shares of Netlink on a fully diluted basis. The transaction will be accounted for as a pooling of interests and is intended to be a tax-free reorganization.

The Business of OASys

  OASys designs, develops, and supports a family of Telecommunications Management Network ("TMN") system level software products and solutions. OASys' current products enable telephone network operators to migrate from proprietary, TL1-based network management systems to CMISE-based, open systems that follow the International Telecommunications Union ("ITU") standard TMN architecture.

  OASys is a California corporation founded in March, 1995. Its offices are located at 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, CA 95030, telephone
(408) 395-1684.

The Merger

  The Plan of Merger and the Merger Agreement provide for the merger of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into OASys, with the result that OASys would become a wholly-owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the OASys stockholders and the other conditions specified in the Plan of Merger must be satisfied or waived. See ''The Merger.''

  Conversion of Shares; Options

  Upon the consummation of the Merger, each then outstanding share of OASys Common Stock will automatically be converted into the right to receive that number of shares of Cabletron Common Stock equal to the Exchange Ratio. Based upon the capitalization of OASys on December 11, 1996, it is currently anticipated that each share of OASys Common Stock will convert into the right to receive approximately 0.04237 of a share of Cabletron Common Stock, subject to adjustment for payment of the OASys Expenses. Cash will be paid in lieu of fractional shares of Cabletron Common Stock. In the aggregate, and subject to reduction for payment of the OASys Expenses, Cabletron will exchange approximately 235,294 shares of Cabletron Common Stock for all the shares of OASys Common Stock outstanding immediately prior to the Effective Time, including shares of OASys Common Stock issued upon the conversion of the OASys Preferred Stock and issuable upon the conversion or exercise of any option, warrant, preferred stock or other security convertible into or exercisable for shares of OASys Stock that are outstanding immediately prior to the Effective Time. Based upon the capitalization of OASys and Cabletron, the stockholders of OASys will own Cabletron Common Stock representing less than 1% of the Cabletron Common Stock outstanding immediately after consummation of the Merger. See ''The Merger--Conversion of Shares.''

  Upon consummation of the Merger, each then outstanding OASys Option will be assumed by Cabletron and will automatically be converted into an option to purchase a number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of OASys Common Stock subject to the OASys Option by the Exchange Ratio, at an exercise price per share equal to the aggregate exercise price for OASys Common Stock purchasable pursuant to the OASys Option divided by the product of (i) number of shares of OASys Common Stock subject to the OASys Option and (ii) the Exchange Ratio. Cabletron will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cabletron Common Stock issuable upon exercise of the assumed OASys Options. As of January 6, 1997, the record date for the OASys Special Meeting (the ''OASys Record Date''), 153,500 shares of OASys Common Stock were subject to outstanding OASys Options, none of which are, or will become, prior to the expected Effective Time, exercisable. Upon the assumption of such OASys Options by Cabletron upon consummation of the Merger, approximately 6,500 shares of Cabletron Common Stock will be subject to such options. See ''The Merger--Conversion of OASys Options.''

  Exchange of Certificates; Assumption of Options

  As soon as practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each OASys stockholder for use in exchanging OASys Stock certificates for Cabletron Common Stock certificates. See ''The Merger--Exchange of Certificates.'' HOLDERS OF OASYS STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

  Following the Effective Time, Cabletron will issue to each person who, immediately prior thereto, was a holder of an outstanding OASys Option, a document evidencing the assumption of such OASys Option by Cabletron. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's OASys Option into an option to purchase shares of Cabletron Common Stock. See ''The Merger--Notification Regarding OASys Options.''

  Listing

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

  Conditions to the Merger

  The obligations of Cabletron and OASys to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite OASys stockholder approval, the conversion of OASys Preferred Stock into OASys Common Stock, certain employees of OASys having entered into employment agreements with Cabletron, holders of at least 95% of the OASys Stock entitled to vote on the Merger having voted to approve the Merger, the absence of any injunction prohibiting consummation of the Merger, the continuing accuracy of the other party's representations and warranties made in the Plan of Merger on and as of the Effective Time, the other party's performance of its covenants and the receipt of certain legal opinions to the effect that the Merger qualifies as a tax-free reorganization. See ''The Merger--Certain Federal Income Tax Consequences'' and ''The Plan of Merger--Conditions to the Merger.''

  Escrow Agreement

  Pursuant to an Escrow Agreement to be entered into by Cabletron, Richard Pospisil, as a representative of the holders of OASys Common Stock (the ''Stockholders Representative''), and Fleet National Bank (the ''Escrow Agent'') (the ''Escrow Agreement''), approximately 35,300 shares of Cabletron Common Stock will be deposited in escrow for two years and will be held and disposed of in accordance with the terms of the Escrow Agreement. Such shares will be available to reimburse Cabletron in connection with the following: (i) breaches of representations, warranties or covenants made by OASys in the Plan of Merger,
(ii) if Paul Doolan or Susan Marvin voluntarily terminate his or her employment with Cabletron within two years from the Effective Time, Cabletron shall be entitled to a purchase price adjustment of $900,000 which shall be paid from the escrow, and (iii) certain other matters. As a result of the Escrow Agreement, stockholders of OASys will be entitled to receive, depending on the number of dissenting shares and unexercised OASys Options at the Effective Time, approximately 85% of the shares of Cabletron Common Stock into which their shares of OASys Common Stock are converted pursuant to the Merger and the remaining 15% of the shares of Cabletron Common Stock into which the shares of OASys Common Stock are converted will be deposited in escrow for two years. See ''The Plan of Merger--Indemnification'' and ''--Escrow.''

  Termination

  The Plan of Merger is subject to termination by mutual written consent of Cabletron and OASys and at the option of either Cabletron or OASys if the Merger is not consummated before March 15, 1997. The Plan of Merger is also subject to termination upon the occurrence of certain other events. See ''The Plan of Merger --Termination.''

  Termination Fee

  Under certain circumstances, upon termination of the Plan of Merger, OASys will be required to pay Cabletron a fee of $300,000, plus certain expenses of Cabletron. See ''The Plan of Merger--Termination Fee.''

OASys Special Meeting

  Time, Place and Date

  The OASys Special Meeting will be held on February 7, 1997 at the offices of OASys, 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, California, commencing at 10:00 a.m., Pacific time.

  Record Date; Shares Entitled to Vote

  Holders of record of shares of OASys Stock at the close of business on the OASys Record Date are entitled to notice of, and to vote at, the OASys Special Meeting. At such OASys Record Date, there were outstanding 3,940,560 shares of OASys Common Stock and 1,423,800 shares of OASys Preferred Stock. Holders of shares of OASys Stock are entitled to one vote for each such share held by the holder on the proposal to approve and adopt the Plan of Merger, the Merger Agreement, the Merger, and the transactions contemplated thereby, and for any other matter to be acted upon or which may properly come before the OASys Special Meeting. In addition, holders of record of shares of OASys Preferred Stock at the close of business on the OASys Record Date are entitled to consent in writing for each share of OASys Preferred Stock held by the holder on (1) the proposal to convert each share of OASys Preferred Stock into one share of OASys Common Stock and (2) the proposal to terminate the Shareholder Rights Agreement. The presence of holders of a majority of the shares of OASys Stock in person or by proxy is required to constitute a quorum at the OASys Special Meeting. See ''OASys Special Meeting--Voting at the OASys Special Meeting; Record Date.''

  Purposes of the Meeting and the Solicitation of Written Consents

  The purposes of the OASys Special Meeting are to consider and vote upon (1) a proposal to approve and adopt the Plan of Merger and the related Merger Agreement, pursuant to which, among other things, Merger Sub will be merged with and into OASys and OASys will become a wholly-owned subsidiary of Cabletron, and each outstanding share of OASys Common Stock will be converted into the right to receive shares of Cabletron Common Stock at the Exchange Ratio and (2) such other matters as may properly be brought before the OASys Special Meeting. In addition, the holders of OASys Preferred Stock are being asked to consent in writing to (1) a proposal to convert immediately prior to the Merger each outstanding share of OASys Preferred Stock into one share of OASys Common Stock and (2) a proposal to terminate immediately prior to the Merger the Shareholder
Rights Agreement.   See ''OASys Special Meeting--Matters To Be Considered at the
OASys Special Meeting.''

  Vote Required

  The approval and adoption by the OASys stockholders of the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the outstanding shares of OASys Common Stock, voting separately as a class, and the affirmative vote of the holders of a majority of the outstanding shares of the OASys Preferred Stock, voting separately as a class. See ''OASys Special Meeting-- Voting at the OASys Special Meeting; Record Date.''

  The conversion of each outstanding share of OASys Preferred Stock into one share of OASys Common Stock will require the written consent of the holders of a majority of the outstanding shares of the OASys Preferred Stock, voting separately as a class. See ''OASys Special Meeting--Voting at the OASys Special Meeting; Record Date.''

  The approval of the proposal to terminate the Shareholder Rights Agreement will require the written consent of the holders of a majority of the outstanding shares of the OASys Preferred Stock, voting separately as a class. See ''OASys Special Meeting--Voting at the OASys Special Meeting; Record Date'' and ''Termination of the Shareholder Rights Agreement.''

  As of the OASys Record Date, directors and executive officers of OASys and their affiliates had the right to vote approximately 84% of the outstanding shares of OASys Common Stock and 18% of the outstanding shares of OASys Preferred Stock. Each of the directors and executive officers and certain of their affiliates has executed an irrevocable proxy in favor of Cabletron authorizing Cabletron (i) to vote all the outstanding shares of OASys Stock over which he or she has voting control in favor of approval and adoption of the Plan of Merger and the Merger Agreement and (ii) to sign written consents in favor of converting the OASys Preferred Stock into OASys Common Stock. See ''The Merger-- Interests of Certain Persons in the Merger'' and ''Principal Stockholders of OASys.''

Conversion of the OASys Preferred Stock

  It is a condition to the consummation of the Merger that each share of OASys Preferred Stock be converted into OASys Common Stock prior to the Effective Time. Each share of OASys Preferred Stock may be converted into OASys

Common Stock, at any time, at the election of the holder. In addition, all of the OASys Preferred Stock will automatically convert into OASys Common Stock upon the written consent of the holders of a majority of the outstanding shares of OASys Preferred Stock. See ''Conversion of the OASys Preferred Stock.''

Termination of the Shareholder Rights Agreement

  The Shareholder Rights Agreement grants certain registration rights, information rights and rights of first refusal to holders of OASys Preferred Stock. It is a condition to the consummation of the Merger that the Shareholder Rights Agreement be terminated prior to the Effective Time. The written consent of the holders of a majority of the outstanding shares of OASys Preferred Stock is required to terminate the Shareholder Rights Agreement. See ''Termination of the Shareholder Rights Agreement.''

Recommendation of OASys' Board of Directors

  The Board of Directors of OASys has unanimously approved the Plan of Merger, the Merger Agreement and the Merger, and the transactions contemplated thereby, and recommends that holders of OASys Stock approve and adopt the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby. The Board of Directors of OASys also recommends that holders of OASys Preferred Stock consent in writing to the conversion of the OASys Preferred Stock into OASys Common Stock and consent in writing to the termination of the Shareholder Rights Agreement. See ''The Merger--Background of the Merger; Recommendation of OASys's Board of Directors.''

Interests of Certain Persons in the Merger

  In considering the recommendation of the OASys Board of Directors with respect to the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby, the OASys stockholders should be aware that certain directors and officers of OASys have entered into employment agreements with Cabletron with respect to employment following the Merger and one officer has entered into a consulting agreement with Cabletron with respect to consulting work following the Merger. The employment arrangements and the consulting arrangement present these directors and officers with potential conflicts of interest. See ''The Merger--Interests of Certain Persons in the Merger,'' and ''--Employment Agreements; Consulting Agreement.''

Certain Federal Income Tax Consequences

  The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the ''Code''), so that, except for cash received in lieu of fractional shares, no gain or loss will be recognized for federal income tax purposes by a holder of OASys Common Stock upon receipt of Cabletron Common Stock in exchange for shares of OASys Common Stock pursuant to the Merger. It is a condition to the Merger that Cabletron and OASys shall have each received an opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. Such opinions will be based on various representations, qualifications and assumptions. Holders of OASys Stock are urged to consult their own tax advisors concerning the specific tax consequences of the Merger to them, including any foreign, state or local tax consequences of the Merger. See ''The Merger--Certain Federal Income Tax Consequences.''

Anticipated Accounting Treatment

  The Merger is expected be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. See ''The Merger--Anticipated Accounting Treatment.''

Comparative Rights of Stockholders

  The rights of stockholders of OASys are currently governed by Title I, Division 1 of the California Corporations Code (the "CCC"), OASys' Restated Articles of Incorporation and OASys' Bylaws. Upon consummation of the Merger, stockholders of OASys will become stockholders of Cabletron, and their rights as stockholders of Cabletron will be governed by the General Corporation Law of the State of Delaware (the "DGCL"), Cabletron's Restated Certificate of Incorporation and Cabletron's Bylaws. For a discussion of various differences between the rights of stockholders of OASys and the rights of stockholders of Cabletron, see ''Comparison of Stockholder Rights.''

Risk Factors

  IN CONSIDERING WHETHER TO APPROVE THE PLAN OF MERGER AND THE CONSUMMATION OF THE MERGER, OASYS STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION ''RISK FACTORS.''

Employment Agreements

  It is a condition to consummation of the Merger that certain specified employees of OASys have entered into employment agreements with Cabletron, that such agreements be in force at the Effective Time and that such employees shall be employed by OASys immediately prior to the Effective Time. As of the date of mailing of this Proxy Statement/Prospectus, each of these employees has entered into an employment agreement with Cabletron. See ''The Merger-- Employment Agreements.''

Dissenters' Rights

  Holders of OASys Stock who object to the Merger may, under certain circumstances and by following procedures prescribed by the CCC, exercise dissenters' rights and receive cash for their shares of OASys Stock in an amount equal to the fair value of the OASys Stock as determined pursuant to such procedures. The failure of a dissenting shareholder of OASys to follow the appropriate procedures will result in the termination or waiver of such rights. In the event that an OASys shareholder who attempts to exercise dissenters' rights should fail to make a proper demand for payment or otherwise loses his or her status as a dissenting shareholder, such OASys shareholder shall be entitled to receive from Cabletron the same number of shares of Cabletron Common Stock and cash payment in lieu of any fractional share that such OASys shareholder would have received in the Merger if he or she had not attempted to exercise dissenters' rights. See "The Merger--Dissenters' Rights."

RISK FACTORS

  The following risk factors should be considered by holders of OASys Stock in evaluating whether to approve and adopt the Plan of Merger and the consummation of the Merger and thereby become holders of Cabletron Common Stock. These factors should be considered in conjunction with the other information contained in this Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated by reference herein.

  Competition; Sales Margins.   The computer networking industry is intensely
competitive and subject to increasing consolidation. Cabletron expects competition to increase significantly in the future from its primary competitors (Cisco Systems, Inc., Bay Networks, Inc. and 3Com Corporation) and other existing competitors and from potential competitors that may enter Cabletron's existing or future markets. Cabletron's competitors consist primarily of three types of companies: independent network vendors, large computer manufacturers, and manufacturers of specific network devices. Increased competition could result in price reductions, reduced margins and loss of market share, any or all of which could materially and adversely affect Cabletron's business and operating results and increase fluctuations in operating results. See ''Risk Factors--Fluctuations in Operating Results.'' Cabletron's margins may also decrease as a result of changes in product mix, increased sales through lower margin sales channels, increased component costs and higher research and development and sales, general and administrative expenses which may be necessary in future periods to meet the demand of greater competition. Competitors may develop new products with features that could adversely affect the competitive position of Cabletron's products. There can be no assurance that Cabletron will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that Cabletron will be able to respond effectively to technological changes, new standards or product announcements by competitors. Cabletron's competitors include many large domestic and foreign companies, as well as emerging companies attempting to sell products to specialized markets such as those addressed by Cabletron.

  Cabletron's primary competitors have recently acquired several other networking companies possessing complementary technologies, and Cabletron expects that such acquisitions will continue in the future. The acquisition of these technologies may allow Cabletron's primary competitors to offer new products without the lengthy time delays typically associated with internal product development. As a consequence, such competitors may be able to more swiftly meet the growing demand for so-called ''end-to-end'' enterprise-wide networking solutions. With such increased competition, Cabletron anticipates an increase in the degree of sales variability and a decreased ability to predict aggregate sales demand. Certain of these acquisitions may also have the effect of limiting Cabletron's access to commercially significant technologies. The greater resources of the competitors engaged in these acquisitions may permit them to accelerate the development and commercialization of new competitive products and the marketing of existing competitive products to their larger installed bases. Cabletron expects that competition will increase substantially as a result of these and other industry consolidations.

  In the past, Cabletron has relied upon a combination of internal product development and partnerships with other networking vendors to broaden its product line to meet this demand for ''end-to-end'' enterprise wide solutions. The increasing competitiveness among vendors, together with acquisitions by Cabletron and its competitors of smaller networking companies possessing complementary technologies, may materially limit Cabletron's ability to continue to partner with other vendors for new or complementary products. For example, pursuant to agreements with Cisco, Cabletron markets certain Cisco products in conjunction with its own products. Cisco has notified Cabletron that these agreements will not be renewed as they expire or will be terminated. The first of these agreements expired on October 22, 1996. Cabletron has acquired or developed products intended to replace certain of these Cisco products. There can be no assurance that Cabletron will not experience difficulties that could delay or interfere with Cabletron's ability to successfully introduce, manufacture or market such replacement products or to supply Cisco products to its customers. In the future, Cabletron expects to meet the demand for a broad array of products primarily through internal development and acquisitions. There can be no assurance that Cabletron will be successful in developing or acquiring products that will meet customers needs.

  Volatility of Stock Price.   As is frequently the case with the stocks of high
technology companies, the market price of Cabletron's stock has been, and may continue to be, volatile. Factors such as quarterly fluctuations in results of operations, increased competition, the introduction of new products by Cabletron or its competitors, expenses or other difficulties associated with assimilating OASys, Netlink, Inc., Network Express, Inc., ZeitNet, Inc. and other companies that may be acquired in the future by Cabletron, changes in the mix of sales channels, the timing of significant customer orders (the average dollar amount of customer orders has increased in recent periods), and macroeconomic conditions generally, may have a significant impact on the market price of the stock of Cabletron. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high-technology companies and which, on occasion, have appeared to be unrelated to the operating performance of such companies. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant adverse effect on the market price of Cabletron's stock in any given period.

  Fluctuations in Operating Results.   A variety of factors may cause period-to-
period fluctuations in the operating results of Cabletron. Such factors include, but are not limited to, product mix, competitive pricing pressures, materials costs and timely availability, revenue and expenses related to new products and new versions or upgrades of existing products, as well as delays in customer purchases in anticipation of the introduction of new products or new versions of existing products by Cabletron or its competitors. Further, because of the possibility of customer changes in delivery schedules, cancellation of orders, purchasing patterns or inventory levels, backlog as of any particular date is not indicative of future revenue. In particular, Cabletron has been experiencing longer sales cycles for its core products as a result of the increasing dollar amount of customer orders and longer customer planning cycles. In addition, the increase in the average dollar amount of customer orders has increased the possibility that the operating results for a quarter could be materially adversely affected if a number of large customer orders are either not received or are delayed, due, for example, to cancellations, delays or deferrals by customers. Cabletron plans to continue to invest in research and development, sales and marketing and technical support staff, and its earnings could be adversely affected if it is unable to match spending to revenue levels. Moreover, with industry standards established and new standards emerging, more companies have developed standards-based products and are seeking to compete on the basis of price. If Cabletron does not respond with lower production costs, pricing pressures could aversely affect future earnings. Accordingly, past results may not be indicative of future results.

  Acquisition Strategy.   Cabletron has addressed the need to develop new
products, in part, through the acquisition of other companies. Acquisitions, such as the Merger, involve numerous risks including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which Cabletron has no or limited direct prior experience and where competitors in such markets have stronger market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of such companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following an acquisition will require the dedication of management resources that may temporarily distract attention from the day-to-day business of Cabletron. The inability of management to successfully integrate the operations of such companies could have a material adverse effect on the business and results of operations of Cabletron. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake formal initiatives to attract customers and to recruit key employees through various incentives.

  Dependence on Key Personnel and Management of Change.   Cabletron's success
depends upon the continued contributions of Craig R. Benson, Chairman and Chief Operating Officer, S. Robert Levine, President and Chief Executive Officer, Christopher J. Oliver, Director of Engineering and Manufacturing, and certain other key personnel, many of whom would be difficult to replace. If these key personnel were to leave Cabletron, operating results could be adversely affected. The success of Cabletron will depend on the ability of Cabletron to attract and retain skilled employees, and on the ability of its officers and key employees to manage change successfully.

  Technological Changes.   The market for networking products is subject to
rapid technological change, evolving industry standards and frequent new product introductions, and therefore requires a high level of expenditures for research and development. Cabletron may be required to incur significant expenditures to develop such new integrated product offerings. There can be no assurance that customer demand for products integrating routing, switching, hub, network management and remote access technologies will grow at the rate expected by Cabletron, that Cabletron will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that Cabletron will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new product and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Cabletron's business, operating results and financial condition may be materially and adversely affected if Cabletron encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, Cabletron must also continue to enhance its existing products and there is no assurance that it will be able to do so. A portion of future revenues will come from new products and services. Cabletron cannot determine the ultimate effect that new products will have on its revenues, earnings or stock price.

  Product Protection and Intellectual Property.   Cabletron's success depends in
part on its proprietary technology. Cabletron attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Cabletron believes, however, that its success will depend to a greater extent upon innovation, technological expertise and distribution strength. There can be no assurance that the steps taken by Cabletron in this regard will be adequate to prevent misappropriation of its technology or that Cabletron's competitors will not independently develop technologies that are substantially equivalent or superior to Cabletron's technology. In addition, the laws of some foreign countries do not protect Cabletron's proprietary rights to the same extent as do the laws of the United States. No assurance can be given that any patents issued to Cabletron will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

  Although Cabletron does not believe that its products infringe the proprietary rights of any third parties, third parties have asserted infringement and other claims against Cabletron from time to time, and there can be no assurance that third parties will not assert such claims against Cabletron in the future or that such claims will not be successful. Patents have been granted recently on fundamental technologies incorporated in Cabletron's products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed by third parties which, if issued as patents, could relate to Cabletron's products. In addition, participants in Cabletron's industry also rely upon trade secret law. Cabletron could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on Cabletron's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block Cabletron's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on Cabletron's business, financial condition and results of operations.

  Dependence on Suppliers.   Cabletron's products include certain components,
including application specific integrated circuits (''ASICs''), that are currently available from single or limited sources, some of which require long order lead times. In addition, certain of Cabletron's products and sub-assemblies are manufactured by single source third parties. With the increasing technological sophistication of new products and the associated design and manufacturing complexities, Cabletron anticipates that it may need to rely on additional single source or limited suppliers for components or manufacture of products and subassemblies. Any reduction in supply, interruption or extended delay in timely supply, variances in actual needs from forecasts for long order lead time components, or change in costs of components could affect Cabletron's ability to deliver its products in a timely and cost-effective manner and may adversely impact Cabletron's operating results and supplier relationships.

SELECTED HISTORICAL FINANCIAL DATA

  The following Selected Historical Financial Data of Cabletron has been derived from its consolidated historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The selected financial data of OASys as of December 31, 1995 and September 30, 1996 and for the period from March 22, 1995 (date of inception) to December 31, 1995 and for the period of nine months ended September 30, 1996 are derived from the financial statements of OASys that have been audited by Coopers & Lybrand L.L.P., independent accountants, and that are included elsewhere in this Proxy Statement/Prospectus. The selected financial data of OASys set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in the Proxy Statement/Prospectus.

  The consolidated financial statements of Cabletron give retroactive effect to the mergers of Cabletron and ZeitNet, Inc. and of Cabletron and Network Express, Inc., which have been accounted for as poolings of interests. No cash dividends have been declared or paid on Cabletron Common Stock or OASys Common Stock. The consolidated financial statements of Cabletron do not give retroactive effect to the merger with Netlink, Inc., which has been accounted for as a pooling of interests and was consummated on December 10, 1996, as such merger does not have a material effect on the consolidated financial statements of Cabletron for any of the periods presented above.

Cabletron

                                                                                             Six Months Ended
                                            Year Ended the Last Day of February,                August 31,
                                     -----------------------------------------------------  ------------------
                                         1996         1995      1994      1993      1992       1996     1995
                                     ----------     --------  --------  --------  --------  ---------  -------

                                             (in thousands, except per share data)
Income Statement Data:
Net sales.........................   $1,093,107     $824,676  $602,486  $419,607  $290,763    659,046  510,748
Income from operations............      209,257      238,953   176,503   124,023    86,225    137,379  143,875
Net income........................      147,101(1)   162,595   118,321    83,201    56,287     95,633   98,658
Net income per share(2)...........        $0.98        $1.11     $0.82     $0.59     $0.40       0.63     0.67
Weighted average number of shares
 outstanding(2)...................      149,436      146,710   143,691   141,456   140,209    150,972  146,278

Balance Sheet Data:
Working capital...................   $  487,244     $379,896  $258,463  $234,114  $162,459    561,045  451,845
Total assets......................      992,276      697,686   502,377   344,517   236,736  1,136,169  866,095
Total stockholders' equity........      811,285      592,726   425,719   289,279   203,449    918,492  735,223
--------------

(1) Net income for fiscal 1996 included a charge, net of taxes, of approximately $52.3 million, or $0.35 per share, related to the acquisition of the Enterprise Networks Business Unit of Standard Microsystems Corporation (''SMC'') and a charge, net of taxes, of approximately $8.4 million, related to the acquisition of Fivemere, Ltd. by Network Express, Inc., a subsidiary of Cabletron.

(2) The net income per share and weighted average number of shares outstanding have been adjusted to reflect the two-for-one stock split of Cabletron Common Stock which took effect on November 26, 1996.

OASYS



                                                                  Cumulative
                                                Period from       period from
                                               March 22, 1995    March 22, 1995
                               Nine months       (date of          (date of
                                  ended         inception) to    inception) to
                              September 30,     December 31,     September 30,
                                   1996             1995             1996
                             ----------------  ---------------  ---------------

Income Statement Data:
Net sales.....................    $  567,867       $  453,261       $1,021,128
Loss from operations..........       671,807          179,523          851,330
Net loss......................       684,259          182,438          866,697
Net loss per share............    $     0.15       $     0.05       $     0.19
Weighted average number of
 shares outstanding...........     4,503,003        4,000,000        4,465,975


Balance Sheet Data:                 September 30,    December 31,
                                       1996              1995
                                  ---------------   --------------
Working capital...............    $ (210,082)         $ (267,240)
Total assets..................       310,861             169,579
Total stockholders' equity
 (deficit)....................      (162,347)         $ (174,438)

COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of Cabletron and OASys and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a purchase accounting basis assuming the issuance of 0.04237 shares of Cabletron Common Stock in exchange for each share of OASys Common Stock. The actual Exchange Ratio is subject to adjustment for the payment of the OASys Expenses. These data should be read in conjunction with the Selected Historical Financial Data and the separate historical consolidated financial statements of Cabletron and OASys included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                Six Month Period Ended      Year Ended
                                    August 31, 1996      February 29, 1996
                                -----------------------  -----------------
Historical Per Cabletron
 Share (1):
 Net income................             $0.63                   $0.98
 Book value.................................................    $5.37

                                Nine Month Period Ended     Year Ended
                                   September 30, 1996    December 31, 1995
                                -----------------------  ------------------

Historical Per OASys Share:

 Net income (loss).........             $(.15)                  $(.05)
 Book value (deficiency)....................................    $(.04)

                                 Six Month Period Ended     Year Ended
                                    August 31, 1996      February 29, 1996
                                -----------------------  -----------------
 Pro Forma Combined Per
 Cabletron Share (1)(2):
 Net income................             $0.63                   $0.98
 Book value.................................................    $5.37


                                Nine Month Period Ended     Year Ended
                                   September 30, 1995    December 31, 1995
                                -----------------------  ------------------

Equivalent Pro Forma
 Combined Per
  OASys Share (2)(3):
 Net income................             $ .03                   $ .04
 Book value.................................................    $ .23

_______________
(1) The net income per share and book value per share have been adjusted to reflect the two-for-one stock split of Cabletron Common Stock which took effect on November 26, 1996.
(2) The pro forma combined per Cabletron share does not include the OASys results for the three months ended September 30, 1996, but includes the OASys results for the six months ended June 30, 1996 so that the combined amounts include six months' results for both Cabletron and OASys.
(3) The equivalent pro forma combined per OASys share amounts are calculated by multiplying the pro forma combined per Cabletron share amounts by the Exchange Ratio of 0.04237 shares of Cabletron Common Stock for each share of OASys Common Stock. The actual Exchange Ratio is subject to adjustment for the payment of the OASys Expenses.

MARKET PRICE PER SHARE DATA

Cabletron

  Cabletron Common Stock is listed and traded on the New York Stock Exchange under the symbol ''CS.'' As of September 30, 1996, Cabletron had 2,849 stockholders of record. The following table sets forth the high and low sales prices per share of Cabletron Common Stock as reported on the NYSE for the quarterly periods presented below, which periods correspond to Cabletron's quarterly fiscal periods for financial reporting purposes. The share prices in the following table have been adjusted to reflect the two-for-one stock split of Cabletron Common Stock, which took effect on November 26, 1996.

                                                 High    Low
                                                ------  ------
Fiscal Year ended February 28, 1995
  First Quarter...............................  $26.35  $18.60
  Second Quarter..............................   22.05   17.00
  Third Quarter...............................   26.19   20.58
  Fourth Quarter..............................   24.13   18.75
Fiscal Year ended February 29, 1996
  First Quarter...............................  $27.44  $19.44
  Second Quarter..............................   29.56   24.75
  Third Quarter...............................   42.56   26.25
  Fourth Quarter..............................   41.25   33.75
Fiscal Year ending February 28, 1997
  First Quarter...............................  $43.25  $31.69
  Second Quarter..............................   36.06   26.50
  Third Quarter...............................   41.50   27.56
  Fourth Quarter (through December, 1996).....   42.50   33.25

OASys

  There is not an established trading market for the OASys Stock. On the OASys Record Date, there were 9 holders of OASys Common Stock and 19 holders of OASys Preferred Stock.

Dividend Policy

  Neither Cabletron nor OASys has ever paid a cash dividend and each of Cabletron and OASys currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

Recent Closing Prices

  The last reported sale price per share of the Cabletron Common Stock as reported on the NYSE on November 29, 1996, the last trading day before the announcement of the proposed Merger, was $40.38. The last reported sale price per share of the Cabletron Common Stock on January 6, 1997, the latest practicable trading day before the printing of this Proxy Statement/Prospectus was $33.75. Based upon the last reported sale price of Cabletron Stock on January 6, 1997, and an Exchange Ratio equal to 0.04237, each share of OASys Stock would be converted in the Merger into the right to receive Cabletron Common Stock having a market value of $1.43. The actual Exchange Ratio is subject to adjustment for payment of the OASys Expenses.

  Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that holders of OASys Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CABLETRON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See ''Risk Factors--Volatility of Stock Price.''

OASYS SPECIAL MEETING

Time, Place and Date

  The OASys Special Meeting will be held on February 7, 1997 at the offices of OASys, 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, California, commencing at 10:00 a.m., Pacific time.

Matters To Be Considered at the OASys Special Meeting

  At the OASys Special Meeting, holders of shares of OASys Stock will consider and vote upon (1) a proposal to approve and adopt the Plan of Merger, the related Merger Agreement, and the Merger, and the transactions contemplated thereby, by which OASys would become a wholly-owned subsidiary of Cabletron and
(2) such other matters as may properly be brought before the OASys Special Meeting. In addition, holders of OASys Preferred Stock are being asked to consent in writing to (1) a proposal to convert immediately prior to the Merger each outstanding share of OASys Preferred Stock into one share of OASys Common Stock and (2) a proposal to terminate immediately prior to the Merger the Shareholder Rights Agreement (relating to certain registration rights, information rights, and rights of first refusal). The Directors of OASys have unanimously approved the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby and recommend a vote FOR approval and adoption of the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby by the stockholders of OASys. The Directors of OASys also recommend that the holders of OASys Preferred Stock consent in writing (i) to convert each outstanding share of OASys Preferred Stock into one share of OASys Common Stock and (ii) to terminate the Shareholder Rights Agreement.

Voting at the OASys Special Meeting; Record Date

  The OASys Board of Directors has fixed January 6, 1997 as the OASys Record Date for the determination of the OASys stockholders entitled to notice of and to vote at the OASys Special Meeting. Accordingly, only holders of record of shares of OASys Stock on the OASys Record Date will be entitled to notice of and to vote at the OASys Special Meeting. As of such OASys Record Date, there were outstanding 3,940,560 shares of OASys Common Stock held by approximately nine holders of record and 1,423,800 shares of OASys Preferred Stock held by approximately 19 holders of record. Each holder of record of shares of OASys Common Stock on the OASys Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby, and on any other proposal properly submitted for the vote of the OASys stockholders, either in person or by properly executed proxy, at the OASys Special Meeting. Each holder of record of shares of OASys Preferred Stock on the OASys Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby, and on any other proposal properly submitted for the vote of the OASys stockholders, either in person or by properly executed proxy, at the OASys Special Meeting.
In addition, each holder of record of shares of OASys Preferred Stock on the OASys Record Date is entitled to grant his or her consent in writing to the conversion of each share of OASys Preferred Stock into one share of OASys Common Stock and to the termination of the Shareholder Rights Agreement. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of OASys Stock entitled to vote is necessary to constitute a quorum at the OASys Special Meeting.

  The approval and adoption by OASys stockholders of the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the outstanding shares of OASys Common Stock, voting separately as a class, and the affirmative vote of the holders of a majority of the outstanding shares of OASys Preferred Stock, voting separately as a class.

  The conversion of OASys Preferred Stock into OASys Common Stock will require the written consent of the holders of a majority of the outstanding shares of OASys Preferred Stock, voting separately as a class.

  The termination of the Shareholder Rights Agreement will require the written consent of the holders of a majority of the outstanding shares of the OASys Preferred Stock, voting separately as a class.

  Abstentions will be included in determining the number of shares present and voting at the meeting for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter. Therefore, abstentions will have the same effect as votes against such proposal.

  Approval of the Plan of Merger, the Merger Agreement, the Merger, and the transactions contemplated thereby, shall constitute approval of the terms of the Escrow Agreement and the appointment of Mr. Richard Pospisil as representative of the OASys stockholders under the Escrow Agreement.

  As of the OASys Record Date, directors and executive officers of OASys and their affiliates have the right to vote 3,300,000 shares, or approximately 84% of the outstanding shares of OASys Common Stock and 251,708 shares, or approximately 18% of the outstanding shares of OASys Preferred Stock. Each of the directors and executive officers and certain of their affiliates has executed an irrevocable proxy in favor of Cabletron authorizing Cabletron (i) to vote all the outstanding shares of OASys Stock over which he or she has voting control in favor of approval and adoption of the Plan of Merger and the Merger Agreement and

(ii) to sign written consents in favor of converting the OASys Preferred Stock into OASys Common Stock. As of the OASys Record Date, neither Cabletron nor any of its subsidiaries owned any outstanding shares of OASys Stock.

Proxies/Written Consents

  All shares of OASys Stock which are entitled to vote and are represented at the OASys Special Meeting by properly executed proxies received prior to or at the OASys Special Meeting, and not revoked, will be voted at such Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby. The proxies will also serve as written consents for the proposals to convert the OASys Preferred Stock into OASys Common Stock and to terminate the Shareholder Rights Agreement. All shares of OASys Preferred Stock which are entitled to approve and authorize those actions to which written consent is being sought and whose properly executed consents are received prior to the OASys Special Meeting will grant consent to such actions in accordance with the instructions indicated on such consent. If no instructions are indicated, such consents will be deemed granted in favor of converting the OASys Preferred Stock into OASys Common Stock and in favor of terminating the Shareholder Rights Agreement. The Board of Directors of OASys knows of no matters to be presented at the OASys Special Meeting other than those described in this Proxy Statement/Prospectus. If any other matters are properly presented at the OASys Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the OASys Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of OASys, at or before the taking of the vote at the OASys Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of OASys before the taking of the vote at the OASys Special Meeting, or (iii) attending the OASys Special Meeting and voting in person (although attendance at the OASys Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to The OASys Group, Inc., 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, California, 95030, Attention:
Secretary, or hand delivered to the Secretary of OASys at or before the taking of the vote at the OASys Special Meeting.

  All expenses of this solicitation will be borne by OASys and each of Cabletron and OASys will bear their costs of preparing this Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Cabletron and OASys in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and OASys will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  OASYS STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. OASYS STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.


THE MERGER

General

  The Plan of Merger and the Merger Agreement provide for the merger of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into OASys, with the result that OASys would become a wholly-owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the OASys stockholders and the other conditions specified in the Plan of Merger must be satisfied or waived. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Plan of Merger are subject to and qualified in their entirety by reference to the Plan of Merger, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. OASys stockholders are urged to read the Plan of Merger in its entirety.

Conversion of Shares

  Immediately prior to the Merger, it is expected that each share of OASys Preferred Stock will be converted into one share of OASys Common Stock. Upon the consummation of the Merger, each then outstanding share of OASys Common Stock will automatically be converted into the right to receive the number of shares of Cabletron Common Stock equal to the Exchange Ratio. Based upon the capitalization of OASys on December 11, 1996, it is currently anticipated that each share of OASys Common Stock will convert into the right to receive 0.04237 shares of Cabletron Common Stock, subject to adjustment for payment of the OASys Expenses. No fractional shares of Cabletron Common Stock will be issued in the Merger. Instead, each OASys stockholder who would otherwise be entitled to receive a fraction of a share of Cabletron Common Stock will receive an amount of cash, rounded down to the nearest whole cent, equal to the closing price of Cabletron Common Stock on the NYSE on the date of the Effective Time, multiplied by the fraction of a share of Cabletron Common Stock to which the stockholder would otherwise be entitled. In the aggregate, Cabletron will exchange approximately 235,294 shares of Cabletron Common Stock for all the shares of OASys

Stock outstanding immediately prior to the Effective Time, including shares of OASys Stock issuable upon the conversion or exercise of any option, warrant, preferred stock or other security convertible into or exercisable for shares of OASys Stock that are outstanding immediately prior to the Effective Time. Based upon the capitalization of OASys and Cabletron as of the date of the Plan of Merger the stockholders of OASys will own Cabletron Common Stock representing less than 1% of the Cabletron Common Stock outstanding immediately after consummation of the Merger.

Conversion of OASys Options

  Upon consummation of the Merger, each then outstanding OASys Option will be assumed by Cabletron and will automatically be converted into an option to purchase the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of OASys Common Stock subject to the OASys Option by the Exchange Ratio, at an exercise price per share equal to the aggregate exercise price for OASys Common Stock purchasable pursuant to such OASys Option divided by the product of (i) the number of shares of OASys Common Stock purchasable pursuant to such OASys Option and (ii) the Exchange Ratio. The other terms of the OASys Options will remain unchanged. Cabletron will file a Registration Statement on Form S-8, with the Commission with respect to the shares of Cabletron Common Stock issuable upon exercise of the assumed OASys Options.

  As of the OASys Record Date, 153,500 shares of OASys Common Stock were subject to outstanding OASys Options, none of which are, or will become prior to the expected Effective Time, exercisable. Upon the assumption of such options by Cabletron upon consummation of the Merger, approximately 6,500 shares of Cabletron Common Stock will be subject to such options.

Exchange of Certificates

  As soon as practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each OASys stockholder for use in exchanging OASys Stock certificates for Cabletron Common Stock certificates. Upon surrender of an OASys Stock certificate for cancellation to the exchange agent in connection with the Merger, Boston Equiserve or such other agent or agents as may be appointed by Cabletron, together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Cabletron Common Stock equal to the Exchange Ratio multiplied by the number of shares of OASys Common Stock subject to the OASys Stock certificate being exchanged. Pursuant to the terms of the Escrow Agreement, approximately 15% of the shares of Cabletron Common Stock that each OASys stockholder is entitled to receive in the merger will automatically be placed in escrow for approximately two years. It is a condition to consummation of the Merger that all OASys Preferred Stock convert into OASys Common Stock immediately prior to the Effective Time. At such time each outstanding OASys Preferred Stock certificate shall be deemed to evidence the ownership of the number of whole shares of OASys Common Stock into which such share of OASys Preferred Stock shall have been converted. No OASys Common Stock certificates will be issued as a result of such conversion. Accordingly, holders of OASys Preferred Stock certificates will exchange such certificates as herein provided.

  Immediately after the Effective Time, each outstanding OASys Stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of whole shares of Cabletron Common Stock into which the shares of OASys Common Stock evidenced by such OASys Stock Certificate shall have been so converted as a result of the Merger and the right to receive an amount in cash in lieu of the issuance of any fractional shares. No dividends or other distributions with respect to Cabletron Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered OASys Stock certificate with respect to the shares of Cabletron Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such certificate, there will be paid to the record holder of the certificates representing whole shares of Cabletron Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Cabletron Common Stock and at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender.

  If any certificate for shares of Cabletron Common Stock is to be issued in a name other than that in which the OASys Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the OASys Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to Cabletron or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cabletron Common Stock in any name other than that of the registered holder of the OASys Stock certificate surrendered, or established to the satisfaction of Cabletron or any agent designated by it that such tax has been paid or is not payable.

HOLDERS OF OASYS STOCK CERTIFICATES SHOULD NOT
SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED
THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

Notification Regarding OASys Options

  Following the Effective Time, Cabletron will issue, to each person who immediately prior thereto was a holder of an outstanding OASys Option, a document evidencing the assumption of such OASys Option by Cabletron. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's OASys Option into an option to purchase shares of Cabletron Common Stock.

Effective Time

  Consummation of the Merger will occur upon the filing of the Merger Agreement with the Secretary of State of California or at such later time as is specified on such certificate (the ''Effective Time''). The filing of the Merger Agreement will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Plan of Merger. The Plan of Merger may be terminated by any party thereto if the Merger shall not have been consummated on or before March 15, 1997. The Plan of Merger is also subject to termination upon the occurrence of certain other events. See ''The Plan of Merger--Conditions to the Merger'' and ''--Termination.''

Background of the Merger; Recommendation of OASys' Board of Directors

       In late April and May 1996, several telephone calls were made between OASys and Cabletron in the normal course of OASys' marketing and sales activity to initiate discussion of a potential vendor/customer relationship. A telephone conference was held in late May, 1996 to discuss the OASys TL1/CMIP Gateway Tool Kit product family. Product literature was subsequently sent by OASys to Cabletron.

       On June 10, 1996, management employees of OASys met with Cabletron in Rochester, New Hampshire to demonstrate the OASys TL1/CMIP Gateway Tool Kit product family. On June 19, 1996 OASys and Cabletron entered into a Non-Disclosure Agreement.

       On August 19, 1996, Frederic Gaskell, Vice President of Sales of OASys, met with Steve Ball, Senior Software Development Manager of Cabletron, and certain other Cabletron representatives in Rochester, New Hampshire. During the course of this meeting, Cabletron provided a first indication of its potential interest in an investment in OASys. On August 30, 1996, Richard Pospisil, President and Chief Executive Officer of OASys, Mr. Gaskell, Mark Truhlar, Director of Software Development at Cabletron, and other Cabletron representatives had a telephone conversation regarding a potential business relationship between the two companies.

       On September 16, 1996, Messrs. Gaskell and Pospisil again met with Messrs. Truhlar and Ball in Rochester, New Hampshire to further present OASys products and to discuss a potential Cabletron investment in OASys.

       On September 24 and 25, 1996, Cabletron conducted a detailed technical review of the OASys product family at OASys' Los Gatos, California offices. In the course of this review further discussions relating to a potential investment by Cabletron in OASys were held.

       On September 25, 1996, a regularly scheduled meeting of the Board of Directors of OASys was held with all directors present at which, among other things, a potential investment in OASys by Cabletron was discussed. On September 30, 1996, Mr. Ball called Mr. Pospisil to indicate Cabletron's interest in pursuing a potential acquisition of OASys. On October 2, 1996, Cabletron again called Mr. Pospisil to confirm Cabletron's interest and to arrange a meeting to discuss the terms of the proposed transaction.

       On October 10, 1996, Robert Barber, Director of Tax and Financial Planning at Cabletron, Peter Yao, Internal Auditor at Cabletron, and Cabletron's legal counsel, met with management of OASys and its legal counsel to negotiate the principal terms of the proposed acquisition. On the morning of October 11, 1996, a meeting of the Board of Directors of OASys was held by telephone conference with all directors participating. During the meeting, the Board of Directors of OASys discussed the proposed acquisition of OASys by Cabletron and authorized the Chief Executive Officer of OASys to enter into a letter of intent with Cabletron. Subsequently, on October 11, 1996, Cabletron and OASys entered into a letter of intent providing for the acquisition of OASys by Cabletron.

       On October 31, 1996, a regularly scheduled meeting of the Board of Directors of OASys was held at which all directors were present. During this meeting, the acquisition of OASys by Cabletron was discussed in detail.

       On November 19, 1996, a special meeting of the Cabletron Board of Directors was held by conference telephone call. Craig Benson, the Chairman and Chief Operating Officer of Cabletron, reported to the Board on the negotiations between Cabletron and OASys. Mr. Benson discussed OASys' business and how its telecommunications management software products would complement Cabletron's network management software products. The Board discussed information about OASys provided to the directors in advance of the meeting and information about OASys provided by Mr. Truhlar at the meeting. Cabletron's legal counsel discussed the terms of the Plan of Merger which had previously been distributed to the directors. Mr. Benson reviewed the purchase price and advised the Board that the Exchange Ratio was fixed, without so-called collars and floors. He also discussed plans to ensure that certain key employees would continue with OASys after the Merger. After further discussion and analysis, the Board unanimously voted to proceed with the Merger and to approve the Merger and the transactions contemplated thereby.

       On November 26, 1996, a meeting of the Board of Directors of OASys was held by telephone conference with all directors participating. At this meeting, the Board of Directors of OASys unanimously approved the acquisition of OASys by Cabletron as being in the best interest of OASys and unanimously recommended to the shareholders of OASys that they approve the acquisition and the transactions contemplated thereby.

       The Plan of Merger was executed by Cabletron and OASys on November 27, 1996, effective as of November 26, 1996.

       The terms of the Plan of Merger are the result of arm's-length negotiations between representatives of OASys and Cabletron.

OASys' Reasons for the Merger

       In approving the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby, the OASys Board of Directors considered a number of factors, including:

       (i) The business, results of operations, properties and financial condition of OASys and the competitive nature of the industry in which it operates, based, in part, upon presentations by management of OASys, including management's view of the business and financial prospects for OASys if it were to remain independent, taking into account OASys' continued losses from operations, its current position in the Telecommunications Network Management software market and its size and resources as compared to its competitors.

       (ii) Information available to them concerning Cabletron, its business, size, market characteristics of Cabletron Common Stock and other matters based, in part, on information provided by management of OASys as a result of meetings with Cabletron's management.

       (iii) The relatively limited breadth of OASys' product offerings at a time when the market, and many of OASys' competitors, are moving toward a model of offering fully integrated Telecommunications Network Management software solutions.

       (iv) The opportunity to access Cabletron's sales channels for the distribution of OASys' products.

       (v) The terms of the Plan of Merger, including the proposed structure of the Merger as a tax-free reorganization under the Code, and the fact that the Exchange Ratio was established at a ratio of shares of Cabletron Common Stock for each share of OASys Common Stock based on the average trading price of Cabletron Common Stock.

       (vi) The terms of the Plan of Merger, including the termination fee provisions, were unlikely to unduly discourage third parties from making a proposal to acquire OASys subsequent to signing the Plan of Merger.

       (vii) The Merger Consideration (as defined in the Plan of Merger) represented a premium of approximately 300% over the price paid in May 1996 for the OASys Preferred Stock.

       (viii) The exchange of OASys Common Stock for Cabletron Common Stock will give current holders publicly listed shares that trade on the New York Stock Exchange in place of the illiquid OASys Common Stock.

       (ix) The termination provisions of the Plan of Merger, which were a condition to Cabletron's proposal, provided that Cabletron could be entitled to a fee of $300,000 (plus expenses) upon termination of the Plan of Merger under certain circumstances, including the withdrawal of the Board of Directors' recommendation with respect to the Merger.

       (x) The financial resources of Cabletron, which are significantly greater than those of OASys.

  The Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based upon the totality of the information presented to and considered by them.



Cabletron's Reasons for the Merger

  The Cabletron Board of Directors arrived at its unanimous decision to approve the Plan of Merger after consideration of a number of significant factors. Among those factors were:

     - OASys' focus on telecommunications network management is highly complementary to Cabletron's technology for data network management.

     - The combination of OASys' network management software and Cabletron's network management software will allow Cabletron to provide end-to-end management of heterogeneous telephony and network elements.

     - Cabletron's expectation that the market for telecommunications network management will be one of the more rapidly growing segments of the network management software market for the next several years.

     - The ability to leverage the research and development capabilities of OASys by combining its research and development efforts and personnel with those of Cabletron to improve and increase product development.

     In addition, the Cabletron Board of Directors considered, among other matters, (i) information concerning Cabletron's and OASys' respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the consideration to be received by OASys stockholders in the Merger and the relationship between the market value of Cabletron Common Stock to be issued in exchange for each share of OASys Common Stock and Cabletron's per share reported earnings, earnings before interest and taxes and certain other measures; (iii) a comparison of selected recent acquisition and merger transactions involving high-technology companies; (iv) the belief that the terms of the Plan of Merger, including the parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (v) the ability of Cabletron to devote management time and energy to the integration and assimilation of OASys' business and organization should the Merger be consummated; and (vi) the fact that the Merger is expected to be a tax-free reorganization under Section 368(a) of the Code.

     The Cabletron Board of Directors also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on OASys' sales, operating results, and business relationships, (iv) OASys' current trend of operating losses, and (v) other risks described above under ''Risk Factors.'' The Cabletron Board of Directors believed that these risks were outweighed by the potential benefits to be gained by the Merger.

     In view of the wide variety of factors considered by the Cabletron Board of Directors, the Cabletron Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Plan of Merger and Merger. However, after taking into account all of the factors set forth above, the Cabletron Board of Directors determined that the Plan of Merger and Merger were in the best interests of Cabletron and its stockholders and that Cabletron should proceed with the Plan of Merger and the Merger.

Certain Considerations

     In considering whether to approve the Plan of Merger and the transactions contemplated thereby, stockholders of OASys should be aware that the stock price of Cabletron Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Plan of Merger, the date hereof or the date on which stockholders of OASys vote on the Merger due to changes in the business, operations and prospects of Cabletron, general market and economic conditions, and other factors. Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that holders of OASys Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CABLETRON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See ''Risk Factors--Volatility of Stock Price.''

Employment Agreements; Consulting Agreement

     It is a condition to consummation of the Merger that certain specified employees of OASys (the ''OASys Employees'') have entered into employment agreements with Cabletron, that such agreements be in force at the Effective Time and that such employees be employed by OASys immediately prior to the Effective Time. All of the OASys Employees have entered into employment agreements with Cabletron that take effect at the Effective Time.

     The terms of employment agreements between Cabletron and Paul Doolan, an officer and director of OASys, and Susan Marvin, an officer of OASys (the ''Employment Agreements''), are substantially identical with the exception of the compensation arrangements which are described below.

     Each Employment Agreement begins at the Effective Time, has a term of three years, and provides that the employee will perform such duties and responsibilities as the Board of Directors of Cabletron may designate. The employee is obligated to work for Cabletron on a full-time basis and not to engage in any other business activity except as may be approved by Cabletron. The employee is eligible to participate in Cabletron's employee benefit plans from time to time in effect for Cabletron employees generally. The employee is entitled to the base salary, bonus compensation and stock options described below. The employee is obligated to assign all intellectual property developed or conceived by the employee during the employment term to Cabletron and is restricted by confidentiality provisions. Pursuant to the Employment Agreement, the employee also agrees, during the term of employment with Cabletron, not to engage in any business activity which is competitive with Cabletron. In addition, the Employment Agreement obligates the employee not to solicit employees or customers of Cabletron while he or she is employed by Cabletron and for a period of one (1) year thereafter. Under the Employment Agreement, in the event Cabletron terminates the employee without cause, or in the event the employee terminates his or her employment as a result of a material diminution in the nature or scope of the employee's responsibilities or duties, the employee is entitled to receive any bonus which would have become payable during the term had employee's employment with Cabletron continued and to have Cabletron release a repurchase option in favor of Cabletron on certain shares of OASys Common Stock owned by the employee which would convert into shares of Cabletron Common Stock upon consummation of the Merger. Under the terms of her Employment Agreement, Ms. Marvin's base salary is $86,400 and she is eligible to receive up to an additional approximately $355,000 as bonus compensation during the term of the agreement. OASys currently owes Ms. Marvin $12,205 in back pay. If this amount is not paid by OASys prior to the Effective Time, such amount will be payable by Cabletron within 30 days following the Effective Time. Under the terms of his Employment Agreement, Mr. Doolan's base salary is $96,000 and he is eligible to receive up to an additional approximately $580,000 as bonus compensation during the term of the agreement. OASys currently owes Mr. Doolan $7,935 in back pay. If this amount is not paid by OASys prior to the Effective Time, such amount will be payable by Cabletron within 30 days following the Effective Time.

     Frederic Gaskell, an officer of OASys, has also entered into an employment agreement with Cabletron. The terms of Mr. Gaskell's employment agreement are very similar to the employment agreements for Mr. Doolan and Ms. Marvin except that the term of Mr. Gaskell's employment agreement is six months. Mr. Gaskell's base salary is $66,000 per year, and he is eligible to receive up to approximately $35,000 as bonus compensation at the end of the term of his agreement. OASys currently owes Mr. Gaskell $65,798 in back pay and commissions. If this amount is not paid by OASys prior to the Effective Time, such amount will be payable by Cabletron within 30 days following the Effective Time.

     Richard Pospisil, a director and President of OASys, has entered into a Consulting Agreement with Cabletron which begins at the Effective Time. Under the terms of the Consulting Agreement, Mr. Pospisil will be available to consult with Cabletron for at least four days per month during the six month period commencing January 1, 1997. Mr. Pospisil is party to a Restricted Stock Purchase Agreement dated October 15, 1996 between OASys and Mr. Pospisil which grants certain repurchase rights to OASys (and following the Merger, Cabletron) with respect to 150,000 shares of OASys Common Stock owned by Mr. Pospisil.
Upon termination or expiration of Mr. Pospisil's consulting relationship with Cabletron, the restrictions on all such shares will lapse, and Mr. Pospisil will be entitled to such shares free and clear of any restriction or repurchase right. Under the terms of Mr. Pospisil's employment agreement with OASys, Mr. Pospisil deferred $72,000 in salary from July 1996 through December 1996. The deferred salary amount is payable to Mr. Pospisil in January 1997. If the deferred salary amount has not been paid prior to the Effective Time, Cabletron will be obligated to pay the deferred salary following the Effective Time.

Interests of Certain Persons in the Merger

     In considering the recommendation of the OASys Board of Directors with respect to the Merger, stockholders of OASys should be aware that certain officers and directors of OASys have interests in the Merger, including those referred to below, that present them with potential conflicts of interests. In particular, certain officers of OASys have entered into employment agreements with Cabletron that take effect at the Effective Time and one officer has entered into a consulting arrangement with Cabletron that takes effect at the
Effective Time.   In addition, Mr. Pospisil and Jack Carsten,  directors of
OASys, each received options to purchase 75,000 shares of OASys Common Stock. The Board of Directors of OASys has voted to accelerate the vesting of such options in full at the Effective Time. The OASys Board of Directors was aware of the potential conflicts associated with these matters and considered them along with the other matters described in ''The Merger--Background of the Merger; Recommendation of OASys' Board of Directors,'' ''--OASys' Reasons for the Merger'' and ''--Employment Agreements; Consulting Agreement.''

     Pursuant to the Plan of Merger, Cabletron has agreed that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of OASys as provided in its charter or bylaws shall continue in full force and effect for a period of not less than six years from the Effective Time.

     As of the OASys Record Date, directors and executive officers of OASys and their affiliates had the right to vote approximately 84% of the outstanding shares of OASys Common Stock and approximately 18% of the outstanding shares of OASys Preferred Stock. Each of the directors and executive officers and certain of their affiliates has executed an irrevocable proxy in favor of Cabletron authorizing Cabletron (i) to vote all the outstanding shares of OASys Stock over which he or she has voting control in favor of approval and adoption of the Plan of Merger and the Merger Agreement and (ii) to sign written consents in favor of converting the OASys Preferred Stock into OASys Common Stock.

Certain Federal Income Tax Consequences

     The following is a description of the material federal income tax consequences of the Merger. This is not a complete description of all the tax consequences of the Merger and does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, foreign individuals and entities, tax-exempt organizations and shareholders who acquired OASys Common Stock pursuant to an employee stock option or otherwise as compensation. Each OASys shareholder's individual circumstances may affect the tax consequences of the Merger to him or her. No information is provided herein with respect to the tax consequences of the Merger under foreign, state or local laws or the tax consequences of transactions effected prior to, concurrently with, or after the Merger (whether or not such transactions are undertaken in connection with the Merger). Moreover, the description set forth below is based on existing law and currently applicable United States Treasury regulations promulgated under the Code, judicial authority, and current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue proceedings, all of which are subject to change either prospectively or retroactively. Any such changes could adversely affect the accuracy of the statements and conclusions set forth herein.

     It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications referred to herein, if the Merger qualifies as a reorganization, the following federal income tax consequences will result:

     (i) No gain or loss will be recognized by holders of OASys Common Stock (including OASys Common Stock issued upon conversion of the OASys Preferred Stock) upon their receipt in the Merger of Cabletron Common Stock (except to the extent of cash received by OASys shareholders in lieu of fractional share interests in Cabletron Common Stock) exchanged therefor.

     (ii) The aggregate tax basis of the Cabletron Common Stock received by OASys shareholders in the Merger (including any fractional share that is treated as issued and sold pursuant to paragraph (iv) below and including any shares of Cabletron Common Stock initially held in escrow) will be the same as the aggregate tax basis of the OASys Common Stock surrendered in exchange therefor.

     (iii) The holding period of the shares of Cabletron Common Stock received in the Merger by OASys shareholders will include the period during which the shares of OASys Common Stock surrendered in exchange therefor were held, provided that such shares of OASys Common Stock were held as capital assets at the Effective Time.

     (iv) Cash received by a holder of OASys Common Stock in lieu of a fractional share interest in Cabletron Common Stock will be treated as if it was received upon the sale by such OASys shareholder of a fractional share of Cabletron Common Stock issued in the Merger. An OASys shareholder receiving such cash will recognize gain or loss for federal income tax purposes upon such payment, equal to the difference (if any) between the amount of cash received and such shareholder's basis in the fractional share. Such gain or loss will be capital gain or loss, provided that such share of OASys Common Stock was held as a capital asset at the Effective Time and will be long-term capital gain or loss if such share of OASys Common Stock has been held for more than one year.

     Even if the Merger qualifies as a reorganization, a recipient of shares of Cabletron Common Stock could recognize gain for federal income tax purposes to the extent that such shares were considered by the Internal Revenue Service to be received in exchange for consideration other than OASys Common Stock. All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that an OASys shareholder was treated by the Internal Revenue Service as receiving (directly or indirectly) consideration other than Cabletron Common Stock in exchange for his or her OASys Common Stock.

     The tax consequences to a shareholder who exercises dissenters' rights with respect to a share of OASys Stock and receives payment for such share in cash will generally not depend on the Merger's qualifying as a reorganization. Such shareholder will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
Section 356(a)(2) of the Code, in which case such gain or loss will be capital gain or loss provided that the share of OASys Common Stock was held as a capital asset at the Effective Time.

     No advance ruling will be requested or received from the Internal Revenue Service as to the federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Cabletron and OASys shall each have received an opinion of their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. OASys shareholders should be aware that the tax opinions do not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. In addition, the tax opinions are subject to certain assumptions and qualifications, including but not limited to an assumption that certain representations made by Cabletron, OASys, Merger Sub, and certain OASys shareholders, including representations in certain certificates to be delivered to counsel by the respective management of Cabletron, OASys, Merger Sub and certain OASys shareholders are true and accurate. Of particular importance are certain assumptions and representations relating to the Code's ''continuity of interest'' requirement for reorganization treatment.

     To satisfy the ''continuity of interest'' requirement, OASys shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, sell, exchange or otherwise dispose of so much of either (i) their OASys Common Stock in anticipation of the Merger or (ii) the Cabletron Common Stock to be received in the Merger (collectively, ''Agreement Dispositions''), such that OASys shareholders, as a group, would no longer have a significant equity interest in the OASys business being conducted by Cabletron after the Merger. Agreement Dispositions include any sale or transfer (including dispositions pursuant to the exercise of dissenters' rights) and may include any other transaction that has the effect of reducing the shareholder's risk with respect to such shares. Certain shareholders of OASys will be making representations at the Effective Time regarding the absence of any present plan or intent to engage in Agreement Dispositions. If such representations prove to be inaccurate, the Merger may fail to meet the ''continuity of interest'' requirement. Although it is uncertain as to what constitutes sufficient continuity of interest, the published advance ruling guidelines of the Internal Revenue Service provide that the requirement will be satisfied if the OASys shareholders do not dispose of, in Agreement Dispositions, a number of shares of Cabletron Common Stock having a value, as of the date of the Merger, of 50 percent or more of the value of all of the formerly outstanding OASys Common Stock as of the same date. On December 20, 1996, the Internal Revenue Service filed with the Federal Register proposed regulations that would eliminate any durational requirement in the continuity of interest test, i.e., that target company shareholders retain any stock issued in a reorganization transaction. However, this proposed regulation would not apply to the Merger, since it is proposed to apply only to transactions occurring after the regulations are finalized or pursuant to a written binding commitment entered into after the regulations are finalized.

     A successful Internal Revenue Service challenge to the status of the Merger as a reorganization under Section 368(a) of the Code (as a result of a lack of continuity of interest or otherwise) would result in OASys shareholders recognizing taxable gain or loss with respect to each share of OASys Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Cabletron Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Cabletron Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Merger.

EACH HOLDER OF SHARES OF OASYS STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

Anticipated Accounting Treatment

     The Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method, the acquiring company determines the fair value of assets acquired and liabilities assumed and any premium paid over fair value is reflected on the buyer's balance sheet as an intangible asset.

Governmental Filings

     Cabletron and OASys do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Merger Agreement required to be filed with the Secretary of State of the State of California in accordance with the CCC and the filing of the registration statement of which this Proxy Statement/Prospectus is a part.

Certain Federal Securities Law Consequences; Affiliate Letters

     The Cabletron Common Stock to be issued in the Merger has been registered under the Securities Act, thereby allowing those shares to be traded without restriction, except for those shares held by stockholders of OASys or Cabletron who are deemed to control or be under common control with OASys or Cabletron, respectively (''Affiliates''). Affiliates of OASys may not sell their shares of Cabletron Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares,
(ii) the resale provisions of Rule 145 promulgated under the Securities Act or
(iii) another applicable exemption from the registration requirements of the Securities Act. Affiliates of Cabletron may not sell any shares of Cabletron Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act.

Stock Exchange Listing

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

Dividends

  OASys is not permitted under the terms of the Plan of Merger to declare, set aside or pay any dividend in cash, stock, property or otherwise in respect of its capital stock during the period from the date of the Plan of Merger until the earlier of the termination of the Plan of Merger or the Effective Time.

Dissenters' Rights

THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX B. FAILURE TO FOLLOW STRICTLY THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. AN OASYS SHAREHOLDER WHO VOTES FOR APPROVAL OF THE PLAN OF MERGER WILL NOT HAVE A RIGHT TO DISSENT FROM THE PLAN OF MERGER.

  Pursuant to Chapter 13 of the CCC, each holder of OASys stock as of the OASys Record Date is entitled to demand and receive payment of the fair value of all or any portion of such holder's shares of OASys Stock owned by such holder if the Merger is consummated. The fair value of such shares is determined as of November 29, 1996, the last trading day before the first announcement of the terms of the Merger. Any OASys shareholder who elects to perfect such holder's dissenters' rights and demands payment of the fair value of such holder's shares of OASys Stock must strictly comply with Chapter 13 of the CCC. The following summary does not purport to be complete and is qualified in its entirety by reference to Chapter 13 of the CCC, the text of which is attached hereto as ANNEX B and is incorporated herein by reference. Any holder of shares of OASys Stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenting rights will not be available unless and until the Merger is consummated.

  Within 10 days after the date of approval of the Merger, OASys will mail, to each OASys shareholder who did not vote in favor of the Merger, a notice (the "Notice") of the approval of the Merger by the OASys shareholders, accompanied by a copy of Sections 1300-1304 of the CCC. The Notice shall also state the price determined by OASys to be the fair market value of the dissenting shares and a brief description of the procedure to be followed by a shareholder who elects to dissent.

  Any dissenting OASys shareholder who desires that OASys purchase his or her shares of OASys Stock must make written demand upon OASys for the purchase of such shares. The demand must be made no later than 30 days after the Notice was mailed to the shareholder. The OASys shareholder's demand must state the number and class of shares held of record by the OASys shareholder which the shareholder demands that OASys purchase, as well as a statement by the OASys shareholder as to what such holder thinks the fair market value of such share was as of the day prior to the announcement of the Merger. The statement of fair market value constitutes an offer by the OASys shareholder to sell the shares at such price. Failing to return the executed proxy does not constitute such written demand.

  Within the same 30-day period following the mailing of the Notice, the dissenting shareholder must submit to OASys for endorsement certificates for any shares which the OASys shareholder demands OASys purchase. If OASys and the OASys shareholder agree upon the price of the dissenting shares, the dissenting OASys shareholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the OASys shareholder and OASys or the date the contractual conditions to the Merger are satisfied.

  If OASys and the shareholder cannot agree as to the fair market value or as to the fact that such shares are dissenting shares, such OASys shareholder may file within six months of the date of mailing of the Notice a complaint with the California Superior Court for the County of Santa Clara demanding judicial determination of such matters. OASys will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the OASys shareholder's rights as a dissenter are lost.

  Dissenting shares lose their status as such if (i) OASys abandons the Merger;
(ii) the shares are transferred or are surrendered for conversion into shares of another class; (iii) the OASys shareholder and OASys do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the Notice was mailed; or (iv) the dissenting OASys shareholder withdraws, with the consent of OASys, his or her demand for purchase of the dissenting shares.

  At the Effective Date, the shares of OASys held by an OASys shareholder exercising his or her dissenters' rights will be canceled, and such shareholder will be entitled to no further rights except the right to receive payment of the fair value of such holder's shares of OASys Stock. However, if the OASys shareholder fails to perfect or withdraws or loses such holder's rights as a dissenter with respect to such holder's shares of OASys Stock, such holder's shares of OASys Stock will be exchanged for Cabletron Common Stock as provided in the Plan of Merger.

CONVERSION OF THE OASYS PREFERRED STOCK

  It is a condition to the consummation of the Merger that all OASys Preferred Stock be converted into OASys Common Stock prior to the Effective Time. The OASys Preferred Stock may be converted into OASys Common Stock, at any time, at the election of the holder. In addition, all of the OASys Preferred Stock, upon the written consent of the holders of a majority of the shares of the OASys Preferred Stock, will convert into shares of OASys Common Stock.

  The OASys Preferred Stock converts into a number of shares of OASys Common Stock determined by the conversion ratio set forth in the Restated Articles of Incorporation of OASys. The conversion ratio for the OASys Preferred Stock was initially set at 1:1 subject to adjustment due to stock splits, recapitalizations, reorganizations and certain dilutive stock issuances. As of the date of this Proxy Statement/Prospectus the conversion ratio for the OASys Preferred Stock is 1:1. Accordingly, holders of OASys Preferred Stock will receive one share of OASys Common Stock for each share of OASys Preferred Stock converted. OASys is prohibited by the terms of the Plan of Merger from taking any action from the date hereof until the Effective Time which would cause the above conversion ratio to be adjusted.

  The OASys Preferred Stock has certain preferences relative to the OASys Common Stock with respect to the distribution of assets upon the liquidation or winding up of OASys, as well as certain protective voting provisions. The rights, preferences and other characteristics of the OASys Preferred Stock are more fully set forth elsewhere in this Proxy Statement/Prospectus. See ''Comparison of Stockholder Rights'' and "The OASys Group, Inc. Audited Financial Statements -- Note 6."

TERMINATION OF THE SHAREHOLDER RIGHTS AGREEMENT

  It is a condition to the consummation of the Merger that the Shareholder Rights Agreement be terminated prior to the Effective Time. The agreement is between OASys and the holders of OASys Preferred Stock. The agreement grants the holders of OASys Preferred Stock certain registration rights, information rights and rights of first refusal. The vote of the holders of a majority of the OASys Preferred Stock is required to terminate the Shareholder Rights Agreement.

  The registration rights under the Shareholder Rights Agreement entitle the holders of OASys Preferred Stock to have the shares of OASys Preferred Stock included in any registration statement under the Securities Act of OASys securities undertaken by OASys on its own behalf or otherwise. In addition, at the election of holders of OASys Preferred Stock holding in the aggregate 40% or more of the issued and outstanding shares of issued OASys Preferred Stock, OASys must use its best efforts to register the shares of such holders for sale under the Securities Act. OASys is required to honor only one such demand registration. Finally, should OASys become eligible to register shares on Form S-3, it must notify the holders of OASys Preferred Stock and provide them the opportunity to request registration of their shares on Form S-3. OASys will then be required to use its best efforts to cause any requested registration to become effective as expeditiously as possible, provided the shares to be registered have an aggregate market value of at least $500,000 and the holders requesting registration hold at least 20% of the issued and outstanding shares of OASys Preferred Stock.

  The information rights under the Shareholder Rights Agreement entitle each holder of OASys Preferred Stock to receive OASys's annual audited financial statements. In addition, the information rights entitle holders of at least 50,000 shares of OASys Preferred Stock to receive OASys's annual operating budget and quarterly unaudited financial statements and to inspect the books and records of OASys.

  The rights of first refusal under the Shareholder Rights Agreement require each holder of OASys Preferred Stock that desires to sell any amount of his or her shares of OASys Preferred Stock to a third-party to offer such shares to OASys on the same terms as offered to the third-party for OASys to purchase, and if OASys declines or does not purchase the entire amount, to offer such shares to the other holders of OASys Preferred Stock. In addition, the rights of first refusal entitle the holders of OASys Preferred Stock to purchase, pro rata, certain issuances of securities by OASys on the same terms as such securities were offered to a third-party.

THE PLAN OF MERGER

  The description of the Plan of Merger set forth below does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. Statements in this Proxy Statement/Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Plan of Merger. OASys shareholders are urged to read the full text of the Plan of Merger.

Representations and Warranties

  The Plan of Merger contains various representations and warranties of the parties, including representations by OASys relating to (i) its organization and qualification to do business, (ii) the full force and effect of its articles of incorporation and by-laws, (iii) its capitalization, (iv) its authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) the compliance and permits necessitated by the Merger, (vii) its financial statements, (viii) the absence of certain changes or events, (ix) the absence of undisclosed liabilities, (x) the absence of litigation, (xi) its employee benefit plans and employment agreements, (xii) its labor matters, (xiii) the accuracy of information supplied in this Proxy Statement/Prospectus and the registration statement on Form S-4 (the "Registration Statement"), of which it is a part, relating to OASys, (xiv) the absence of restrictions on its business activities, (xv) its title to property, (xvi) the payment of its taxes, (xvii) its environmental matters, (xviii) its intellectual property, (xix) any interested party transactions, (xx) its insurance, (xxi) its accounts receivable and inventories, (xxii) its equipment, (xxiii) brokerage, finder's or other fees or commissions, (xxiv) the absence of change in control payments, (xxv) its expenses incurred as a result of the Merger, and (xxvi) the full disclosure by OASys. The Plan of Merger also contains representations and warranties of Cabletron and Merger Sub as to (i) their organization and qualification to do business, (ii) the full force and effect of their respective articles of incorporation and by-laws, (iii) their capitalization, (iv) their authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) their SEC filings and financial statements, (vii) the accuracy of information supplied in this Proxy Statement/Prospectus and the Registration Statement of which it is a part relating to Cabletron or Merger Sub, and (viii) Cabletron's ownership of Merger Sub and the prior activities of Merger Sub. The representations and warranties made by Cabletron and Merger Sub will not survive consummation of the Merger. However, the representations and warranties of OASys will survive for a period of two years from the closing date of the Merger.

Conduct of Cabletron's and OASys' Business Prior to the Merger

  Under the terms of the Plan of Merger, OASys has agreed that, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, unless Cabletron otherwise agrees in writing, OASys will conduct its business and will cause the business of its subsidiaries to be conducted only in, and OASys and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by OASys or its subsidiaries in contemplation of the Merger; and OASys shall use all reasonable commercial efforts to preserve substantially intact the business organization of OASys and its subsidiaries, to keep available the services of the present officers, employees and consultants of OASys and its subsidiaries and to preserve the present relationships of OASys and its subsidiaries with customers, suppliers and other persons with which OASys or any of its subsidiaries has significant business relations.

  OASys further agreed that neither it nor any of its subsidiaries will, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Cabletron: (a) amend or otherwise change the Charter or Bylaws of OASys or any of its subsidiaries; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in OASys, any of its subsidiaries or affiliates (except for the issuance of shares of OASys Common Stock issuable pursuant to OASys Options which were granted under the OASys 1996 Stock Option Plan (the "OASys Stock Option Plan") and were outstanding on the date of the Plan of Merger or in connection with the automatic conversion of all outstanding shares of the OASys Preferred Stock and the shares of OASys Preferred Stock issuable upon the exercise of the OASys Series A Preferred Stock Purchase Warrants dated as of May 16, 1996 (the "Warrants") into OASys Common Stock (the "Conversion") or other conversion of the OASys Preferred Stock or shares of OASys Preferred Stock issued upon the exercise of the Warrants into shares of OASys Common Stock; (c) sell, pledge, dispose of or encumber any assets of OASys or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate); (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of OASys may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of OASys Common Stock issuable pursuant to (A) OASys Options which were granted under the OASys Stock Option Plan and were outstanding on the date of the Plan of Merger or (B) the Conversion or other conversion of the OASys Preferred Stock into shares of OASys Common Stock and the issuance of shares of OASys Preferred Stock issuable upon the exercise of the Warrants), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of OASys Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of OASys Common Stock, or propose to do any of the foregoing (except for the purchase of 444,440 shares of OASys Common Stock from a former employee of OASys; (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $20,000 or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $20,000 for OASys and its subsidiaries taken as a whole, or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this clause (e); (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of OASys or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, provided OASys may increase wages in the ordinary course of business consistent with OASys's past practice but not more than 5% for any individual employee; (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the audited consolidated balance sheets of OASys and its subsidiaries as of December 31, 1995 and September 30, 1996, together with the related consolidated statements of income for the periods then ended, all certified by Coopers & Lybrand L.L.P., OASys' independent public accountants (the "Financial Statements"), or incurred in the ordinary course of business and consistent with past practice; or (j) take, or agree in writing or otherwise to take, any of the actions described in (a) through (i) above, or any action which would make any of the representations or warranties of OASys contained in the Plan of Merger untrue or incorrect or prevent OASys from performing or cause OASys not to perform its covenants thereunder.

No Solicitation

  The Plan of Merger provides, subject to certain exceptions, that: (a) OASys cannot, directly or indirectly, through any officer, director, employee, representative or agent of OASys or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving OASys or any subsidiaries of OASys other than the Merger (each of the foregoing inquiries or proposals referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; (b) OASys shall immediately notify Cabletron after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to OASys or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of OASys or any subsidiary by any person or entity that informs the Board of Directors of OASys or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Cabletron shall be made orally and in writing; (c) OASys was obligated to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Cabletron and Merger Sub) conducted prior to the execution of the Plan of Merger with respect to any of the foregoing. OASys agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which OASys is a party; and (d) OASys shall ensure that the officers, directors and employees of OASys and its subsidiaries and any investment banker or other advisor or representative retained by OASys are aware of the restrictions described in this section.

Conditions to the Merger

  Each party's respective obligation to effect the Merger is subject to, among other things, the satisfaction prior to the Effective Time of the following conditions: (a) immediately prior to the Effective Time, either (i) the Commission having declared the Registration Statement of which this Proxy Statement/Prospectus is a part, effective, with no stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus having been initiated or threatened by the Commission or (ii) a fairness hearing having been held before the California Department of Corporations (the "Department"), and the Department having issued a permit for the issuance of the Cabletron Common Stock issuable pursuant to the terms of the Plan of Merger; (b) the Plan of Merger, the Merger Agreement, the Merger and the Conversion having received the Requisite Approvals (as defined below) and the holders of the OASys Preferred Stock having converted such shares into shares of OASys Common Stock; (c) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any pending proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing or any action taken, statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (d) the absence of any instituted, pending or threatened action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, or any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Cabletron from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation (defined in the Plan of Merger and hereinafter as OASys after Merger Sub is merged with and into OASys, the separate corporate existence of Merger Sub ceases, and OASys continues as the surviving corporation) or the ownership or operation by Cabletron or any of its subsidiaries of all or a material portion of the business or assets of Cabletron or any of its subsidiaries, or seeking to compel Cabletron or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Cabletron or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by the Plan of Merger; and (e) the execution and delivery of the Merger Agreement by the parties thereto and the execution and delivery by the requisite officers of the constituent corporations to the Merger of certain officers' certificates contemplated under Section 1103 of the CCC.

  The obligations of Cabletron and Merger Sub to effect the Merger are also subject to the following conditions: (a) the accuracy, in all respects, of the representations and warranties of OASys as of the Effective Time with the same force and effect as if made at and as of such time and the receipt of a certificate to such effect signed by the President of OASys; (b) the performance and compliance by OASys with all agreements and covenants required by the Plan of Merger to be performed or complied with by OASys at or prior to the Effective Time and the receipt of a certificate to such effect signed on behalf of OASys by the President and the Chief Financial Officer of OASys; (c) OASys having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings, for the due authorization, execution and delivery of the Plan of Merger and the consummation by OASys of the transactions contemplated by the Plan of Merger; (d) the receipt by Cabletron of an opinion from Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to OASys, regarding the validity of certain actions taken by OASys with respect to the merger; (e) the receipt by Cabletron of an opinion from Ropes & Gray, in form and substance reasonably satisfactory to Cabletron, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; (f) the receipt by Cabletron and the continuing full force and effect of an "Affiliate Agreement" by each person who is identified as an "affiliate" of OASys; (g) the termination of all existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of OASys of holders of OASys securities and the receipt of a certificate to such effect signed on behalf of OASys by the President and the Chief Financial Officer of OASys; (h) the execution and delivery to Cabletron of the Escrow Agreement (described below) by each of the Escrow Agent, OASys and the Stockholders Representative; (i) certain specified persons shall have entered into employment agreements with Cabletron, such agreements shall be in full force and effect as of the Effective Time, such persons shall be in the employ of OASys immediately prior to the Effective Time and no such person shall have indicated his or her intention to terminate his or her employment with the Surviving Corporation following the Effective Time; (j) the Warrants (i) shall have been exercised in full, all shares issuable pursuant thereto shall have been issued in accordance with the terms of the Warrants, and the shares of OASys Preferred Stock issued pursuant thereto shall have been converted into shares of OASys Common Stock or (ii) the Warrants shall have been terminated and be of no further force or effect; (k) OASys shall have exercised its rights, and consummated the repurchase of 444,440 shares of OASys Common Stock from a former employee; (l) each of Paul Doolan, Frederic Gaskell and Susan Marvin (each a "Founding Stockholder") shall have executed a letter agreement, confirming that the Restricted Stock Purchase Agreement between OASys and such individual shall be enforceable by the Surviving Corporation following the Effective Time to the same extent such agreement was enforceable by OASys prior to the Effective Time;
(m) each of Paul Doolan and Susan Marvin shall have entered into a three year noncompetition agreement, and each of Richard Pospisil and Frederic Gaskell shall have entered into a one year noncompetition agreement; (n) in addition to obtaining the stockholders approvals required for the Plan of Merger, the Merger Agreement, the Merger and the Conversion (the "Requisite Approvals"), stockholders of OASys holding not less than 95% of the OASys Common Stock that will be outstanding immediately prior the Effective Time (assuming that all shares of OASys Preferred Stock have been converted into OASys Common Stock) shall have either (i) voted for and approved each of the Plan of Merger, the Merger Agreement and the Merger or (ii) approved each of the Plan of Merger, the Merger Agreement and the Merger by written consent; (o) there shall not have occurred any change, effect or circumstance that is likely to be materially adverse to the business, assets, prospects, financial condition or results of operations of OASys and its subsidiaries or is reasonably likely to delay or prevent the consummation of the transactions contemplated by the Plan of Merger (a "Material Adverse Effect"); (p) OASys shall have delivered to Cabletron the Financial Statements and the Financial Statements shall not differ in any material respect from the draft Financial Statements previously delivered to Cabletron; (q) DSET Corporation shall have executed a written consent, in a form reasonably satisfactory to Cabletron, approving the assignment of certain agreements between OASys and DSET Corporation to the Surviving Corporation; and (r) all security interests, liens and collateral assignments of or in any property of OASys in favor of The OASys Group LLC shall have been terminated and released.

  The obligation of OASys to effect the Merger is also subject to the following conditions: (a) the accuracy, in all respects, of the representations and warranties of Cabletron and Merger Sub as of the Effective Time with the same force and effect as if made at and as of such time and the receipt of a certificate to such effect signed by the Chief Financial Officer of Cabletron;
(b)
the performance and compliance by Cabletron and Merger Sub in all material respects with all agreements and covenants required by the Plan of Merger to be performed or complied with by them on or prior to the Effective Time, and OASys shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Cabletron; (c) Cabletron and Merger Sub having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings, for the authorization, execution and delivery of the Plan of Merger and the consummation by them of the transactions contemplated by the Plan of Merger; (d) the receipt by OASys of the written opinion from Wilson, Sonsini, Goodrich & Rosati, P.C. in form and substance reasonably satisfactory to OASys, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; (e) the receipt by OASys of the written opinion of (i) Ropes & Gray, counsel to Cabletron, regarding the validity of certain actions taken by Cabletron with respect to the Merger and (ii) a member of the California bar, special counsel to Merger Sub, regarding the validity of certain actions taken by Merger Sub with respect to the Merger; and (f) that Cabletron has caused the Cabletron shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the NYSE.

Termination

  The Plan of Merger may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of OASys: (a) by mutual written consent duly authorized by the Boards of Directors of Cabletron and OASys; (b) by either Cabletron or OASys if the Merger shall not have been consummated by March 15, 1997 (provided that the right to terminate the Plan of Merger under this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Plan of Merger has been the cause of or resulted in the failure of the Merger to occur on or before such date); (c) by either Cabletron or OASys if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Plan of Merger under this clause (c) shall not be available to any party who has not complied with its obligations under the Plan of Merger with respect to taking further actions or ensuring the proper tax treatment of the Merger and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); (d) by Cabletron or OASys, if the Requisite Approvals and the conversion of the shares of the OASys Preferred Stock into shares of OASys Common Stock shall not have been obtained by March 15, 1997; (e) by Cabletron, if: (i) the Board of Directors of OASys shall withdraw, modify or change its approval or recommendation of the Plan of Merger, the Merger Agreement, the Merger or the Conversion in a manner adverse to Cabletron or shall have resolved to do so; (ii) the Board of Directors of OASys shall have recommended to the stockholders of OASys an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of OASys Common Stock is commenced (other than by Cabletron or an affiliate of Cabletron) and the Board of Directors of OASys recommends that the stockholders of OASys tender their shares in such tender or exchange offer; (f) by Cabletron or OASys, (i) if any representation or warranty of OASys or Cabletron, respectively, set forth in the Plan of Merger shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of OASys or Cabletron, respectively, set forth in the Plan of Merger, such that the conditions to the requisite obligations of Cabletron and Merger Sub or OASys, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to March 15, 1997 by OASys or Cabletron, as the case may be, through the exercise of its reasonable best efforts and for so long as OASys or Cabletron, as the case may be, continues to exercise such reasonable best efforts, neither Cabletron nor OASys, respectively, may terminate the Plan of Merger under this clause; (g) by Cabletron, if any representation or warranty of OASys shall have become untrue such that the requisite condition would not be satisfied, or by OASys, if any representation or warranty of Cabletron shall have become untrue such that the requisite condition would not be satisfied, in either case other than by reason of a Terminating Breach; or (h) by Cabletron or OASys, if OASys enters into a definitive agreement relating to an Alternative Transaction.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Cabletron or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding equity securities of OASys, whether from OASys or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving OASys pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of OASys or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of OASys, and the entity surviving any merger or business combination including any of them) of OASys or any of its subsidiaries having a fair market value (as determined by the Board of Directors of OASys in good faith) equal to more than 25% of the fair market value of all the assets of OASys and its subsidiaries, taken as a whole, immediately prior to such transaction.

  In the event of the termination of the Plan of Merger pursuant to the preceding paragraphs, the Plan of Merger shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (i) for certain confidentiality provisions of the Plan of Merger which shall survive any termination of the Plan of Merger and (ii) nothing in the Plan of Merger shall relieve any party from liability for any breach of the Plan of Merger.

Fees and Expenses; Termination Fee

  All fees and expenses incurred in connection with the Plan of Merger and the transactions contemplated by it will generally be paid by the party incurring such expenses, whether or not the Merger is consummated, except that: (a) in the event the Merger is consummated, the stockholders of OASys shall pay all legal, accounting, financial advisory, investment banking and other fees incurred by OASys or any of its subsidiaries (or for which OASys or any of its subsidiaries may be or become liable) in connection with the Plan of Merger and the consummation of the Merger (the "OASys Expenses"). Immediately prior to the Effective Time,

OASys shall provide to Cabletron a good faith estimate of the total OASys Expenses and such amount shall be used in calculating the Exchange Ratio pursuant to the terms of the Plan of Merger. Thereafter, the payment of such amount of the OASys Expenses shall be the responsibility of the Surviving Corporation. If following the Effective Time it is determined that there are additional unpaid OASys Expenses and the Stockholders Representative authorizes Cabletron to receive Escrow Shares having a value (as calculated in accordance with the Escrow Agreement) equal to such additional OASys Expenses, then upon receipt of such Escrow Shares, the Surviving Corporation shall pay such OASys Expenses and (b) OASys shall pay Cabletron a fee of $300,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Cabletron (the "Cabletron Expenses") relating to the transactions contemplated by the Plan of Merger (including, but not limited to, fees and expenses of Cabletron's counsel, accountants and financial advisers), within one business day of and upon the first to occur of the following events: (1) the termination of the Plan of Merger by Cabletron or OASys as a result of the failure to receive the requisite vote for approval and adoption of the Plan of Merger by the stockholders of OASys by March 15, 1997 or the failure of the holders of the shares of the OASys Preferred Stock to convert such shares into shares of OASys Common Stock by such date; provided, however, that Cabletron shall be entitled only to be paid the Cabletron Expenses under this section unless OASys consummates or enters into an agreement regarding an Alternative Transaction within one year of the date of termination of the Plan of Merger by Cabletron;
(2) the termination of the Plan of Merger by Cabletron because: (i) the Board of Directors of OASys has withdrawn, changed or modified its recommendation of the Plan of Merger, the Merger Agreement, the Merger or the Conversion in a manner adverse to Cabletron, or has resolved to do so; (ii) the Board of Directors of OASys has recommended to the stockholders of OASys an Alternative Transaction; or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of OASys Common Stock is commenced (other than by Cabletron or an affiliate of Cabletron) and the Board of Directors of OASys recommends that the stockholders of OASys tender their shares in such tender or exchange offer; (3) the termination of the Plan of Merger by Cabletron on account of a Terminating Breach by OASys; or (4) the termination of the Plan of Merger by Cabletron or OASys because OASys entered into a definitive agreement relating to an Alternative Transaction.

Indemnification

  Pursuant to the Plan of Merger, the Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of OASys (the "OASys Indemnified Parties") as provided in its charter or By-Laws shall continue in full force and effect for a period of not less than six years from the Effective Time, except, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether an OASys Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of OASys or otherwise shall be made by independent counsel selected by the OASys Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

  The representations and warranties of OASys made in the Plan of Merger and in the documents and certificates delivered in connection therewith will survive the Merger for a period of two years from the Effective Time and will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party thereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of the Plan of Merger. No claim for indemnification for breach of a representation or warranty by OASys may be commenced after the second anniversary of the Effective Time, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

  By approving the Plan of Merger, the stockholders of OASys agree to indemnify, defend, protect, and hold harmless each of Cabletron, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of the Plan of Merger from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of OASys set forth therein or in any certificate or other document delivered in connection therewith (as such representation or warranty would read if all qualifications as to materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period described above, (ii) any breach or nonfulfillment by OASys, or any noncompliance by OASys with, any covenant, agreement, or obligation contained therein or in any certificate or other document delivered in connection therewith except to the extent waived by Cabletron, (iii) any claim by a holder or former holder of OASys capital stock or options, warrants or other securities convertible into or exercisable for shares of OASys capital stock (the "Convertible Securities") or any other person or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of OASys; (B) any rights of a stockholder of OASys (other than the right to receive the Merger Consideration pursuant to the Plan of Merger or appraisal rights under the applicable provisions of the CCC), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of OASys; or (D) any claim that his, her or its shares or Convertible Securities were wrongfully repurchased, canceled, terminated or otherwise limited by OASys, regardless of whether an action, suit or proceeding can or has been made against OASys or (iv) any OASys Expenses.

  In the event that on or prior to the date that is two years from the date of the Effective Time, either of Paul Doolan or Susan Marvin shall have voluntarily terminated their employment with the Surviving Corporation or Cabletron (or one of their affiliates) without "good reason", or if Cabletron shall terminate the employment of either such individual for "cause", Cabletron shall be entitled to an adjustment to the consideration paid to the stockholders of OASys pursuant to the Plan of Merger equal to $900,000. In such event, Cabletron shall be entitled to receive Escrow Shares having a value equal to $900,000. For avoidance of doubt, the termination of Ms. Marvin or Mr. Doolan as a result of their death or disability shall not constitute voluntary termination by them of their employment for purposes of this paragraph.

  Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to the Plan of Merger (a "Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the escrow, give the Stockholders Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the Indemnitee's right to indemnification pursuant to the Plan of Merger with respect to such claim, action or proceeding, except to the extent that the Stockholders Representative has, or the stockholders have, been actually prejudiced as a result of such failure. If the Stockholders Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Funds (as defined in the Escrow Agreement) that have not been settled, is less than the remaining balance of the Escrow Funds, then the Stockholders Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the Indemnitee, and the Stockholders Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Stockholders Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Stockholders Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that the Indemnitee shall control the defense of any claim or proceeding that in the Indemnitee's reasonable judgment could have a material and adverse effect on the Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholders Representative has not assumed the defense of any claim. Whether or not the Stockholders Representative shall have assumed the defense of any claim, neither the Indemnitee nor the Stockholders Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of these indemnification provisions, but shall not be dispositive of the amount of Damages as between the stockholders of OASys and the Indemnitee.

  All claims for indemnification shall be paid solely from the escrow funds. To the extent that Cabletron, Merger Sub, or the Surviving Corporation or another Indemnitee makes a claim against the escrow funds pursuant to the Escrow Agreement, and such claim is paid in shares of Cabletron Common Stock, then for purposes of such payment, the shares of Cabletron Common Stock shall be valued at $38.25.

  The stockholders of OASys shall not be required to indemnify any Indemnitee except to the extent that Damages suffered by such Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to the Plan of Merger, exceeds $50,000. The foregoing sentence shall not in any way limit Cabletron's right to recover amounts in respect of the OASys Expenses from the Escrow Account. The maximum aggregate liability of OASys's Stockholders to provide indemnification for Damages and in respect of any adjustment pursuant to the provisions relating to the resignation of founding stockholders shall be $1,350,000. No stockholder of OASys shall have any personal obligation to indemnify any Indemnitee or in respect of any adjustment pursuant to the provisions relating to the resignation of founding stockholders

Escrow

  In order to secure the indemnification obligations of the indemnifying persons under the Plan of Merger, approximately 35,300 shares Cabletron Common Stock (which equals approximately 15% of the Cabletron Common Stock to be issued in the Merger, depending on the number of dissenting shares and unexercised OASys Options) (the "Escrow Shares") will be held in escrow. Immediately prior to the Effective Time, Cabletron, the Stockholders Representative (on behalf of OASys Stockholders) and the Escrow Agent will enter into the Escrow Agreement. Each stockholder will have voting rights with respect to the Escrow Shares with respect to such stockholder so long as such Escrow Shares are held in escrow, and Cabletron will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to the Escrow Agreement, the stockholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of the Escrow Agreement. The Escrow Agreement will remain in effect for a period of two (2) years.

BUSINESS
General

  OASys designs, develops and supports a family of Telecommunications Management Network ("TMN") system level software products and solutions. OASys' current products enable telephone network operators to migrate from proprietary, TL1-based network management systems to CMISE-based, open systems that follow the International Telecommunications Union ("ITU") standard TMN architecture.

  OASys is a California corporation founded in March, 1995. Its offices are located at 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, CA 95030, telephone 408/395-1684.

The Market

  The market for OASys' products is driven by the need of the telephone service providers to move toward open standards based management systems. In the past, each telecommunications equipment manufacturer delivered a management solution for its own equipment built upon the proprietary TL1 management protocol variant unique to its own equipment. As a result, a manufacturer's network management system typically could manage only its own equipment, and not that of other manufacturers.

  Telephone service providers use equipment from multiple manufacturers due to the range of equipment required to meet the diverse needs of the telephone service providers' networks, and to avoid dependency on a single source of supply for critical network components. As a result, each telephone service provider relies on multiple management systems, resulting in inefficiencies and increased costs. For example, individuals operating these networks must be familiar with multiple management systems, which involves additional training, are limited in the functions they can perform if not trained on all systems, and must manually assimilate and correlate information from multiple management systems to fully understand overall network status and operation.

  These inefficiencies are causing network service providers to seek open standards management systems based on the ITU standard TMN architecture which uses the CMIP network management protocol, rather than TL1. By adopting such standards and protocols, a single management system can manage a network utilizing equipment from multiple vendors. The installed base of TL1 equipment ("legacy equipment") is a multi-billion dollar investment that the service providers cannot simply abandon, therefore any migration path to TMN and CMIP must address the management of legacy equipment. OASys' products provide migration paths from legacy proprietary TL1 network element based systems to open systems based on CMIP.

OASys Solutions

  OASys offers a family of software products that facilitates migration from proprietary TL1 network elements to open CMIP systems. In this way, network service providers can migrate to TMN management systems, and realize the benefits of TMN, while protecting their huge investment in legacy equipment.

OASys Products

  OASys currently offers the following products:

TL1/CMIP Gateway Toolkit.  The TL1/CMIP Gateway (Q-Adapter in TMN parlance) is
------------------------
the critical component in implementing an effective migration strategy from proprietary TL1 network management to open systems TMN. The TL1/CMIP Gateway Toolkit is comprised of several components.

  -  Gateway Engine -performs the actual CMIP/TL1 translations.
     --------------
  -  TL1 Dictionaries -contain the specific TL1 dialect unique to each TL1
     ----------------
network element.
  -  TL1 Dictionary Developer's Tool ("Webster") -A development tool for
     -------------------------------------------
creating TL1 Dictionaries.
  -  TL1 Network Element Emulator ("T-NEE") -A test tool to aid in the
     --------------------------------------
development, testing, and training of TL1 and TMN network systems.

Intelligent Alarm Filtering Engine.  A TL1 parsing engine and alarm filter
----------------------------------
which, based on user-specified criteria, limits superfluous TL1 alarms and messages generated by network equipment from being sent to the network management system. As such, the Intelligent Alarm Filter reduces the likelihood of a network management system being flooded with extraneous information which is unimportant to overall network operation.

TARP  Target ID Address Resolution Protocol, a standard defined by Bellcore for
----
resolving TL1 and OSI network addresses.

TARP/500  A standard adopted by the SONET Interoperability Forum for resolving
--------
TL1 and OSI network addresses using TARP and ISO/OSI x.500.

ADMIN/500  An operator utility program that complements TARP/500.
---------

  All products are offered in portable source code form for portation by the user to their environment of choice. OASys also offers these same products in binary code form for several popular platforms. For a development fee, OASys will provide custom solutions based on these standard OASys products.

Marketing and Sales

  The ultimate users of OASys products are telephone service providers. Over time, it is expected that the market will expand to include other service providers such as wireless and cable companies as these companies realize that they need more robust network management systems.

  OASys delivers products to the telephone service providers through both direct and indirect channels. Indirect channels include telecommunications equipment manufacturers (e.g. Nippon Electric Company, Applied Innovation), computer platform vendors (e.g. Hewlett-Packard, Sun Microsystems, Inc.), and network management vendors (e.g. Alcatel Network Systems, Objective System Integrators). Most of the indirect channel partners of OASys have entered into an OEM licensing agreement with OASys to distribute products on a royalty bearing basis. Other indirect channel partners simply reference OASys and its products.

  While the role of Q-Adapters is clearly defined within the TMN architecture, their actual functions and deployment options are not well understood by many potential customers. Therefore, OASys' sales process involves a large amount of education and consultation. This activity allows OASys to build strong, lasting relationships with its customers which provides a competitive advantage, but also results in long sales cycles.

Service and Support

  All customer service and support is provided by OASys from its Los Gatos, California offices. These services includes product installation support, assistance with operations and usage, plus product diagnostic and repair services.

Product Development

       OASys directs its development efforts towards technologies intended to have application in current products and which will also become core technologies for future products. For example, the Intelligent Alarm Filter Engine will be a key component of a root cause alarm analysis product, intended to aid in the identification of network problems and failures in more complex network configurations. Another example is the Auto-Discovery Engine, a component of the TL1/CMIP Gateway, which OASys believes has the potential for being the basis for a network capacity inventory control system. However, there can be no assurance that OASys will be able to identify, develop, market, and support new products or enhancements to its existing products successfully or on a timely basis, that any new products will gain market acceptance, or that OASys will be able to respond effectively to product announcements by competitors, technological changes, or emerging industry standards.

Manufacturing

       OASys ships its software products on magnetic tape cartridges, diskettes, or CD-ROM media as mutually agreed with each customer. OASys has sufficient in-house capacity to meet present customer requirements.

Competition

       The market for TMN software products and solutions is quite competitive with a number of companies offering TMN products and solutions. These companies are larger and have greater resources than OASys. Additionally, some of these companies offer a broader range of products than does OASys. As a result, such competitors may appear more attractive to customers as a result of broader product offerings or larger size and resources.

       Currently, OASys believes its major competitors to be Digital Equipment Corporation, Vertel, Telops and ISR Global. Digital Equipment Corporation, Maynard, Massachusetts, is a major computer systems supplier offering a TMN management system, TeMIP, which includes a toolkit for developing Q-Adaptors. Vertel, Woodland Hills, California, is a subsidiary of Retix, a computer communications equipment supplier. Vertel offers a range of software products relating to TMN and is a re-seller of Telops' technology. Telops, Los Angeles, California, is a privately held company focused on Q-Adaptor solutions. ISR Global, Orlando, Florida, is a privately held company offering a range of TMN products.

       OASys believes that key factors for success in the TL1 Q-Adapter market include a demonstrable product that is able to perform the complete range of TL1/CMIP translation, and productivity tools to easily and quickly handle the unique TL1 dialects of equipment of different manufacturers. Although OASys believes that the OASys TL1/CMIP Gateway Toolkit is the most complete and most mature solution of its kind in the market today, OASys faces intense competition from existing competitors, and may face additional competition from other companies which choose to enter the TMN market.

Employees

       As of November 1, 1996 OASys had 10 employees, seven of which serve in engineering, one in sales, and two in administration and operations. The continued success of OASys will depend in part on its ability to attract and retain qualified personnel, some of which possess a unique combination of skills. OASys believes that it has a good relationship with its employees.

Facilities

       OASys leases an approximately 2,200 square foot facility in Los Gatos, California, under leases which expire April 30, 1997.

Glossary

       The following terms relate to standards and protocols applicable to the telecommunications industry.

CMISE             Common Management Information Service Element

CMIP              Common Management Information Protocol

TL1 Transaction Language One, a Bellcore defined telecommunication management protocol

OSI               Open Systems Interconnection protocol

Q-Adaptor         A component of the TMN architecture which addresses the
                  management of non-CMIP network elements

TMN               Telecommunications Management Network

TL1/CMIP Gateway  OASys implementation of a TMN Q-Adaptor providing bi-
                  directional mapping between CMIP commands and responses and TL1 commands and responses

SONET             Synchronous Optical Network

ISO               International Standards Organization

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis should be read in conjunction with the Financial Statements and related Notes thereto contained elsewhere in this Proxy Statement/Prospectus.

GENERAL

       Since its inception in March 1995, OASys has been engaged in the design, development and sale of open standards software products for the telecommunications industry. OASys has a limited history of operations that, to date, has consisted primarily of developing products, recruiting personnel, developing strategic relationships and raising capital.

       In March 1995, OASys acquired substantially all of the assets and assumed certain liabilities from the OASys Group, L.L.C. ("OASys LLC") for an aggregate purchase price of $135,000, of which $30,000 was paid in cash and the balance in a note in the principal amount of $105,000. As of September 30, 1996, $33,145 in principal and accrued interest remained payable to OASys LLC. The note is secured by certain assets of OASys.

RESULTS OF OPERATIONS

       OASys has limited history of operations and has experienced significant operating losses since inception. As of September 30, 1996, OASys had an accumulated deficit of $917,547. Revenues from inception to September 30, 1996 total $1,021,128, of which $709,199 represent sales of products.

       During the period from March 22, 1995 (date of inception) through December 31, 1995, and the nine month period ended September 30, 1996, OASys was a development stage company. Revenues for the period ended December 31, 1995 consisted of $141,332 of product sales and $311,929 of other revenue primarily derived from research and development services. Revenues for the period ended September 30, 1996 consisted of product sales in the amount of $567,867. Cost of revenues was $210,000 and $442,000 for the periods ended December 31, 1995 and September 30, 1996, respectively, consisting primarily of development expenses.

       Research and development expenses increased to $248,707 for the period ended September 30, 1996, from $152,804 for the period ended December 31, 1995. This increase resulted from the hiring of additional research and development personnel following the completion of OASys' May 1996 private equity financing.

       Sales and administrative expenses increased to $548,967 for the period ended September 30, 1996, from $269,980 for the period ended December 31, 1995. This increase resulted from increased sales and marketing activities and increased personnel expenses.

       Net interest expense increased to $12,452 for the period ended September 30, 1996, from $2,915 for the period ended December 31, 1995, due primarily to increased borrowing costs and new capital lease obligations.

LIQUIDITY AND CAPITAL RESOURCES

       From inception through September 30, 1996, OASys has financed its operations through the private placement of equity securities totaling approximately $720,000 and revenues derived from the sale of products and from providing research and development services. Cash and cash equivalents totaled $23,983 and $89,727 at December 31, 1995 and September 30, 1996, respectively. Net cash provided by operating activities equaled $21,825 for the period ended December 31, 1995, while net cash used in operating activities equaled $542,563 for the period ended September 30, 1996, primarily as a result of OASys increased net loss due to increased cost of revenues, research and development and selling and administrative expenses.

       OASys' principal source of liquidity at September 30, 1996 consisted of cash and cash equivalents of $89,727 and accounts receivable of $137,000. At September 30, 1996, OASys had no long term debt. OASys has never had, and currently does not have commitments for, credit facilities, such as revolving credit agreements or lines of credit, that could provide additional working capital.

       In the absence of the acquisition of OASys by Cabletron, OASys would have to raise additional capital to support its operations until its revenues were sufficient to support its operations. There is no assurance that OASys would be able to successfully raise additional capital, that such capital would be available on favorable terms, or at all. Similarly, there can be no assurance that OASys would be able to achieve and maintain sufficient revenues to support its operations.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF OASYS

       The following table sets forth certain information with respect to the beneficial ownership of OASys Common Stock as of December 11, 1996, assuming the conversion of all OASys Preferred Stock into OASys Common Stock, by (i) each person known by OASys to beneficially own more than 5% of the outstanding shares of OASys Common Stock, (ii) each director of OASys, (iii) all executive officers of OASys, and (iv) all directors and executive officers of OASys as a group. Unless otherwise indicated, the address of the shareholder is c/o The OASys Group, Inc., 59 N. Santa Cruz Avenue, Suite Q, Los Gatos, CA 95030.

                                                                Percentage of
----------------------------------------   Amount and Nature     Common Stock
                                            of Ownership/1/       Outstanding
Name of Beneficial Owner                  --------------------  ---------------
----------------------------------------

Paul D. Doolan                                       1,000,000              19%
----------------------------------------
Frederic H. Gaskell, Jr.                             1,000,000              19%
Susan J. Marvin                                      1,000,000              19%
Bruce W. Irvine                                        555,560              10%
Jack C. Carsten/2/                                     276,708               5%
Richard E. Pospisil/3/                                 275,000               5%
All Directors and Executive Officers as              3,551,708              66%
 a group (5 persons)


__________________
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Includes 201,708 shares owned by the Carsten 1978 Trust, as amended, as to which Jack C. Carsten has sole voting and investment power.
(3) Includes 275,000 shares owned by the R.E. Pospisil Separate Property Trust, as to which Richard E. Pospisil has sole voting and investment power.

DESCRIPTION OF CAPITAL STOCK OF CABLETRON

       The following description does not purport to be complete and is subject in all respects to the applicable provisions of Cabletron's Restated Certificate of Incorporation, as amended, and Bylaws, copies of which are filed as exhibits to the registration statement, of which this Proxy Statement/Prospectus is a part.

       The authorized capital stock of Cabletron consists of 240,000,000 shares of Cabletron Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $1.00 par value.

Common Stock

       Subject to the powers, preferences and rights of any preferred stock, the holders of Cabletron Common Stock are entitled to all powers and voting and other rights pertaining to the stock of Cabletron and each share of Common Stock is entitled to one vote. There is no cumulative voting. Holders of Cabletron Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. The Board of Directors of Cabletron is authorized to issue from time to time all of the authorized and unissued shares of Cabletron Common Stock.

Preferred Stock

       The Cabletron Board of Directors is authorized to issue preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and special rights as shall be determined by the Board of Directors of Cabletron in a resolution or resolutions providing for the issue of such preferred stock.

COMPARISON OF STOCKHOLDER RIGHTS

       The following is a summary of the material differences between the rights of holders of OASys Stock and the rights of holders of Cabletron Common Stock. Because OASys is organized under the CCC and Cabletron is organized under the Delaware General Corporation Law ("DGCL"), these differences arise from differing state laws and provisions in the Restated Articles of Incorporation, as amended, (the "OASys Articles"), and Bylaws, as amended, (the "OASys Bylaws") of OASys and the Restated Certificate of Incorporation, as amended, (the "Cabletron Certificate") and Bylaws, as amended, (the "Cabletron Bylaws") of Cabletron.

Voting Rights

       Holders of OASys Common Stock are entitled to one vote per share, in person or by proxy, at all meetings of the shareholders and on all propositions before such meetings. The OASys Common Stock is substantially identical to the Cabletron Common Stock in this respect. In contrast to the Cabletron Common Stock, the OASys Common Stock has cumulative voting rights in the election of directors.

       Each holder of each class of OASys Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of shares of OASys Common Stock into which such shares of OASys Preferred Stock could be converted pursuant to the conversion provisions in the OASys Articles relating to OASys Preferred Stock. The conversion rate for the OASys Preferred Stock to OASys Common Stock is 1 to 1.

       Except as otherwise required by law, or by the OASys Articles, the holders of the OASys Preferred Stock and the OASys Common Stock vote together as a single class on all matters, excluding the vote to elect directors. For so long as at least 500,000 shares of OASys Preferred Stock remain outstanding, the holders of shares of OASys Preferred Stock, voting as a class, shall be entitled to elect two (2) directors, the holder of shares of OASys Common Stock, voting as a class, shall be entitled to elect two (2) directors and the remaining directors shall be elected by the holders of the OASys Common Stock and OASys Preferred Stock, voting as a single class.

       Certain actions may not be taken without approval by vote or written consent of the holders of not less than a majority of the then outstanding shares of OASys Preferred Stock, voting together as a class, including: (i) any amendment or repeal of any provision of, or addition of any provision to, the OASys Articles if such action would materially and adversely directly alter, amend or modify the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any OASys Preferred Stock, (ii) any authorization or issuance of shares of any class of stock having any preference or priority as to dividends or assets on a pari passu basis or superior to any such preference or priority of the OASys Preferred Stock, (iii) any increase in the authorized number of OASys Preferred Stock, (iv) any merger or consolidation with any other corporation or sale, lease, or conveyance of all or substantially all of the assets of OASys unless the shareholders of OASys receive in such consolidation, merger, or sale of assets more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation; and (v) any liquidation, dissolution, recapitalization or reorganization of OASys.

Voting Requirements and Quorums for Stockholder Meetings

       Under the DGCL, a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, at any meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, unless the certificate of incorporation or bylaws specifies a different percentage, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. Cabletron's quorum requirements do not differ from the requirements of the DGCL in their certificate or bylaws.

       The OASys Articles require the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote thereat to constitute a quorum for the transaction of business at all meetings of shareholders. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

       Under the DGCL, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement. The Cabletron Bylaws provide that a majority of the votes properly cast upon any question other than an election to an office will decide the question, except when a larger vote is required by law, by the certificate of incorporation or by the bylaws. A plurality of the votes properly cast for election to any office will elect to such office.

       The OASys Bylaws provide that if a quorum is present, the affirmative vote of the majority of the shares represented and voting at a duly held meeting shall be the act of the shareholders, unless the vote of a greater number or a vote by classes is required by the CCC or by the articles of incorporation. A majority of the votes properly cast upon any question other than election to an office will decide the question. At a shareholders' meeting at which directors are to be elected, a shareholder shall be entitled to cumulate votes and the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected.

Stockholder Meetings

       Under the DGCL, special meetings of stockholders may be the called by the board of directors and by such person or persons as so authorized by the charter or the bylaws. The Cabletron Bylaws provide that special meetings of stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors. A special meeting may also be called by the secretary upon application of a majority of the directors.

       Under the CCC, special meetings of stockholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting or such additional persons as may be provided in the articles or bylaws. The OASys Bylaws do not provide for any such additional person to call special meetings of shareholders.

Amendments to Charter

       To amend a certificate of incorporation, the DGCL requires the affirmative recommendation of the board of directors and the approval of a majority of all outstanding shares entitled to vote therefor, unless a greater of level of approval is required by the certificate of incorporation. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation if the amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect the holders thereof.

       The Cabletron Certificate provides that certain of its articles can only be amended by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person (as defined in the Cabletron Certificate).

       The CCC provides that, unless otherwise specified in the articles of incorporation, an amendment to the articles of incorporation requires the approval of the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. The OASys Articles do not require a greater level of approval for an amendment thereto. In addition under the CCC, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would: (a) increase or decrease the aggregate number of authorized shares of such class; (b) effect an exchange, reclassification or cancellation or all or part of the shares of such class, other than a stock split; (c) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (d) change the rights, preferences, privileges or restrictions of the shares of such class; (e) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class; (f) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (g) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

       The OASys Bylaws provide that holders of OASys Preferred Stock are entitled to vote as a class upon any amendment or repeal of any provision of, or addition of any provision to the OASys Articles if such action would materially and adversely directly alter, amend, or modify the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any OASys Preferred Stock.

Bylaws

       Under the DGCL, the authority to adopt, amend or repeal the bylaws of a corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Cabletron Certificate grants to its board of directors the power to make, alter or amend the Cabletron Bylaws by vote of a majority of the directors. Stockholders of Cabletron also have the power to adopt, amend or repeal the bylaws by a two-thirds vote.

       Under the CCC, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The OASys Bylaws provide that new bylaws or the current bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the articles of incorporation set forth the number of authorized directors of the corporation, then the authorized number of directors may be changed only by amendment of the articles of incorporation. Subject to the rights of the shareholders as provided for in the bylaws, bylaws, other than a bylaw or amendment of a bylaw changing the authorized number of directors (except to fix the authorized number of directors pursuant to a bylaw providing for a variable number of directors), may be adopted, amended, or repealed by the board of directors.

Number of Directors

       Under the DGCL, the minimum number of directors is one. The DGCL permits the board of directors to change the authorized number or the range of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon approval of such change by the stockholders. The Cabletron Certificate does not set a number of directors.

       The OASys Bylaws stipulate that the number of directors shall be not less than four (4) nor more than seven (7). The exact number of directors shall be four (4) until changed by a bylaw amending this provision, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to the bylaws duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, than an amendment reducing the fixed number or the minimum of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

Board Classification

       The DGCL provides that the directors of any corporation may be divided into one, two or three classes. The Cabletron Bylaws provide that Cabletron's directors shall be divided into three equal classes with each class comprised of one third of the directors being elected to serve until the third succeeding annual meeting. Although the CCC permits certain qualifying corporations to provide for a classified board in their articles or bylaws, neither the OASys Articles nor the OASys Bylaws provide for a classified board.

Nomination and Election of Directors

       The DGCL provides that directors shall be elected at an annual meeting of stockholders held on a date and at a time designated by or in the manner provided in the bylaws. Elections of directors must be by written ballot, unless otherwise provided in the certificate of incorporation. The Cabletron Certificate provides that elections of directors need not be by written ballot, unless otherwise provided in the bylaws. The Cabletron Bylaws state that no ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

       Under the DGCL, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The Cabletron Bylaws provide that directors are elected by a plurality of the votes properly cast by stockholders voting in person or by proxy at the annual meeting of stockholders. Subject to the rights of the holders of any preferred stock, nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors.

       Any Cabletron stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely written notice thereof to the secretary accompanied by a petition signed by at least 100 record holders of capital stock of the corporation which shows the class and number of shares held by each person and which represent in the aggregate 1% of the outstanding shares entitled to vote in the election of directors. To be timely, notice must be given to the principal executive offices of Cabletron not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice shall set forth in writing
(i) as to each person nominated by the stockholder to serve as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address of such stockholder and
(y) the class and number of shares of the corporation which are beneficially owned by such stockholder. If any person is nominated by the board of directors for election as a director, that person shall furnish to the secretary the same information regarding the nominee as is required of those stockholders submitting notices of nomination.

       The OASys Bylaws stipulate that directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. Generally a shareholders' vote may be by voice vote or by ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder at the meeting and before any voting has begun. When electing directors, a shareholder is entitled to cumulate votes if the candidates' names have been placed in nomination prior to commencement of the voting and the shareholder has given notice prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination either (i) by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's share are normally entitled or (ii) by distributing the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected; votes against any candidate and votes withheld shall have no legal effect.

       Neither the OASys Articles nor the OASys Bylaws contains provisions regarding the nomination of directors.

Removal of Directors

       The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, shareholders may effect removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

       The Cabletron Bylaws provide for removal of directors at any time, but only for cause and only by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person.

       Under the CCC, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

       Under the OASys Articles, a director may be removed from the board of directors, with or without cause, by the vote or written consent of the holders of the outstanding class with voting power entitled to elect such director. Any vacancy in the board of director occurring because of removal shall be filled by the vote or written consent of the majority of the class that elected such director.

Newly Created Directorships and Vacancies

       Under the DGCL, newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The DGCL also provides that, unless the certificate of incorporation or bylaws otherwise provide, vacancies occurring by reason of the removal of directors with or without cause may be filled by a majority vote of the directors then in office. In addition, under the DGCL, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, such election to be conducted in accordance with the procedures under the DGCL for holding stockholder meetings.

       The Cabletron Bylaws provide that vacancies may be filled only by a majority vote of the directors in office, although less than a quorum, and newly created directorships may be filled by the board of directors, or if not so filled, by the stockholders at the next annual meeting or at any special meeting the called for such purpose.

       Under the OASys Bylaws, vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present, or by unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

       Furthermore, the OASys Bylaws allow the shareholders to elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election other than to fill a vacancy created by removal, if by written consent, shall require the consent of the holders of a majority of the outstanding shares entitled to vote thereon.

Vote Required for Mergers

       The DGCL generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the certificate of incorporation requires a greater proportion, to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets, except that, (a) unless required by its charter, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's charter is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) the number of shares to be issued in the merger does not exceed twenty percent (20%) of such corporation's outstanding common stock immediately prior to the effective date of the merger and (b) unless a dissolution is adopted by a majority of the board of directors, a dissolution must be approved by all stockholders entitled to vote thereon.

       The Cabletron Certificate provides that certain transactions, including mergers, consolidations, issuances of securities, certain asset dispositions, liquidations or dissolutions between Cabletron and a Related Person must be approved by the affirmative vote of 85% of the outstanding shares of stock entitled to vote generally for the election of directors unless (i) the board of directors of Cabletron has approved a binding agreement with such Related Person with respect to such transaction or has approved the transaction which resulted in such party becoming a Related Person, in either case prior to the time such party became a Related Person and provided that a majority of the members of the board of directors voting for the approval of such transaction were continuing directors; or (ii) the Related Person is a majority-owned subsidiary of Cabletron.

       The CCC requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths (5/6) of the voting power of the surviving corporation. The CCC further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered.

       So long as any shares of OASys Preferred Stock shall be outstanding, the OASys Articles stipulate that the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of OASys Preferred Stock voting together as a class, merge or consolidate with any other corporation or sell, lease or convey all or substantially all of the assets of OASys unless the shareholders receive in such consolidation, merger or sale of assets more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation.

Anti-takeover Provisions

       The DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation and such persons, affiliates and associates. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain other transactions) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock. However, the prohibition does not apply if: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired its shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding shares held by directors of the corporation who are also officers and shares held under certain employee stock plans) in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The law applies automatically to a Delaware corporation unless otherwise provided in its certificate of incorporation or bylaws or if it has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or listed for quotation with a registered national securities association. Neither the Cabletron Certificate nor the Cabletron Bylaws exempts Cabletron from the DGCL provision regarding transactions with interested stockholders.

       Under the CCC, there is no comparable provision. However, the CCC does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns a least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

Fiduciary Duties of Directors

       Directors of corporations incorporated or organized under the DGCL and the CCC have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that directors reasonably believe to be in the best interest of the corporation. Under the CCC, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interest of the corporation and its stockholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

Limitation on Directors' Liability

       The Cabletron Certificate provide that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL. The DGCL prohibits exculpation for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transactions from which the director derived an improper personal benefit.

       The OASys Articles stipulate that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under the CCC. The CCC does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

Indemnification

       The DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. These provisions of the DGCL are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or bylaws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. The Cabletron Certificate provides that officers and directors shall be indemnified to the full extent permitted by the DGCL.

       The OASys Articles provide that officers and directors shall be indemnified to the fullest extent possible under the CCC. The CCC permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines such person is entitled to indemnify for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action that is settled or otherwise disposed of without court approval.

       The CCC requires indemnification when the individual has successfully defended the action on the merits (as opposed to Delaware law, which requires indemnification relating to a successful defense on the merits or otherwise).

Dividends and Other Distributions

  Under the DGCL, a corporation may generally pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued outstanding stock of all classes having a preference upon the distribution of assets.

  Neither the Cabletron Certificate nor the Cabletron Bylaws place any restrictions on the payment of dividends or provide for any preferences upon liquidation.

  Under the CCC, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchase of its shares, other than repurchase of its shares issued under employee stock plans contemplated by Section 408 of the CCC) unless either (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

  Under the OASys Articles, the holder of OASys Preferred Stock shall be entitled to receive, when and if declared, $0.04 per share per annum out of funds legally available therefore prior and in preference to payment of any dividend with respect to the OASys Common Stock (other than dividends payable solely in OASys Common Stock). Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of OASys Preferred Stock unless declared by the board of directors.

  The OASys Articles also provide that no dividends or other distributions shall be made with respect to the OASys Common Stock during any fiscal year unless at the same time dividends with respect to OASys Preferred Stock for that fiscal year have been declared and paid or set apart; provided, however, that if OASys has complied with provisions regarding dividends with respect to OASys Preferred Stock and the board of directors shall declare and set aside for payment any other further amount of cash or property as a distribution, such distribution shall be made with equal priority to the OASys Common Stock and the OASys Preferred Stock, with each share of OASys Preferred Stock being treated for such purpose as if it had been converted into OASys Common Stock at the then effective conversion rate. The conversion rate for the OASys Preferred Stock to OASys Common Stock is 1 to 1. For such purpose, all shares of OASys Preferred Stock held by each holder of OASys Preferred Stock shall be aggregated, and any resulting fractional share of OASys Common Stock shall be disregarded.

  A merger or consolidation of OASys with or into any other corporation or corporations, or the merger of any other corporation or corporations into OASys, in which consolidation or merger the shareholders of OASys receive distribution in cash or securities of another corporation as a result, or a sale of all or substantially all of the assets of OASys, shall be treated as a liquidation, dissolution, or winding up of OASys, unless the shareholders of OASys receive in such consolidation, merger, or sale of assets more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation. When this occurs, the OASys Articles require distributions to the shareholders be made in the following manner. The holders of OASys Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, the amount of $0.50 per share for each share of OASys Preferred Stock then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the shares of OASys Preferred Stock then held by them, if any. If the assets and funds legally available for distribution to the holders of the OASys Preferred Stock shall be insufficient to permit payment to such holders of the preferential amounts to which each holder of OASys Preferred Stock is entitled, then the entire assets and funds of OASys legally available for distribution to such holders shall be distributed among the holders of the OASys Preferred Stock pro rata. If the assets and funds legally available for distribution to the holders of OASys Preferred Stock shall be sufficient to permit the payment in full to such holders of the preferential amounts to which each holder of OASys Preferred Stock is entitled as aforesaid, then the entire remaining assets and funds of OASys legally available for distribution, if any, shall be distributed ratably among the holders of the OASys Common Stock.

  OASys may not redeem any of the OASys Preferred Stock before the fifth anniversary of the original issuance date, nor without a written request from 66 2/3% of the holders of OASys Preferred Stock then outstanding. OASys shall redeem on each redemption date one-third (1/3) of the shares of OASys Preferred Stock held by holders who have indicated their intention to be so redeemed.
Such redemption shall be effected in three (3) equal installments such that all of the shares of OASys Preferred Stock to be so redeemed shall be redeemed on the second anniversary of the redemption date.


Shareholder Derivative Suits

  The CCC provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CCC also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. A stockholder must also first make demand on the corporation that it bring suit and have such demand be refused, unless it
is shown that such demand would have been futile.   The DGCL does not have a
bonding requirement.

Appraisal Rights

       Under both the CCC and the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available (a) with respect to the sale, lease or exchange or all or substantially all of the assets of a corporation, (b) with respect to a merger of consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more that 2,000 holders, plus cash in lieu of fractional shares of such corporations, or
(c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of the DGCL.

       The limitations on the availability of appraisal rights under the CCC are different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right of the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. The CCC generally affords appraisal rights in sale of asset reorganizations.

Inspection of Books and Records

       Both the CCC and the DGCL allow any shareholder to inspect the shareholder list and other books and records of the corporation for a purpose reasonably related to such person's interests as a shareholder. The CCC provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent (5%) or more of a corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have filed a Schedule 14B under the revised proxy rules. The DGCL contains no provision comparable to the absolute right of inspection provided by the CCC to certain shareholders.

       The foregoing discussion of the material differences between the rights of holders of OASys Common Stock and OASys Preferred Stock and the rights of holders of Cabletron Common Stock is only a summary of certain provisions and does not purport to be a complete description of such differences, and is qualified in its entirety by reference to the DGCL, the CCC, the common law thereunder and the full text of the OASys Articles and Bylaws and the Cabletron Certificate and Bylaws.

LEGAL MATTERS

       Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Cabletron by Ropes & Gray, Boston, Massachusetts. Certain legal matters in connection with the Merger will be passed upon for OASys by Wilson, Sonsini, Goodrich & Rosati, P.C., Palo Alto, California.

EXPERTS

       The consolidated financial statements (which give retroactive effect to the mergers of Cabletron and ZeitNet Inc. and of Cabletron and Network Express, Inc., which have been accounted for as poolings of interest) and the related consolidated financial statement schedule of Cabletron and its subsidiaries as of February 29, 1996 and February 28, 1995, and for each of the years in the three-year period ended February 29, 1996, have been incorporated by reference herein and in the Registration Statement, of which this Proxy Statement/Prospectus is a part, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The balance sheets of OASys, as of September 30, 1996 and December 31, 1995, and the related statements of operations, shareholders' deficit and cash flow for the nine-months ended September 30, 1996, for the period from March 22, 1995 (date of inception) to December 31, 1995 and for the cumulative period from March 22, 1995 to September 30, 1996, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent auditors, which report includes an explanatory paragraph regarding uncertainty as to the ability of OASys to continue as a going concern, and which is given upon the authority of that firm as experts in accounting and auditing.

                             THE OASYS GROUP, INC.

                         AUDITED FINANCIAL STATEMENTS

Nine months ended September 30, 1995, period from March 22, 1995 (date of inception) to December 31, 1995 and cumulative period from March 22, 1995 to September 30, 1996


Contents

Report of Independent Accountants............ F-2

Audited Financial Statements

Balance Sheets............................... F-3
Statements of Operations..................... F-4
Statements of Shareholders' Deficit.......... F-5
Statements of Cash Flows..................... F-6
Notes to Financial Statements....F-7 through F-15

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
The OASys Group, Inc.
Los Gatos, California

We have audited the accompanying balance sheets of The OASys Group, Inc. (a company in the development stage), as of September 30, 1996 and December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the nine months ended September 30, 1996, for the period from March 22, 1995 (date of inception) to December 31, 1995 and for the cumulative period from March 22, 1995 to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The OASys Group, Inc. (a company in the development stage) as of September 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the nine months ended September 30, 1996, for the period from March 22, 1995 (date of inception) to December 31, 1995 and for the cumulative period from March 22, 1995 to September 30, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Coopers & Lybrand L.L.P.
San Jose, California
November 20, 1996

                             THE OASYS GROUP, INC.
                     (a company in the development stage)
                                BALANCE SHEETS

------

                              September     December
                                 30,           31,
          ASSETS                 1996         1995
                              ---------     --------

Current assets:
 Cash and cash equivalents     $ 89,727     $ 23,983
 Accounts receivable            137,000       31,100
 Prepaid expenses and
  other current assets           17,482        5,000
                               --------     --------
   Total current assets         244,209       60,083


Property and equipment, net      53,644       43,701
Goodwill and other
 intangible assets less
 accumulated
 amortization of $100,574
  and $52,787 as of
  September 30,
 1996 and December 31,
  1995, respectively             13,008       65,795
                               --------     --------

   Total assets                 $310,861     $169,579
                                ========     ========

                             LIABILITIES

Current liabilities:
 Notes payable - related
  party                         $ 70,000     $139,000
 Accounts payable                 96,376       74,706
 Deferred revenue                 28,279       16,146
 Accrued payroll and
  related expenses               197,323       84,822
 Other accrued liabilities        48,336        5,000
 Current portion of
  capital lease obligations       13,977        7,649
                                --------     --------
   Total current
    liabilities                  454,291      327,323

Capital lease obligations,
 less current portion             18,917       16,694
                                --------     --------
   Total liabilities             473,208      344,017
                                --------     --------

Commitments (Note 5).

     SHAREHOLDERS'
      DEFICIENCY

Redeemable Series A
 convertible preferred
 stock, no par value:
 Authorized:  2,000,000
  shares;
 Issued and outstanding:
  1,423,800 shares in 1996       747,150            -
 (equals liquidation value)
Common stock, no par value:
 Authorized:  10,000,000
  shares;
 Issued and outstanding:
  4,025,000 shares in 1996
  and
  4,000,000 shares in 1995         8,050        8,000
Deficit accumulated during
 the development stage          (917,547)    (182,438)
                                --------     --------
   Total shareholders'
    deficiency                  (162,347)    (174,438)
                                --------     --------

   Total liabilities and
    shareholders'
    deficiency                  $310,861     $169,579
                                ========     ========

  The accompanying notes are an integral part of these financial statements.

                             THE OASYS GROUP, INC.
                     (a company in the development stage)
                           STATEMENTS OF OPERATIONS

--------



                                                                 Cumulative
                                                  Period from    Period from
                                                   March 22,      March 22,
                                   Nine Months   1995 (date of  1995 (date of
                                      Ended      inception) to  inception) to
                                  September 30,  December 31,   September 30,
                                      1996           1995           1996
                                  ------------   ------------   ------------


Product sales                          $567,867       $141,332     $  709,199
Other revenue                                 -        311,929        311,929
                                       --------       --------     ----------
Total revenues                          567,867        453,261      1,021,128
Cost of revenues                        442,000        210,000        652,000
                                       --------       --------     ----------
                                        125,867        243,261        369,128
                                       --------       --------     ----------

Cost and expenses:
  Research and development              248,707        152,804        401,511
  Selling and administrative            548,967        269,980        818,947
                                       --------       --------     ----------
      Total costs and expenses          797,674        422,784      1,220,458
                                       --------       --------     ----------
       Loss from operations             671,807        179,523        851,330

Interest expense, net                    12,452          2,915         15,367
                                       --------       --------     ----------

       Net loss                        $684,259       $182,438     $  866,697
                                       ========       ========     ==========



  The accompanying notes are an integral part of these financial statements.

                             THE OASYS GROUP, INC.
                     (a company in the development stage)
                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                      for the period from March 22, 1995
                   (date of inception) to September 30, 1996
-------



                                                                                                            Deficit
                                                           Convertible Redeemable                         Accumulated
                                                          Series A Preferred Stock      Common Stock       During the
                                                          ------------------------  --------------------  Development
                                                            Shares        Value       Shares     Value       Stage         Total
                                                          -----------  -----------  ----------  --------  ------------  -----------

Issuance of common stock to founders for cash and notes
 at $0.002 per share in March 1995                                                  4,000,000    $8,000                   $  8,000
Net loss                                                                                                    $(182,438)    (182,438)
                                                                                   ----------   -------   -----------   ----------
Balances, December 31, 1995                                                         4,000,000     8,000      (182,438)    (174,438)
Issuance of common stock for cash at $0.002 per share in
  January 1996                                                                         75,000       150                        150
Issuance of Series A preferred stock for cash and
 conversion of bridge loans at $0.50 per share in May
 and September 1996, net of issuance cost of $15,600        1,423,800     $696,300                                         696,300
Repurchase of common stock at $0.002 per share in
  September, 1996                                                                     (50,000)     (100)                      (100)
Accretion to redemption value of redeemable convertible
  preferred stock                                                           50,850                            (50,850)           -
Net loss                                                                                                     (684,259)    (684,259)
                                                            ---------     --------  ---------   -------   -----------   ----------
 Balances, September 30, 1996                               1,423,800     $747,150  4,025,000    $8,050     $(917,547)    (162,347)
                                                            =========     ========  =========   =======   ===========   ==========




   The accompanying notes are an integral part of these financial statements.

                             THE OASYS GROUP, INC.
                     (a company in the development stage)
                            STATEMENT OF CASH FLOWS

                                                                   Cumulative
                                                  Period from     Period from
                                                   March 22,       March 22,
                                 Nine Months     1995 (date of   1995 (date of
                                    Ended        inception) to   inception) to
                                September 30,    December 31,    September 30,
                                    1996             1995             1996
                               --------------   ---------------  --------------
Cash flows from operating
 activities:
 Net loss                           $(684,259)       $(182,438)    $(866,697)
 Adjustments to reconcile
  net loss to net
   cash used in operating
    activities:
     Depreciation and
      amortization                     70,438           59,689       130,127
     Change in assets and
      liabilities:
       Accounts receivable           (105,900)         (31,100)     (137,000)
       Prepaid expenses and
        other assets                  (12,482)          (5,000)      (17,482)
       Accounts payable                21,670           74,706        96,376
       Deferred revenue                12,133           16,146        28,279
       Accrued payroll and
        related expenses              112,501           84,822       197,323
       Other accrued
        liabilities                    43,336            5,000        48,336
                                     --------         --------   -------------
         Net cash (used in)
          provided by
          operating
           activities                (542,563)          21,825      (520,738)
                                     --------         --------   -------------

Cash flows from investing
 activities:
 Purchase of The OASys
  Group, LLC.                                          (30,000)      (30,000)
 Acquisition of property and
  equipment                            (9,667)          (8,655)      (18,322)
                                     --------         --------   -------------
         Net cash used in
          investing
          activities                   (9,667)         (38,655)      (48,322)
                                     --------         --------   -------------

Cash flows from financing
 activities:
 Proceeds from issuance of
  Series A redeemable
   convertible preferred
    stock, net of issuance
    costs                             696,300                        696,300
 Proceeds from issuance of
  common stock                             50            8,000         8,050
 Proceeds from notes payable                            44,000        44,000
 Repayment of notes payable           (69,000)         (10,000)      (79,000)
 Payments under capital
  lease obligations                    (9,376)          (1,187)      (10,563)
                                     --------         --------   -------------
         Net cash provided
          by financing
          activities                  617,974           40,813       658,787
                                     --------         --------   -------------
Net increase in cash                   65,744           23,983        89,727
Cash, at beginning of period           23,983                -             -
                                     --------         --------   -------------
Cash, at end of period               $ 89,727         $ 23,983      $ 89,727
                                     ========         ========   =============

Supplemental disclosures of
 cash flow information:
 Interest paid                       $  5,627         $  2,915      $  8,542
Noncash investing and
 financing activities:
 Property and equipment
  acquired under capital
  leases                             $ 17,567         $ 25,530      $ 43,097
 Accretion to redemption
  value of redeemable
  convertible
   preferred stock                   $ 50,850                       $ 50,850
 Conversion of bridge loans
  and accrued interest to
   Series A redeemable,
    convertible preferred
    stock                            $101,900                       $101,900
 Issuance of common stock
  for notes receivable                                $  4,000      $  4,000

On March 27, 1995, the
 Company acquired the assets
 of OASys Group, LLC.
       Fair value of assets
        acquired                                      $135,000
       Cash paid                                        30,000
                                                      --------
       Note payable incurred                          $105,000
                                                      ========


   The accompanying notes are an integral part of these financial statements.

                             THE OASYS GROUP, INC.
                      (a company in the development stage)
                         NOTES TO FINANCIAL STATEMENTS
                                   ---------


1.   Formation and Business of the Company:
     -------------------------------------

     The OASys Group, Inc. (the Company), a California corporation, was founded on March 22, 1995 to create open standards based software solutions to the highly critical software problems currently facing the telecommunications industry. To date, the Company has been engaged in recruiting personnel, developing products, creating strategic relationships and raising capital.

     On March 27, 1995, the Company acquired the assets of OASys Group, LLC. for $30,000 in cash and a note payable of $105,000.

     The acquisition was accounted for as a purchase and the total purchase price of $135,000 has been allocated to the net assets acquired based on their estimated fair values as of March 27, 1995. The purchased technology is related to the Company's current products and is being amortized on a straight line basis over 18 months.

     The fair value of the assets acquired were as follows:


              Purchased technology       $100,000
              Goodwill                     18,582
              Property and equipment       16,418
                                         --------
                                         $135,000
                                         ========

2.   Summary of Significant Accounting Policies:
     ------------------------------------------
     Basis of Presentation:

     The Company's financial statements have been prepared on a basis of accounting which contemplates realization of assets and satisfaction of liabilities in the normal course of business. The company has incurred losses and negative cash flows from operations since inception and currently has an accumulated deficit of $917,547, which raises substantial doubt about the ability of the Company to continue as a going concern. The Company's continued existence is dependent on its ability to obtain sufficient funding and to achieve profitable operations. Management expects to obtain additional working capital financing and to generate cash from the sale of its products. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     Cash and Cash Equivalents:

     The Company considers all highly liquid investments purchased with original maturities of ninety days or less to be cash equivalents.

     ------------------------------------------------------

     Property and Equipment:

     Property and equipment are stated at cost and are depreciated on a straight line basis over their estimated useful lives of three to five years. Property and equipment acquired under capital leases are amortized over their estimated useful lives of three years.

     Goodwill:

     Goodwill is amortized using the straight-line method over the period of expected benefit which is estimated to be five years.

     Revenue Recognition:

     The Company's product revenues are derived from product sales to distributors and end-users.

     Product revenue from software is recognized upon invoicing, when the license agreement is signed, collection is probable and any remaining obligations are insignificant after delivery of the product and completion of installation and testing. Provisions for estimated product returns, warranty costs and insignificant vendor obligations are recorded at the time revenue is recognized.

     Maintenance and support revenue from customer maintenance fees for ongoing customer support are recognized ratably over the period of the contract. Payments for maintenance fees are generally made in advance. Revenue from other sources is recognized in accordance with the specific terms of the related arrangement.

     Research and Development Agreements:

     During 1995, the Company entered into an agreement with a third party to fund a portion of the Company's research and development efforts. Payments received from the third party were, $281,929, $30,000 and $311,929 for the nine months ended September 30, 1996, for the period from March 22, 1995 (date of inception) to December 31, 1995, and for the cumulative period from March 22, 1995 (date of inception) to September 30, 1996, respectively, which have been included in other revenue.

     Research and Development:

     Research and development costs are charged to operations as incurred.

     Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are calculated at the balance sheet date using current tax laws and rates in effect.

     -------------------------------------------

     Concentration of Credit Risk:

     Financial instruments which potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. The Company places its temporary cash investments with one high credit quality financial institution. Management believes that the financial institution which hold the Company's investments is financially sound and, accordingly, minimal credit risk exists with respect to these investments. With respect to the Company's accounts receivable, the Company sells its products and licenses its technology primarily to distributors and end-users in North America. The Company performs periodic credit evaluations of its customers and does not generally require collateral.

     Fair Value of Financial Instruments:

     Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

     Recent Accounting Pronouncements:

     During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

     During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. Management has not determined if it will adopt the fair value based method of accounting for stock based compensation arrangements nor the potential impact of SFAS 123 on the Company's financial statements.

3.   Property and Equipment:
     -----------------------

     Property and equipment consisted of the following:

                                        September 30, 1996   December 31, 1996
                                        -------------------  ------------------

     Computer equipment                           $ 67,508             $48,998
     Computer software                               6,509
     Furniture and fixtures                          4,180               1,605
                                                  --------             -------
                                                    78,197              50,603

     Less accumulated depreciation and
     amortization                                  (24,553)             (6,902)
                                                  --------             -------

                                                  $ 53,644             $43,701
                                                  ========             =======

     Depreciation charged to operations amounted to $17,651, $6,902 and $24,553 for the nine months ended September 30, 1996, for the period from March 22, 1995 (date of inception) to December 31, 1995 and for the cumulative period from March 22, 1995 to September 30, 1996, respectively.

4.   Notes Payable:
     --------------

     Notes payable consist of the following:

                                                September 30, 1996  December 31, 1996
                                                ------------------  -----------------
     Note payable to officer, interest at             $40,000           $ 40,000
      8.5% per  annum, payable on demand

     Note payable to OASys                             30,000             95,000
     Group, LLC, collateralized by certain
      assets of the Company, payable in
      monthly installments of $10,000 or more
      and cumulative interest of $3,145

     Note payable to related party, interest                               4,000
      at 8.5% per annum, repaid in August 1996        -------           --------

                                                      $70,000           $139,000
                                                      =======           ========


5.   Commitments:
     -----------

     Operating Lease:

     The management of the Company leases the office facility located in Los Gatos, California. The leases are noncancelable and, in May 1996, were extended through April 1997. The lease agreements contain renewal options for an additional year. In addition to monthly rent paid by the Company, the leases are subject to additional payments for utilities and other costs above the base amount.

     At September 30, 1996, future annual minimum lease payments under the noncancelable operating lease are as follows:

     Year Ending December 31,
     ------------------------
              1996                        $10,311
              1997                         13,748
                                          -------
                                          $24,059
                                          =======

     Facility rent expense for the nine months ended September 30, 1996, for the period from March 22, 1995 (date of inception) to December 31, 1995 and for the cumulative period from March 22, 1995 to September 30, 1996 was $26,553, $16,266 and $42,819, respectively.

     Capital Leases:

     During 1996 and 1995, the Company acquired certain computer equipment and computer software under noncancelable capital leases. At September 30, 1996 and December 31, 1995, equipment acquired under capital leases amounted to $43,097 and $25,530, respectively.

     Such amounts are included in property and equipment and have accumulated amortization totaling approximately $11,704 and $1,418 at September 30, 1996 and December 31, 1995, respectively.

     At September 30, 1996, future minimum lease payments under noncancelable capital leases are as follows:

     Year Ending December 31
     -----------------------
              1996                $   4,310
              1997                   17,237
              1998                   15,535
              1999                      692
                                  ---------
                                     37,774

       Less amount
       representing interest         (4,880)
                                  ---------
                                     32,894
       Less current portion         (13,977)
                                  $  18,917
                                  =========

     Employment Contract:

     The Company has entered into an employment agreement expiring June 30, 1997 with one officer. The aggregate commitment for future salaries at September 30, 1996 was approximately $84,000.

6.   Shareholders' Deficit:
     ---------------------

     Authorized Capital Stock and Common Stock:

     The Company's authorized capital stock consists of 10,000,000 shares of common stock and 2,000,000 shares of Series A redeemable convertible preferred stock.

     At December 31, 1995, the Company has reserved sufficient shares of the Company's common stock for issuance upon the conversion of the redeemable convertible preferred stock, upon the exercise of the outstanding warrant, and upon the exercise of outstanding stock options.

     Common Stock:

     The Company issued 4,000,000 shares of its common stock to founders and employees in March 1995 under a stock purchase agreement. Under the agreement, the Company has the right to repurchase unvested shares at the original issuance price upon termination of employment with the Company. The number of shares subject to the Company's right of repurchase declines ratably each month over a three-year period. At September 30, 1996, 2,000,000 shares of the Company's outstanding common stock are subject to repurchase under the agreement.

     Redeemable Convertible Preferred Stock:

     Dividends:
     ---------

     The preferred shareholders are entitled to receive, out of any funds legally available, dividends at the rate of $0.04 per share, per annum, payable in preference and priority to any payment of any dividend on common stock when and as declared by the Board of Directors. After payment of such dividends, any additional dividends declared will be distributed among all holders of Series A redeemable convertible preferred stock and all holders of common stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of Series A redeemable convertible preferred stock were converted into common stock at the then effective conversion price applicable to such shares (as defined). The right to such dividends on the Series A redeemable convertible preferred stock shall not be cumulative, and no right shall accrue to holders of Series A redeemable convertible preferred stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

     In the event that the Company has declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Series A redeemable convertible preferred stock, the Company will, at the option of the Company, pay in cash to each holder of such redeemable convertible preferred stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into common stock.

     Liquidation:
     -----------

     In the event of liquidation (as defined) of the Company, the holders of the Company's redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any assets and funds of the Company to the holders of common stock, an amount per share equal to the sum of $0.50.

     ---------------------

     for each outstanding share of Series A redeemable convertible preferred stock and an amount equal to declared but unpaid dividends on such share. If upon the occurrence of a liquidation, the assets and funds to be distributed among the holders of the redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amounts, then the assets and funds of this Company legally available for redistribution will be distributed ratably among the holders of the redeemable convertible preferred stock.

     Upon the completion of the distribution, if assets and funds remain in the Company, the holders of the common stock of the Company shall receive all of the remaining assets and funds of the Company pro rata based on the number of shares of common stock by each such holder.

     Conversion:
     ----------

     Each share of redeemable convertible preferred stock is convertible at the option of the holder, into shares of common stock as is determined by dividing the original purchase price (as defined) by the conversion price (as defined) for such series, in effect at the time of conversion. Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then effective conversion price for such share in the event of the closing of a firm commitment underwritten public offering to offer and sell the common stock of the Company to the public at a price per share to the public of at least $2.00 (as adjusted) and an aggregate offering price to the public of not less than $5,000,000.

     Redemption:
     ----------

     The Company will, at any time after May 2001, upon receipt of written notice from the holders of 66 2/3% of the then outstanding Series A redeemable convertible preferred stock, redeem in whole or in part the Series A redeemable convertible preferred stock by paying in cash a sum per share equal to the greater of $1.00 plus any declared but unpaid dividends upon any date fixed by the Company for redemption of such share, or the fair market value of the Series A redeemable convertible preferred stock. In the event the Company receives a qualifying request, the Company shall redeem on each redemption date (as defined) one-third of the shares of Series A preferred held by holders who have indicated their intention to be so redeemed. Such redemption shall be effected in three equal annual installments such that all of the shares of Series A preferred to be so redeemed shall be redeemed on the second anniversary of the redemption date.

     Voting:
     ------

     The holders of redeemable convertible preferred stock have one vote for each full share of common stock into which its respective shares of redeemable convertible preferred stock would be convertible on the record date for the vote. For so long as at least 500,000 shares of Series A redeemable convertible preferred stock remain outstanding, the holders of shares of Series A redeemable convertible preferred stock, voting as a class, are entitled to elect two directors. For so long as the holders of the Series A redeemable convertible preferred stock remain entitled to elect two directors, the holders of common stock, voting as a class, are entitled to elect two directors. The remaining directors if any, shall be elected by the holders of the redeemable convertible preferred stock and the holders of common stock.

    ---------------------

    Warrants:

    In January 1996 and March 1996, the Company received bridge loan financings of $25,000 and $75,000, respectively, from investors pursuant to which the Company issued convertible promissory notes and warrants to purchase shares of the Company's Series A redeemable convertible preferred stock. In May 1996, all principal and accrued interest have been converted into 203,800 shares of the Series A redeemable convertible preferred stock.

    On May 16, 1996, the Company issued warrants, in connection with the bridge loan financing, to purchase up to 50,950 (subject to adjustments as defined in the agreement) shares of the Company's Series A redeemable convertible preferred stock at $0.50 per share. The warrants are exercisable at any time and expire on May 16, 2000 or earlier upon a merger, sale of assets or initial public offering of the Company's securities. The Company has reserved 50,950 shares of the Series A redeemable convertible preferred stock in the event of exercise.

7.  Stock Option Plan:
    -----------------

    In September 1996, the Company authorized the 1996 Stock Option Plan under which the Board of Directors may issue incentive and nonqualified stock options to employees, officers, consultants and advisors of the Company. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and the exercise price. Options granted under the Plan generally vest over a four year period to become exercisable 25% on the first anniversary of the vesting commencement date, and an additional 1/48 of the shares subject to the option vest each month thereafter. However, an additional 150,000 options vest monthly over a two year period or vest immediately upon an acquisition or a merger (as defined) and an additional 150,000 options vest monthly over a one year period. The right of exercise generally expires ten years from the date of the grant.

    The 1996 stock option Plan allows participants to acquire shares of common stock by the exercise of stock options prior to vesting. Shares so acquired are subject to repurchase by the Company upon termination of employment with the Company. The Company's right of repurchase expires over the vesting period.

    Activity under the Plan is as follows:

                                                          Outstanding
                                                            Options
                                  Shares       -------------------------------------
                                 Available         Number        Exercise  Aggregate
                                 for Grant       of Shares        Price      Price
                                 ----------    -------------    --------  ----------
    Options reserved at Plan
    inception                    1,959,000
    Options granted               (390,000)          390,000       $0.02  $    7,800
                                 ----------    -------------    --------  ----------

    Balances, September 30,
     1996                        1,569,000           390,000       $0.02  $    7,800
                                 =========   ===============    ========  ==========

    At September 30, 1996, 62,500 options were vested.


 8.  Income Taxes:
     -------------

     The Company's net deferred tax asset is comprised as follows:

                                             September 30, 1996   December 31, 1995
                                             -------------------  ------------------
     Net operating loss carryforwards                 $ 338,600            $ 55,400
     Research and development tax credits                 6,600               6,600
     Depreciation                                        39,200              15,800
     Reserves and accruals                                9,500               5,900
                                                      ---------            --------
                                                        393,900              83,700
     Valuation allowance                               (393,900)            (83,700)
                                                      ---------            --------
     Net deferred tax asset                  $                0   $               0
                                             ==================   =================


     As of September 30, 1996 and December 31, 1995, the Company had net operating loss carryforwards available to reduce its future taxable income of approximately $841,500 and $135,500, respectively for federal and state income tax purposes. The net operating loss carryforwards expire between 2003 and 2011 for both federal and state purposes.

     For federal and state tax purposes, the Company's net operating loss carryforwards are subject to certain limitations on annual utilization in the event of changes in ownership, as defined by federal and state law.

9.   Significant Customers:
     ---------------------

     For the nine month period ended September 30, 1996 and for the period from March 22, 1995 (date of inception) to December 31, 1995, one customer accounted for 84% and 66% of revenues, respectively. For the period from March 22, 1995 to September 30, 1996, two customers accounted for 47% and 29% of revenues.

10.  Subsequent Events:
     -----------------

     In October, 1996, the Company signed a letter of intent with Cabletron Systems, Inc. ("Cabletron") providing for the acquisition of the Company. Cabletron is prepared to pay an aggregate purchase price of $9 million for all outstanding shares of the Company's stock on a fully diluted basis (including outstanding options and warrants).

     In October 1996, the Company issued 60,000 shares of its common stock at $0.02 per share to two consultants for services rendered.

     In October 1996, 300,000 shares of common stock had been acquired by early exercise of stock options.

     In October 1996, pursuant to the Company's 1996 Stock Option Plan, 63,500 options were granted with an option price per share of $0.02.

                                                                         ANNEX A

================================================================================

                                                                  CONFORMED COPY



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             Cabletron Systems, Inc

                                      and

                                Small Cat, Inc.

                                      and

                             The OASys Group, Inc.



                         Dated as of November 26, 1996

================================================================================

                               TABLE OF CONTENTS

ARTICLE I

  THE MERGER...................................................................   1
     SECTION 1.1  The Merger...................................................   1
     SECTION 1.2  Effective Time...............................................   3
     SECTION 1.3  Effect of the Merger.........................................   3
     SECTION 1.4  Articles of Incorporation, By-Laws...........................   4
     SECTION 1.5  Directors and Officers.......................................   4
     SECTION 1.6  Effect on Capital Stock......................................   4
     SECTION 1.7  Exchange of Certificates.....................................   6
     SECTION 1.8  Stock Transfer Books.........................................   8
     SECTION 1.9  No Further Ownership Rights in Company Common Stock..........   8
     SECTION 1.10  Lost, Stolen or Destroyed Certificates......................   8
     SECTION 1.11  Tax Consequences............................................   8
     SECTION 1.12  Taking of Necessary Action; Further Action..................   9
     SECTION 1.13  Material Adverse Effect.....................................   9

ARTICLE II

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................   9
     SECTION 2.1  Organization and Qualification; Subsidiaries.................   9
     SECTION 2.2  Articles of Incorporation and By-Laws........................  10
     SECTION 2.3  Capitalization...............................................  10
     SECTION 2.4  Authority Relative to this Agreement.........................  11
     SECTION 2.5  No Conflict; Required Filings and Consents...................  12
     SECTION 2.6  Compliance, Permits..........................................  13
     SECTION 2.7  Financial Statements.........................................  13
     SECTION 2.8  Absence of Certain Changes or Events.........................  14
     SECTION 2.9  No Undisclosed Liabilities...................................  14
     SECTION 2.10  Absence of Litigation.......................................  14
     SECTION 2.11  Employee Benefit Plans, Employment Agreements...............  15
     SECTION 2.12  Labor Matters...............................................  16
     SECTION 2.13  Registration Statement, Proxy Statement/Prospectus..........  16
     SECTION 2.14  Restrictions on Business Activities.........................  17
     SECTION 2.15  Title to Property...........................................  17
     SECTION 2.16  Taxes.......................................................  18
     SECTION 2.17  Environmental Matters.......................................  19
     SECTION 2.18  Intellectual Property.......................................  20
     SECTION 2.19  Interested Party Transactions...............................  22
     SECTION 2.20  Insurance...................................................  22




     SECTION 2.21  Accounts Receivable; Inventories............................  22
     SECTION 2.22  Equipment...................................................  22
     SECTION 2.23  Brokers.....................................................  23
     SECTION 2.24  Change in Control Payments..................................  23
     SECTION 2.25  Expenses....................................................  23
     SECTION 2.26  Full Disclosure.............................................  23

ARTICLE III

  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................  23
     SECTION 3.1  Organization and Qualification; Subsidiaries.................  24
     SECTION 3.2  Charter and By-Laws..........................................  24
     SECTION 3.3  Capitalization...............................................  24
     SECTION 3.4  Authority Relative to this Agreement.........................  24
     SECTION 3.5  No Conflict, Required Filings and Consents...................  25
     SECTION 3.6  SEC Filings; Financial Statements............................  25
     SECTION 3.7  Registration Statement; Proxy Statement/Prospectus...........  26
     SECTION 3.8  Ownership of Merger Sub; No Prior Activities.................  27

ARTICLE IV

  CONDUCT OF BUSINESS PENDING THE MERGER.......................................  27
     SECTION 4.1  Conduct of Business by the Company Pending the Merger........  27
     SECTION 4.2  No Solicitation..............................................  29

ARTICLE V

  ADDITIONAL AGREEMENTS........................................................  30
     SECTION 5.1  Proxy Statement/Prospectus; Registration Statement; Permit
                  Application..................................................  30
     SECTION 5.2  Proxy Statement/Prospectus...................................  30
     SECTION 5.3  Stockholder Meeting..........................................  31
     SECTION 5.4  Access to Information; Confidentiality.......................  31
     SECTION 5.5  Consents; Approvals..........................................  31
     SECTION 5.6  Agreements with Respect to Affiliates........................  31
     SECTION 5.7  Notification of Certain Matters..............................  32
     SECTION 5.8  Further Action/Tax Treatment.................................  32
     SECTION 5.9  Public Announcements.........................................  32
     SECTION 5.10  Conveyance Taxes............................................  32
     SECTION 5.11  Accountants' Letters........................................  33
     SECTION 5.12  Listing of Parent Shares....................................  33



ARTICLE VI

  CONDITIONS TO THE MERGER.....................................................  33
     SECTION 6.1  Conditions to Obligation of Each Party to Effect the Merger..  33
     SECTION 6.2  Additional Conditions to Obligations of Parent and Merger
                  Sub..........................................................  34
     SECTION 6.3  Additional Conditions to Obligation of the Company...........  36

ARTICLE VII

   TERMINATION.................................................................  37
     SECTION 7.1  Termination..................................................  37
     SECTION 7.2  Effect of Termination........................................  39
     SECTION 7.3  Fees and Expenses............................................  39

ARTICLE VIII

   GENERAL PROVISIONS..........................................................  41
     SECTION 8.1  Indemnification..............................................  41
     SECTION 8.2  Notices......................................................  43
     SECTION 8.3  Certain Definitions..........................................  45
     SECTION 8.4  Amendment....................................................  45
     SECTION 8.5  Waiver.......................................................  46
     SECTION 8.6  Headings.....................................................  46
     SECTION 8.7  Severability.................................................  46
     SECTION 8.8  Entire Agreement.............................................  46
     SECTION 8.9  Assignment; Guarantee of Merger Sub Obligations..............  46
     SECTION 8.10  Parties in Interest.........................................  46
     SECTION 8.11  Failure or Indulgence Not Waiver; Remedies Cumulative.......  47
     SECTION 8.12  Governing Law...............................................  47
     SECTION 8.13  Counterparts................................................  47

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 26, 1996 (this "AGREEMENT"), among Cabletron Systems, Inc., a Delaware corporation ("PARENT"), Small Cat, Inc., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and The OASys Group, Inc., a California corporation (the "COMPANY").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "MERGER") in accordance with the applicable provisions of the California Corporation Code (the "CCC") upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder; and

     WHEREAS, pursuant to the Merger, each outstanding share (a "SHARE") of the Company's common stock, without par value (the "COMPANY COMMON STOCK"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the CCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     (c) At the Effective Time, Parent shall deliver to Fleet National Bank, or any successor escrow agent appointed pursuant to the Escrow Agreement (as hereinafter defined) (the "ESCROW AGENT") the number of the Parent Shares issued to the stockholders pursuant to Section 1.6(a) equal to (i) $1,350,000 divided by (ii) the Parent Stock Price (as defined below), rounded down to the nearest whole share, such shares to be held and applied in accordance with the Escrow Agreement (the "ESCROW SHARES").

     (d) The stockholders, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Mr. Richard Pospisil (together with his permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Parent or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by him in connection with his obligations under this Agreement (i) with the consent of Stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Company Common Stock (treating the Company's Series A Preferred Stock, without par value (the "Series A Preferred Stock"), on an as-converted basis) or
(ii) in the absence of his own gross negligence or wilful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Company Common Stock outstanding (treating the Series A Preferred Stock on an as-converted basis) at the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder.

     (e) At the Closing, the Company shall deliver to Parent a certificate, in form and substance satisfactory to Parent and signed by its Chief Executive Officer and Chief Financial Officer (the "COMPANY CLOSING CERTIFICATE"), certifying (i) that all outstanding shares of Series A Preferred Stock (including shares of Series A Preferred Stock issuable upon the exercise of the Warrants (as defined below)) have been converted into shares of Company Common Stock, (ii) the number of outstanding shares of Company Common Stock, as of the date of the Closing, (iii) the number of shares of Company Common Stock issuable upon the conversion or exercise of all options, warrants, and other securities of the Company convertible into or exercisable for shares of Company Common Stock that are outstanding on the Closing Date, and (iv) the Company Expenses (as defined in Section 7.3). The aggregate number of shares of Parent Common Stock to be issued in the Merger in exchange for each share of Company Common Stock shall be the result of dividing (i) the result of $9,000,000, less the Company Expenses (as defined in Section 7.3), divided by the Parent Stock Price, rounded down to the nearest whole share by (ii) the number of shares of Company Common Stock outstanding on the date of the Closing, plus the number of shares of Company Common Stock issuable upon the conversion or exercise of all options, warrants, preferred stock and other securities of the Company convertible into or exercisable for shares of Company Common Stock that are outstanding on the Closing Date, in each case as reflected on the Company Closing Certificate (such result, expressed as a ratio of the number of shares of Parent Common Stock to be issued in the Merger for each then outstanding share of Company Common Stock, is hereinafter referred to as the "EXCHANGE RATIO"). The "PARENT STOCK PRICE" shall be $38.25, which price has been adjusted to reflect the two-for-one stock split of Parent Common Stock (effected by a 100% stock dividend) declared on October 28, 1996 and effective November 26, 1996, (the "PARENT STOCK SPLIT").

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered Merger Agreement in the form attached hereto as Exhibit 1.2 as contemplated by the CCC (the "MERGER AGREEMENT"), with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CCC (the time of such filing being the "EFFECTIVE TIME").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4  Articles of Incorporation, By-Laws.

     (a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the Articles of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain unchanged.

     (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged.

     SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares (as defined in Section 1.6(c)) shall be converted, subject to Section 1.6(g), into the right to receive validly issued, fully paid and nonassessable shares ("PARENT SHARES") of the Common Stock, $.01 par value, of Parent ("PARENT COMMON STOCK") equal to the Exchange Ratio.

     (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Shares of Dissenting Holders. (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the merger under the CCC and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CCC ("Company Dissenting Shares") shall not be entitled to receive shares of Parent Common Stock pursuant to Section 1.6(a) hereof, unless such holder fails to perfect, effectively withdraws or loses his, her or its right to dissent from the Merger under the CCC. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CCC. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CCC, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Parent Common Stock pursuant to
Section 1.6(a).

     (d) Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

     (e)  Stock Options.

          (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under the Company's 1996 Stock Option Plan ("COMPANY STOCK OPTION PLAN"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option Plan prior to the Effective Time, the number (rounded down to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the result obtained by multiplying the number of shares of Company Common Stock otherwise purchasable pursuant to such Stock Option by the Exchange Ratio.

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

          (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

     (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time. The parties acknowledge that the Exchange Ratio has been adjusted to reflect the Parent Stock split.

     (h) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the per share closing price on the New York Stock Exchange of Parent Common Stock on the date of the Effective Time by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled. As soon as practical after determining the amount of cash, if any, to be paid to former holders of Company Common Stock with respect to any fractional shares of Parent Common Stock, the Exchange Agent shall promptly pay such amounts to such holders in accordance with Article I. Parent will make available to the Exchange Agent the cash necessary for this purpose.

     SECTION 1.7  Exchange of Certificates.

     (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston Equiserve, or such other bank or trust company as shall be designated by Parent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares. All of the Parent Shares issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. Parent shall cause all such Parent Shares to be issued in connection with the Merger to be duly authorized, validly issued, fully paid and nonassessable.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the

Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(g) (the Parent Shares, dividends, distributions and cash being, collectively, the "MERGER CONSIDERATION"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(f), to evidence the ownership of the number of full Parent Shares into which such shares of Company Common Stock shall have been so converted.

     (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

     (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

     SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.6 as well as the other Merger Consideration as provided in this Article; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "COMPANY DISCLOSURE SCHEDULE") (disclosure in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this
Article II), the statements contained in this Article II are true and correct as of the date of this Agreement and, unless a date is specified in such representation or warranty, will be true and correct as of the date of Closing (as though made on and as of the date of Closing):

     SECTION 2.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary, and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as amended to date, and has furnished or made available to Parent the Articles of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "SUBSIDIARY DOCUMENTS"). Such Articles of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or Subsidiary Documents.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of Series A Preferred Stock. As of the date hereof, (a) 4,385,000 shares of Company Common Stock and 1,423,800 shares of Series A Preferred Stock, respectively, were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (b) no shares of Company Common Stock were held by subsidiaries of the Company, (c) 153,500 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plan and 1,474,750 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the shares of Series A Preferred Stock outstanding on the date hereof and the shares of Series A Preferred Stock issuable upon the exercise of the Warrants (as defined below), and (d) 50,950 shares of Series A Preferred Stock were reserved for issuance pursuant to the Series A Preferred Stock Purchase Warrants dated as of May 16, 1996 (the "Warrants"). Upon the conversion of the shares of Series A Preferred Stock outstanding on the date hereof and the shares of Series A Preferred Stock issuable upon the exercise of the Warrants (as defined below), there will be outstanding up to an additional 1,474,750 shares of Company Common Stock. Except as set forth in Section 2.3 of the Company Disclosure Schedule, no change in such capitalization has occurred between October 31, 1996 and the date hereof. Except as set forth in Section
2.3 or Section 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of the capital stock of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Sections 2.1 and 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS").

     SECTION 2.4 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions so contemplated (other than the REQUISITE APPROVALS as hereinafter defined). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement, the Merger Agreement, the Merger and the Conversion (as hereinafter defined). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) The affirmative vote of the (i) holders of a majority of the outstanding shares of Company Common Stock and the Series A Preferred Stock (on an as converted basis), voting as a class, and (ii) holders of a majority of the outstanding shares of the Series A Preferred Stock voting as a separate class (collectively, the "Merger Approval") is necessary to approve this Agreement, the Merger Agreement and the Merger. The affirmative votes of the holders of a majority of the outstanding shares of the Series A Preferred Stock are the only votes required to automatically convert all outstanding shares of the Series A Preferred Stock and the shares of Series A Preferred Stock issuable upon the exercise of the Warrants into the

Company Common Stock (the "Conversion Approval", and together with the Merger Approval, the "Requisite Approvals").

     SECTION 2.5  No Conflict; Required Filings and Consents.

     (a)  Section 2.5(a) of the Company Disclosure Schedule includes a list of
(i) all loan agreements, notes, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound; and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, equipment leases, equipment obligations, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $5,000 in any single instance but not more than $20,000 in the aggregate.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i) or (ii) of Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in clauses (i) or (ii) of Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (3) each of the agreements, contracts and other instruments referred to in clauses (i) or (ii) of Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that have not had and could not reasonably be expected to have a Material Adverse Effect.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("BLUE SKY LAWS"), any required foreign anti-trust or similar filings and the filing and recordation of appropriate merger or other documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

     SECTION 2.6  Compliance, Permits.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which could not reasonably be expected to have a Material Adverse Effect.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     SECTION 2.7  Financial Statements.

     (a) Attached to the Company Disclosure are the draft audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1995 and September 30, 1996, together with the related consolidated statements of income and cash flows for the twelve (12) month and nine-month periods, respectively, then ended, (the "Draft Financial Statements"). Within ten (10) business days of the date of this Agreement, the Company will deliver to

Parent audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1995 and September 30, 1996, together with the related consolidated statements of income for the twelve and nine month periods, respectively, then ended, all certified by Coopers & Lybrand LLC, the Company's independent public accountants (the "Financial Statements").

     (b) Each of the Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated.

     SECTION 2.8  Absence of Certain Changes or Events.  Except as set forth in
Section 2.8 of the Company Disclosure Schedule, since September 30, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the business, operating results, assets, properties or condition (financial or otherwise) of the Company; (b) any amendments or changes in the Articles of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of the property or assets of the Company or any of its subsidiaries, except in the ordinary course of business.

     SECTION 2.9  No Undisclosed Liabilities.  Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for on the face of the Company's audited balance sheet (or adequately described in any related notes thereto) for the fiscal period ended September 30, 1996 (the "1996 COMPANY BALANCE SHEET"), (b) incurred since September 30, 1996 in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

     SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body, nor, to the knowledge of the Company, is there any basis therefor.

     SECTION 2.11  Employee Benefit Plans, Employment Agreements.

     (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of
Section 414 of the Code, or any subsidiary of the Company, (all such plans, practices and programs are referred to as the "Company Employee Plans"). There have been made available to Parent copies of (i) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

     (b) (i) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries;
(iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan.

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

     (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $30,000 (iii) all employees of, or consultants to, the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $30,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions.

     SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     SECTION 2.13 Registration Statement, Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.7, the information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.7) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the

Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "STOCKHOLDER MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Stockholder Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement/Prospectus, including all Financial Statements of the Company required to be included therein, shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, to the best of the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as could not reasonably be expected to have a Material Adverse Effect.

     SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect. The Company does not own any real property.

     SECTION 2.16  Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code Section 59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto whether disputed or not; and "Tax Returns" shall mean returns, reports, declarations, forms and information returns or statements relating to Taxes including any schedule or attachment thereto required to be filed with the IRS or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have filed all Tax Returns required to be filed by them and all such Tax Returns were correct and complete in all material respects, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, (iii) no Tax Return referred to in clause (i) has been the subject of examination by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority of which written notice was received; (vii) no deficiencies have been asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the IRS or the appropriate state, local or foreign taxing authority; (iv) no action, suit, proceeding, audit, claim, deficiency or assessment has been claimed or raised or is pending with respect to any Taxes of the Company or any of its subsidiaries; (v) the Company and its subsidiaries have withheld from their employees, customers, and other payees (and timely paid to the appropriate governmental authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all periods; (vi) there has not been filed a consent under Code section 341(f) concerning collapsible corporations with respect to the Company or any of its subsidiaries; (vii) none of the Company or its subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payments that will not be deductible under

Code section 280G or be subject to the excise tax of Code section 4999; (viii) no claim has ever been made by any authority in a jurisdiction where any of the Company or its subsidiaries does not file Tax Returns that it is or may be subject to tax by that jurisdiction; and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. There are no tax liens on or security interests in any assets of the Company or any subsidiary thereof; and neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

     (c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

     SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries: (i) have obtained all Company Permits and other approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries or their respective agents ("ENVIRONMENTAL LAWS"); (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste;

and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 2.18  Intellectual Property.

     (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, network protocols, schematics, technology, trade secrets, research and development, know-how, technical data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (e) below) that are material to the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted by the Company or its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). All of the employees, consultants and independent contractors of the Company or any predecessor of the Company (including any entity from which the Company purchased assets other than in the ordinary course of business) that have participated in the development of the Company Intellectual Property, or any portion thereof, in any way have entered into agreements with the Company (or with a predecessor of the Company, but which agreements have been validly assigned to, and are enforceable by, the Company) assigning all right, title and interest in the Company Intellectual Property to the Company.

     (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

     (c) Section 2.18(c) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company, any of its subsidiaries or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or other trade secret material to the Company or any of its subsidiaries, and includes the identity of all parties thereto. None of the Company or any of its subsidiaries is in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's or such subsidiary's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company or any of its subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as set forth on Section 2.18(c) of the Company Disclosure Schedule.

     (d) Either the Company or one of its subsidiaries is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances) the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, none of the Company and its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of the Company and its subsidiaries and the directors and officers (and employees with responsibility for Company Intellectual Property Rights matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the knowledge of any of the Company and its subsidiaries and the directors and officers (and employees with responsibility for Company Intellectual Property Rights matters) of the Company and the subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company and its subsidiaries have a policy requiring each employee to execute a confidentiality agreement substantially in the form previously delivered to Parent.

     (e) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company or any of its subsidiaries (or, in the case of Section 3.18, to Parent) pursuant to end-user licenses and which are used in the Company's or its subsidiaries' business (or in Parent's business in the case of Section 3.18) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's or its subsidiaries' (or of Parent's in the case of Section 3.18) products and related trademarks, technology and know-how.

     SECTION 2.19 Interested Party Transactions. Except as set forth in Section
2.19 of the Company Disclosure Schedule, since December 31, 1995, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC assuming the monetary threshold for reporting such relationships and transactions under such Item was $20,000.

     SECTION 2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth an accurate and complete list and summary description (including nature of coverage, limits, and deductibles) of all policies of insurance maintained, owned or held by the Company on the date hereof.

     SECTION 2.21  Accounts Receivable; Inventories.

     (a) The accounts receivable of the Company and its subsidiaries as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company and its subsidiaries are valid and existing and represent monies due, are current and, to the knowledge of the Company, collectible in accordance with their terms at their recorded amounts, subject only to the reserve for receivables not collectible in the ordinary course of business as reflected on the face of the September 30, 1996 Balance Sheet as adjusted for time through the Closing Date in accordance with past practice and custom, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

     (b) The inventory of the Company as reflected in the most recent Financial Statements consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale in the ordinary course of business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the September 30, 1996 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company and its subsidiaries. Each item of such inventory reflected in the September 30, 1996 Balance Sheet and books and records of the Company is reflected on the basis of a complete physical count. Since September 30, 1996, no inventory has been sold or disposed of except through sales in the ordinary course of business.

     SECTION 2.22 Equipment. All of the tangible personal property of the Company other than inventory (the "Equipment") is in good working order, operating condition and state of repair, ordinary wear and tear excepted.
Schedule 2.22 lists each lease or other contractual obligation (including all amendments) under which any Equipment having a cost or aggregate capital lease obligations in excess of $10,000 is held or used (the "Leases") (indicating for each Lease (i) a description of the property leased thereunder, including location, (ii) the term thereof and a description of any available renewal periods, (iii) the rental and other material payment terms, (iv) the owner of the property subject to such Lease and (v) whether any consents are required under such Lease in connection with the transactions contemplated by this Agreement). The Company has delivered to Parent true and complete copies of each Lease and any and all other material contractual obligations relating to any of the Leases, in each case as in effect on the date hereof and as it will be in effect at the Closing, including, without limitation, all amendments.

     SECTION 2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates.

     SECTION 2.24 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.24 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 2.25 Expenses. Section 2.25 of the Company Disclosure Schedule attached hereto sets forth a description of the estimated expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

     SECTION 2.26 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE SCHEDULE"):

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority could not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and By-Laws, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 3.3 Capitalization. As of October 31, 1996, the authorized capital stock of Parent consisted of (i) 240,000,000 shares of Parent Common Stock of which 75,756,523 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, none of which were held in treasury, 5,693,319 shares were reserved for future issuance under Parent's equity incentive plan, directors option plan and employee stock purchase plan and (ii) 2,000,000 shares of preferred stock, $1.00 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between October 31, 1996 and the date hereof, except for the Parent Stock Split. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or the Merger Agreement, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 3.5  No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Articles of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, any foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 3.6  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC including (i) its Annual Reports on Form 10-K for the fiscal years ended February 29, 1996 and February 28, 1995, (ii) its Quarterly Report on Form 10-Q for the quarter ended May 31, 1996, as amended, (iii) its Quarterly Report on Form 10-Q for the quarter ended August 31, 1996, (iv) its current Report on Form 8-K/A-2 filed November 20, 1996, (v) all proxy statements relating to Parent's meetings of stockholders (whether annual or special), (vi) all other reports or registration statements (other than Reports on Form 10-Q) filed by Parent with the SEC since January 1, 1996, and (vii) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.7 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "REGISTRATION STATEMENT") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Shareholders of the Company, at the time of the Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration.

     SECTION 3.8 Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                  ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent, shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company or its subsidiaries in contemplation of the Merger; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the Charter or By-Laws of the Company or any of its subsidiaries;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof, or in connection with the

Conversion or other conversion of the Series A Preferred Stock into shares of Company Common Stock, or shares of Series A Preferred Stock issued upon the exercise of the Warrants).

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate);

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Company Common Stock issuable pursuant to (A) Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof, (B) the Conversion or other conversion of the Series A Preferred Stock into shares of Company Common Stock and the issuance of shares of Series A Preferred Stock issuable upon the exercise of the Warrants), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing (except for the purchase by the Company of 444,440 shares of Company Common Stock pursuant to the Restricted Stock Purchase Agreement dated March 23, 1995 and the Separation Agreement and Release dated August 26, 1996, each between the Company and Bruce Irvine (collectively the "Irvine Repurchase Agreements");

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $20,000 or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $20,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

     (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law provided the Company may increase wages in the ordinary course of business consistent with the Company's past practice but not more than 5% for any individual employee;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.2  No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (d) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Proxy Statement/Prospectus; Registration Statement; Permit Application. As promptly as practicable after the execution of this Agreement, the Company and Parent shall, at the option of Parent either (i) prepare and file with the SEC a registration statement which shall constitute the Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Proxy Statement/Prospectus to Company shareholders, as soon thereafter as practicable, or (ii) file an application for a permit with respect to the Parent Common Stock to be issued in connection with the Merger pursuant to Section 25121 of the CCC to be issued following a fairness hearing to be held pursuant to the authority granted by
Section 25142 of the CCC and shall use all reasonable efforts to cause such permit to issue as soon as practicable and to mail the Proxy Statement/Prospectus to the Company shareholders, as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

     SECTION 5.2 Proxy Statement/Prospectus. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such further action as Parent may reasonably request in connection with the Proxy Statement/Prospectus and the issuance of the Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     SECTION 5.3 Stockholder Meeting. The Company shall call and hold the Stockholder Meeting as promptly as practicable and in accordance with applicable laws for the purpose of obtaining the approval of the Merger, this Agreement, the Merger Agreement, the Conversion, and the transactions contemplated hereby. The Company shall use all its best efforts to solicit from (i) all of its stockholders and the holders of the Preferred Series A Stock proxies in favor of adoption of the Merger, this Agreement and approval of the transactions contemplated hereby and (ii) holders of its Series A Preferred Stock proxies in favor of the Conversion; and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

     SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter (the "Confidentiality Letter") dated June 19, 1996 between Parent and the Company, as amended by letter agreement dated October 10, 1996.

     SECTION 5.5 Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statement/Prospectus, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.6 Agreements with Respect to Affiliates. Schedule 5.6 contains a true and complete list identifying all persons who are, or will be, at the time of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("RULE 145"). The Company shall cause each person who is identified as an

"affiliate" to deliver to Parent, prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145, in substantially the form of Exhibit 5.6.

     SECTION 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.8 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368 of the Code.

     SECTION 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange if it has used all reasonable efforts to consult with the other party prior thereto.

     SECTION 5.10 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     SECTION 5.11 Accountants' Letters. The Company and Parent shall cause Coopers & Lybrand LLC, in the case of the Company, or KPMG Peat Marwick L.L.P, in the case of Parent, to deliver to the other party, a letter, dated on or before the date the Proxy Statement/Prospectus is mailed to the Company's stockholders in connection with the Stockholders Meeting, covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

     SECTION 5.12 Listing of Parent Shares. Parent shall cause the Parent Shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the New York Stock Exchange.

                                  ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Effectiveness of Registration Statement/Fairness Hearing. As of the Closing, either (i) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC or
(ii) a fairness hearing shall have been held before the California Department of Corporations (the "Department"), and the Department shall have issued a permit for the issuance of the Parent Common Stock issuable pursuant to the terms of this Agreement.

     (b) Requisite Approvals; Conversion of Series A Preferred Stock. This Agreement, the Merger Agreement, the Merger and the Conversion shall have received the Requisite Approvals and the holders of the Series A Preferred Stock shall have converted such shares into shares of the Company's Common Stock.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

     (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

     (e) Merger Agreement; Officers' Certificates. The Merger Agreement shall have been executed and delivered by the parties thereto. The Officers' Certificates contemplated under Section 1103 of the CCC shall have been executed and delivered by the requisite officers of the constituent corporations to the Merger.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time with the same force and effect as if made at and as of such time, and Parent shall have received a certificate to such effect signed by the President of the Company;

     (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

     (d) Opinion of Counsel to the Company. Parent shall have received an opinion of Wilson, Sonsini, Goodrich & Rosati, counsel to the Company in form and substance as set forth on Exhibit 6.2(d) attached hereto;

     (e) Tax Opinion. Parent shall have received an opinion of Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may rely upon such reasonable representations and certificates of Parent, Merger Sub, the Company and certain shareholders of the Company as the parties may agree, and the parties to this Agreement agree to make, and to use reasonable efforts to cause such shareholders of the Company to make, such representations and deliver such certificates;

     (f) Affiliate Agreements. Parent shall have received from each person who is identified in Schedule 5.6 as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

     (g) Registration and Other Rights. All existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of the Company of holders of Company securities shall have been terminated and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

     (h) Escrow Agreement. Each of Escrow Agent, the Company and the Stockholder Representative shall have executed and delivered to Parent an Escrow Agreement substantially in the form of Exhibit 6.2(h);

     (i) Employment Agreements. Each of the persons listed on Schedule 6.2(i)(1) shall have entered into employment agreements with Parent in substantially the form attached as Exhibit 6.2(i)(2), and each of the persons listed on Schedule 6.2(j)(3) shall have entered into employment agreements with Parent in substantially the form attached as Exhibit 6.2(i)(4). Such agreements shall be in full force and effect as of the Effective Time and such persons shall be in the employ of the Company immediately prior to the Effective Time and no such person shall have indicated his or her intention to terminate his or her employment with the Surviving Corporation following the Effective Time;

     (j) Exercise of Warrants. The Warrants (i) shall have been exercised in full, all shares issuable pursuant thereto shall have been issued in accordance with the terms of the Warrants, and the shares of Series A Preferred Stock issued pursuant thereto shall have been converted into shares of Company Common Stock or (ii) the Warrants shall have been terminated and be of no further force or effect.

     (k) Stock Repurchase. The Company shall have exercised its rights, and consummated the repurchase of 444,440 of Company Common Stock pursuant to the terms of the Irvine Repurchase Agreements; and

     (l) Stock Repurchase Agreements. Each of Paul Doolan, Frederick Gaskell and Susan Marvin (each a "Founding Stockholder") shall have executed a letter agreement in the form of Exhibit 6.2(n), confirming that the Restricted Stock Purchase Agreement between the Company and such individual shall be enforceable by the Surviving Corporation following the Effective Time to the same extent such agreement was enforceable by the Company prior to the Effective Time.

     (m) Noncompetition Agreements. Each of the Founding Stockholders and Richard Pospisil shall have entered into a noncompetition agreement in the form of Exhibit 6.2(o), provided that the obligations of Gaskell and Pospisil pursuant to such agreements shall be for only one year from the Effective Time.

     (n) Stockholder Consent. In addition to obtaining the Requisite Approvals, Stockholders of the Company holding not less than 95% of the Company Common Stock that will be outstanding immediately prior the Effective Time (assuming that all shares of Series A Preferred Stock have been converted into Company Common Stock) shall have either (i) voted for and approved each of this Agreement, the Merger Agreement and the Merger or (ii) approved each of this Agreement, the Merger Agreement and the Merger by written consent.

     (o) Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

     (p) Audited Financial Statements. The Company shall have delivered to Parent the Financial Statements and the Financial Statements shall not differ in any material respect from the Draft Financial Statements.

     (q) Consent to Assignment of DSET Agreements. DSET Corporation shall have executed a written consent, in a form reasonably satisfactory to Parent, approving the assignment of the DSET Agreements (as defined in the Company Disclosure Schedule) to the Surviving Corporation.

     (r) Release of Liens. All security interests, liens and collateral assignments of or in any property of the Company in favor of The OASys Group LLC shall have been terminated and released.

     SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made at and as of such time, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub;

     (d) Tax Opinions. The Company shall have received a written opinion of Wilson, Sonsini, Goodrich & Rosati, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may rely upon such reasonable representations and certificates of Parent, Merger Sub, the Company and certain shareholders of the Company as the parties may agree, and the parties to this Agreement agree to make, and to use reasonable efforts to cause such shareholders of the Company to make, such representations and deliver such certificates;

     (e) Opinion of Counsel to Parent. The Company shall have received an opinion (i) of Ropes & Gray, counsel to Parent, in form and substance as set forth on Exhibit 6.3(e)(i) attached hereto and (ii) of a member of the California bar, special counsel to Merger Sub, in form and substance as set forth on Exhibit 6.3 (e)(ii); and

     (f) Listing of Parent Shares. Parent shall cause the Parent Shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the New York Stock Exchange.


                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders of the Company:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by March 15, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.8 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by Parent or the Company, if the Requisite Approvals and the conversion of the shares of the Series A Preferred Stock into shares of the Company's Common Stock shall not have been obtained by March 15, 1997; or

     (e) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement, the Merger Agreement, the Merger or the Conversion Proposal in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

     (f) by Parent, (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (each a "TERMINATING BREACH"), provided, that, if such Terminating Breach is curable prior to March 15, 1997 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this
Section 7.1(f); or

     (g) by the Company, (i) if any representation or warranty of Parent set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied (each a "COMPANY TERMINATING BREACH"), provided that, if such Company Terminating Breach is curable prior to March 15, 1997 by Parent through the exercise of its reasonable best efforts and for so long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(g); or

     (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach; or

     (i) by Parent or the Company, if the Company enters into a definitive agreement relating to an Alternative Transaction.

      As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) for the confidentiality provisions of Section 5.4, Sections 5.9, 7.3, 8.5, 8.9, and 8.13 which shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 7.3  Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger is consummated, the stockholders of the Company shall pay all legal, accounting, financial advisory, investment banking and other fees incurred by the Company or any Subsidiary (or for which the Company or any Subsidiary may be or become liable) in connection with this Agreement and the consummation of the Merger (the "COMPANY EXPENSES"). At the Closing, the Company shall provide to Parent a good faith estimate of the total Company Expenses and such amount shall be used in calculating the Exchange Ratio pursuant to Section 1.1(e). Thereafter, the payment of such amount of the Company Expenses shall be the responsibility of the Surviving Corporation. If following the Effective Time it is determined that there are additional unpaid Company Expenses and the Stockholders Representative authorizes Parent to receive Escrow Shares having a value (as calculated in accordance with the Escrow Agreement) equal to such additional Parent Expenses, then upon receipt of such Escrow Shares, the Surviving Corporation shall pay such Company Expenses.

     (b) The Company shall pay Parent a fee of $300,000 (the "FEE"), plus actual, documented and reasonable out-of-pocket expenses of Parent (the "PARENT EXPENSES") relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisers), upon the first to occur of the following events:

     (i)  the termination of this Agreement by Parent or the Company pursuant to
  Section 7.1(d) as a result of the failure to receive the requisite vote for approval and adoption of the Merger Agreement by the Stockholders of the Company by March 15, 1997 or the failure of the holders of the shares of the Series A Preferred Stock to convert such shares into shares of the Company's Common Stock by such date, provided, however, that Parent shall be entitled
                             --------  -------
  only to be paid the Parent Expenses under this Section 7.3(b)(i) unless the Company consummates or enters into an agreement regarding an Alternative Transaction within one year of the date of termination of this Agreement by Parent;

     (ii the termination of this Agreement by Parent pursuant to Section 7.1(e); or

     (ii the termination of this Agreement by Parent pursuant to Section 7.1(f) on account of a Terminating Breach by the Company; or

     (iv the termination of this Agreement by the Parent or the Company pursuant to Section 7.1(j).

     (c) The Fee and related expenses payable pursuant to Section 7.3(b) shall be paid within one business day after the first to occur of any of the events triggering the Company's obligation to make such payments pursuant to Section 7.3(b)(i) - (iv).

                                  ARTICLE VII

                               GENERAL PROVISIONS

     SECTION 8.1  Indemnification.

     (a)  Charters and By-Laws.  The Surviving Corporation agrees that all
          --------------------
rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its charter or By-Laws shall continue in full force and effect for a period of not less than six years from the Closing Date; provided,
                                                               --------
however, that, in the event any claim or claims are asserted or made within such
-------
six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

     (b)  Survival of Representations and Warranties.
          ------------------------------------------

          (i) The representations and warranties of the Company made in this Agreement and in the documents and certificates delivered in connection herewith, shall survive the Merger for a period of two years from the Closing Date and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          (ii No claim for indemnification under this Section 8.1 for breach of a representation or warranty may be commenced after the second anniversary of the Closing Date, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     (c)  Indemnification of the Parent and Merger Sub.  By their approval of
          --------------------------------------------
this Agreement and their acceptance of the Merger Consideration, the Stockholders agree to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company set forth herein or in any certificate or other document delivered in connection herewith (as such representation or warranty would read if all qualifications as to materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period described in Section 8.1(b), (ii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith except to the extent waived by Parent, (iii) any claim by a holder or former holder of the Company's capital stock or options, warrants or other securities convertible into or exercisable for shares of the Company's capital stock (the "Convertible Securities") or any other person or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of a stockholder of the Company (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the CCC), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; or (D) any claim this his, her or its shares or Convertible Securities were wrongfully repurchased, cancelled, terminated or otherwise limited by the Company, regardless of whether an action, suit or preceding can or has been made against the Company or (iv) any Company Expenses.

     (d)  Escrow Adjustment for Resignation of Founding Stockholders.  In the
          ----------------------------------------------------------
event that on or prior to the date that is two years from the date of the Closing, either of Paul Doolan or Susan Marvin shall have voluntarily terminated their employment with the Surviving Corporation or Parent (or one of their Affiliates) without Good Reason (as defined in the Employment Agreement between Parent and Paul Doolan entered into in connection herewith (the "Employment Agreement")), or if Parent shall terminate the employment of either such individual for Cause (as defined in the Employment Agreement) Parent shall be entitled to an adjustment to the consideration paid to the stockholders of the Company pursuant hereto equal to $900,000. In such event, Parent shall be entitled to receive Escrow Shares having a value (calculated in accordance with the Escrow Agreement) equal to $900,000. For avoidance of doubt, the termination of Ms. Marvin or Mr. Doolan as a result of their death or disability shall not constitute voluntary termination by them of their employment for purposes of this Section 8.1(d).

     (e)  Third Person Claims.  Promptly after an Indemnitee has received notice
          -------------------
of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Escrow Agreement, give the Stockholders' Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not
               --------  -------
effect the Indemnities' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Stockholders' Representative has, or the Stockholders have, been actually prejudiced as a result of such failure. If the Stockholder Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Funds that have not been settled, is less than the remaining balance of the Escrow Funds, then the Stockholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, and the Stockholder Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The Indemnitee may participate in the defense, at its sole expense of any such claim for which the Stockholder Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Stockholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall
                                     --------  -------
control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representative has not assumed the defense of any claim. Whether or not the Stockholder Representative shall have assumed the defense of any claim, neither the Indemnitee nor the Stockholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1, but shall not be dispositive of the amount of Damages as between the stockholders of the Company and the Indemnitee.

     (f)  Method of Payment.  All claims for indemnification shall be paid
          -----------------
solely from the Escrow Account. To the extent that Parent, Merger Sub, or, the Surviving Corporation or another Indemnitee makes a claim against the Escrow Account pursuant to the Escrow Agreement, and such claim is paid in shares of Parent Common Stock, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the Parent Stock Price.

     (g)  Limitations.  The stockholders of the Company shall not be required to
          -----------
indemnify any Indemnitee except to the extent that Damages suffered by such Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to this Agreement, exceeds $50,000. The foregoing sentence shall not in any way limit Parent's right to recover amounts in respect of the Company Expenses from the Escrow Account. The maximum aggregate liability of the Company's Stockholders to provide indemnification for Damages and in respect of any adjustment pursuant to Section 8.1(d) shall be $1,350,000. No stockholder of the Company shall have any personal obligation to indemnify any Indemnitee or in respect of any adjustment pursuant to Section 8.1(d).

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub:

              Cabletron Systems, Inc.
              35 Industrial Way
              Rochester, NH  03866-5005

              Telecopier No.:  (603) 332-4616
              Telephone No.:   (603) 332-9400
              Attention:  Chief Financial Officer

     With a copy to:

              David A. Fine, Esq.
              Ropes & Gray
              One International Place
              Boston, MA  02110

              Telecopier No.: (617) 951-7050
              Telephone No.:  (617) 951-7000

     (b)  If to the Company:

              The OASys Group, Inc.
              59 N. Santa Cruz Ave., Suite Q
              Los Gatos, CA 95030
              Attention:  President

              Telecopier No.:   (408) 354-9634
              Telephone No.:    (408) 395-1684


     With a copy to:

              Blair W. Stewart, Jr., Esq.
              Wilson, Sonsini, Goodrich & Rosati
              650 Page Mill Road
              Palo Alto, CA 94303-1050

              Telecopier No.:  (415) 493-6811
              Telephone No.:   (415) 493-9300

     SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the

Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 8.1(a) (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California.

     SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     [This space intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                         CABLETRON SYSTEMS, INC.



                         By:   /s/ David Kirkpatrick
                            ------------------------------
                            Name:  David Kirkpatrick
                            Title: Chief Financial Officer

                         SMALL CAT, INC.



                         By:   /s/ Robert Barber
                            ------------------------------
                            Name:  Robert Barber
                            Title: Vice President

                         THE OASYS GROUP, INC.



                         By:   /s/ Richard E. Pospisil
                            ------------------------------
                            Name:  Richard E. Pospisil
                            Title: President

                                                                         ANNEX B

                          CALIFORNIA CORPORATIONS CODE
                                   CHAPTER 13
                               DISSENTERS' RIGHTS


(S)1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

          (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions(a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon there organization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.


1301.  DEMAND FOR PURCHASE.

          (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.


1302.  ENDORSEMENT OF SHARES.

          Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.


1303.  AGREED PRICE--TIME FOR PAYMENT.

          (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.


1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

          (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.


1305.  APPRAISERS' REPORT--PAYMENT--COSTS.

          (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).


1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

          To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

          Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.


1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

          Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.


1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

          Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.


1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

          If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.


1311.  EXEMPT SHARES.

          This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.


1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

          (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.